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REINSURANCE GROUP OF AMERICA,
INCORPORATED

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NOTICE OF THE ANNUAL MEETING OF
THE SHAREHOLDERS OF
REINSURANCE GROUP OF AMERICA, INCORPORATED

    Chesterfield, Missouri
    April 13, 2023
To the Shareholders of Reinsurance Group of America, Incorporated:

The Annual Meeting of the Shareholders of Reinsurance Group of America, Incorporated (the "Company") will be held at the Company's principal executive offices located at 16600 Swingley Ridge Road, Chesterfield, Missouri 63017 on May 24, 2023, commencing at 2:00 p.m. CDT. At this meeting only holders of record of the Company's common stock at the close of business on March 31, 2023 will be entitled to vote, for the following purposes:

1.To elect eleven directors for terms expiring in 2024;
2.To vote on the frequency of the shareholders' advisory vote regarding approval of the Company's compensation for named executive officers on a non-binding, advisory basis;
3.To vote to approve the compensation of the Company's named executive officers on a non-binding, advisory basis;
4.To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the year ending December 31, 2023; and
5.To transact other business, if any, properly brought before the meeting.

By
Stephen T. O’Hearn, Chair of the Board

William L. Hutton, Secretary

PROXY STATEMENT SUMMARY

These proxy materials are being provided to you because the Board of Directors is soliciting your proxy to vote your shares at the Company's 2023 Annual Shareholders’Meeting. This summary highlights information contained elsewhere in this proxy statement ("Proxy Statement"). This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find additional information in this Proxy Statement. This Proxy Statement and the related proxy materials were first made available to shareholders and on the Internet on April 13, 2023.
Annual Shareholders' Meeting

Time: May 24, 2023, 2:00 p.m., Central time
Place: 16600 Swingley Ridge Road, Chesterfield, Missouri 63017
Record Date: Close of business on March 31, 2023

Voting Matters and Board Recommendations

Proposal		Board Recommendation	Voting Options	Vote Required to Adopt the Proposal	More Information
1.	Election of Directors	FOR all nominees	For, against or abstain for each nominee	If a quorum is present, the vote required to elect each director is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 2
2.	Frequency of Shareholders’ Vote on Executive Compensation	ANNUAL	1 year, 2 years, 3 years or abstain	If a quorum is present, the vote required to approve Item 2 is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 74
3.	Shareholders’ Advisory Vote on Executive Compensation	FOR	For, against or abstain	If a quorum is present, the vote required to approve this Item is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 74
4.	Ratification of Appointment of Independent Auditor	FOR	For, against or abstain	If a quorum is present, the vote required to approve this Item is a majority of the common stock represented in person or by proxy at the Annual Meeting.	page 77
See "Additional Information - Voting" (page 85) for additional information.

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How to Cast Your Vote

Your vote is important. Please cast your vote and play a part in the future of the Company. Shareholders of record, who hold shares registered in their names with the Company's transfer agent, can vote by:

STA 103
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Internet at www.proxyvote.com	calling 1-800-690-6903 toll-free from the U.S. or Canada	mail return the signed proxy card

Board Responsiveness

The Board of Directors was disappointed by the 2022 shareholder advisory vote on executive compensation ("Say on Pay"). In response to the results of the Say on Pay vote at the 2022 Annual Meeting, we reached out to investors earlier than in prior years to receive and incorporate feedback into the discussions and decisions of the Human Capital and Compensation Committee (the "Committee") for 2023. In the fall and winter of 2022, we contacted shareholders collectively representing 64% of outstanding shares and had substantive conversations with shareholders representing 34% of outstanding shares. The Chair of the Committee participated in several discussions with shareholders, and in a conversation with Institutional Shareholder Services.

Offered engagement with approximately	Direct one-on-one discussions with approximately	HC&C Committee Chair participated in calls with stockholders representing approximately
64%	34%	29%
of outstanding shares	of outstanding shares	of outstanding shares
In these conversations, shareholders overwhelmingly expressed strong support and appreciation for our executive compensation philosophy, as well as an understanding of the rationale for the actions by the Committee in light of the impact of COVID-19 on our business. The following table summarizes feedback we received from shareholders, our actions in response, as well as the impact of those actions:

Shareholder Feedback ("What We Heard")		Our Action ("What We Did")	Impact of Action ("Why This is Important")
2021 One-time Grants
While expressing a preference for avoidance of one-time grants, shareholders understood the rationale for the one-time grants we made in 2021, and wanted to understand the Committee's approach to future extraordinary circumstances.

The Compensation Committee affirmed its commitment to not make discretionary, one-time awards to our named executive officers like those made in 2021 in response to the COVID-19 pandemic, absent extraordinary circumstances as determined by the Board.
Aligns with our Executive Compensation Philosophy, and clarifies our approach to extraordinary circumstances.
Pay-for-Performance	Shareholders expressed preference for emphasis on performance-based equity.	Increased performance contingent ("PCS") awards as a percentage of long-term incentive ("LTI") awards. For 2023:	Ensures that executives’ long-term interests as well as equity payouts earned are closely aligned with long-term Company performance.
Ms. Manning – 100% of LTI awards in PCS; Mr. Cheng – 75% of LTI awards in PCS; and Other NEOs – 60% of LTI awards in PCS.
	Shareholders expressed preference for multi-year performance periods.	Returned to our historical practice of 3-year performance metrics for 2022-2024 and 2023-2025 PCS Plans in line with our commitment in 2022; we intend to retain this structure.	Extends performance periods to 3 years, and focuses executives on long-term shareholder value creation.
	Shareholders expressed preference for incorporating peer-relative performance metrics.	Adopted a relative total shareholder return modifier for our 2022-2024 PCS; we retained this modifier for the 2023-2025 PCS awards.	Enhances performance equity design to better align outcomes with outperformance relative to peers.
Disclosure	Shareholders encouraged additional transparency regarding award metrics.	Updated disclosure of award metrics to provide additional transparency; Enhanced disclosure of the Strategic Scorecard metrics and evaluation methodology.	Increases transparency of disclosure.
Senior Management Update
The Company announced the appointment of Tony Cheng as President of the Company, effective January 4, 2023. At that time, the Company also announced that Anna Manning, our Chief Executive Officer, would retire on December 31, 2023, to be succeeded by Mr. Cheng.

Board Updates

Since the 2022 annual meeting, the updates to the Company's board of directors include:

•Khanh T. Tran was appointed to the Board as an independent director, effective July 1, 2022. Mr. Tran is the retired President and Chief Executive Officer of Aviation Capital Group LLC, and previously held various executive positions with Pacific Life.
•As previously announced, J. Cliff Eason, independent Chair, retired from the Board as of December 31, 2022.
•Independent director Stephen T. O'Hearn was appointed Chair of the Board on January 1, 2023.
•In connection with his appointment as Company President and as part of executive succession planning, Mr. Cheng was appointed to the Board on January 4, 2023.
•On March 9, 2023, Ng Keng Hooi informed the Board that he will not stand for re-election at the Annual Meeting. Mr. Ng's decision not to stand for re-election is not the result of any dispute or disagreement with the Company, the Company's management or the Board on any matter relating to the Company's operations, policies or practices.

Board Nominees (page 2)

Name	Director Since	Independent	Election for Term Ending	Committee Memberships
Pina Albo	2019	Yes	2024	Human Capital and Compensation Investment Nominating and Governance
Tony Cheng	2023	No	2024	None
John J. Gauthier	2018	Yes	2024	Audit Investment, Chair Risk
Patricia L. Guinn	2016	Yes	2024	Audit, Chair Investment Risk
Anna Manning	2016	No	2024	None
Hazel M. McNeilage	2018	Yes	2024	Human Capital and Compensation, Chair Nominating and Governance
George Nichols III	2022	Yes	2024	Human Capital and Compensation Nominating and Governance
Stephen O'Hearn (Chair)	2020	Yes	2024	None
Shundrawn Thomas	2021	Yes	2024	Human Capital and Compensation Nominating and Governance, Chair
Khanh T. Tran	2022	Yes	2024	Audit Investment Risk, Chair
Steven C. Van Wyk	2019	Yes	2024	Audit Risk

Board and Committees (page 17)

	Number of Members	Percent Independent	Number of Meetings in 2022
Full Board	12	83%	8
Audit	4	100%	8
Human Capital and Compensation	5	100%	7
Investment	4	100%	4
Nominating and Governance	5	100%	5
Risk	4	100%	4
As of April 1, 2023.

Board Diversity Snapshot
As of April 1, 2023.

Governance Facts (page 12)

Board Composition and Structure:
Size of Board	12
Number of Independent Directors	10
New Directors Appointed Since 2019	8
All Committees Comprised Entirely of Independent Directors	Yes
Independent Chair	Yes
Separate Chair and CEO	Yes
Board and Committee Assessments	Yes
Accountability to Shareholders:
Annual Director Elections	Yes
Majority Voting for Director Elections	Yes
Proxy Access	Yes
Supermajority Vote Provisions	No
Shareholder Rights Plan (Poison Pill)	No
Advisory Vote on Executive Compensation	Annual
Alignment of Interests with Shareholders:
Robust Stock Ownership Guidelines for Directors and Executive Officers	Yes
Restrictions on Hedging and Pledging of Company Shares for Directors and Employees	Yes
Executive Incentive Recoupment (Clawback) Policy	Yes
As of April 1, 2023.

COVID-19 Impact and Paying for Performance

The COVID-19 pandemic and the response thereto had a significant impact on the Company and its clients in recent years. The "COVID-19 Impact and Paying for Performance" section in the Compensation Discussion and Analysis ("CD&A") describes the impact of the COVID-19 pandemic on the Company and actions taken by the Human Capital and Compensation Committee (the "Committee") in
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light of the pandemic and specific challenges to the life insurance industry. The following is a summary of that discussion.

Recent Company Performance

In 2020, 2021 and 2022, RGA absorbed an estimated $2.4 billion of COVID-19 related impacts. Despite the magnitude of COVID-19 claims paid during this three-year period, the underlying strength of our business allowed RGA to produce meaningful earnings throughout the pandemic. More importantly, our resilient business model enabled our client partners to support their policyholders amid widespread uncertainty and loss.

The following table summarizes key financial results for the years 2019 through 2022, including the estimated impact of COVID-19 on results:

Year	Pre-tax adjusted operating income[1]	COVID-19 Impact[2]	Adjusted operating income per share[1]	COVID-19 Impact[2]	Trailing 12 month adjusted operating return on equity[1]	COVID-19 Impact[2]
2019	$1,099 million	-	$13.35	-	10.5%	-
2020	$627 million	$590 million	$7.54	$6.80	5.7%	5.0%
2021	$121 million	$1,362 million	$1.13	$15.20	0.8%	10.1%
2022	$1,261 million	$447 million	$14.43	$5.02	10.3%	1.5%
[1]See "Use of Non-GAAP Financial Measures" on page 89 for reconciliations from GAAP figures to adjusted operating figures.
2COVID-19 impact estimates include mortality and morbidity claims of approximately $720 million in 2020, with offsetting impacts from longevity of approximately $33 million, and approximately $97 million of expense savings, all tax effected at 24%. COVID-19 impact estimates include mortality and morbidity claims of approximately $1,416 million in 2021 and $453 million in 2022, with offsetting impacts from longevity of approximately $54 million in 2021 and $6 million in 2022; all tax effected at 24%.

During 2020 and 2021, the Company delivered strong profitability, excluding COVID-19 impacts, and continued to add to the underlying earnings power of the business by deploying a record amount of capital into in-force and other transactions in 2021. This helped to generate record profitability in 2022 and the Company expects to deliver additional profitability in the future.

COVID-19 Impact on Compensation

As disclosed in the proxy statements for the previous two annual meetings of shareholders, the COVID-19 pandemic had a significant impact on compensation, including:

•While compensation decisions were made too early in 2020 for the Company to fully ascertain the significant impact of COVID-19 on Company performance, salaries and incentive targets for senior executives were held flat in 2021.
•The 2020 and 2021 Company-wide Annual Bonus Plan ("ABP") results both paid out below target, at 80.0% and 81.1% of target, respectively.
•Performance Contingent Share ("PCS") awards granted in 2018, 2019 and 2020 all had a 0% payout primarily as a result of COVID-19 and the Committee's decision to make no adjustments to the performance metrics and goals to PCS awards that were already outstanding. Historically, PCS grants represented 75% of equity grants for our named executive officers.
•The decline in the Company's stock price eliminated the value of recently granted stock appreciation rights ("SARs"). As of March 2021, all SARs granted from 2017 to 2019 were under water.

As a result of this unprecedented situation and as disclosed in the proxy statements for the previous two annual meeting of shareholders, in March 2021 the Committee determined that a one-time equity award to named executive officers and other executives was necessary for the engagement of our executive team to advance our strategic objectives and to recognize the performance of our leaders in navigating the Company through the COVID-19 pandemic.

Realized and Realizable CEO Pay

Given the design of our long-term incentives, Company executives do not realize the full value of their target total direct compensation opportunity unless the Company meets or exceeds critical financial and strategic objectives, and the Company's stock price appreciates. The Committee believes the realizable compensation (as defined below) for our executives, including that for our CEO, Ms. Manning, more accurately describes the compensation they actually realize, as compared to the amounts in the Summary Compensation Table and Outstanding Equity Awards at 2022 Year End Table, because such tables do not take into account the actual or expected payouts of equity awards.

The following table displays Ms. Manning's target total direct compensation and realizable compensation since she became CEO at the beginning of 2017. "Target total direct compensation" is comprised of:

•base salary;
•annual bonus plan (ABP) grants;
•restricted share unit grants;
•performance contingent awards grants; and
•stock appreciation rights grants.

"Realizable compensation" is comprised of:

•actual annual base salary received;
•ABP payouts received; and
•the estimated value of vested and unvested equity awards as of December 31, 2022.

Over the six-year period detailed below, Ms. Manning's average realized/realizable compensation is 84% of her target compensation, compared to a total shareholder return of 26% over the same time period for the Company's shareholders.

REALIZABLE CEO PAY
	Target Pay[1]					Realized/Realizable Actual Pay[2]
Year	Base Salary	Target Bonus $	Target LTI	One-Time LTI	Target Total Compensa-tion	Base Salary	Bonus Payout	Realizable/Realized Regular LTI	One-Time LTI	Actual Total Compensa-tion
2022	$1,030,000	$2,060,000	$6,250,000	$0	$9,340,000	$1,030,000	$3,374,547	$8,070,854	$0	$12,475,401
2021	$1,030,000	$1,854,000	$5,750,000	$7,000,000	$15,634,000	$1,030,000	$1,504,315	$5,288,079	$7,709,803	$15,532,197
2020	$1,030,000	$1,854,000	$5,750,000	$0	$8,634,000	$1,030,000	$1,390,500	$2,312,205	$0	$4,732,705
2019	$1,030,000	$1,545,000	$4,500,000	$0	$7,075,000	$1,025,385	$2,144,954	$0	$0	$3,170,339
2018	$1,000,000	$1,500,000	$3,750,000	$0	$6,250,000	$992,308	$1,308,840	$0	$0	$2,301,148
2017	$950,000	$1,235,000	$3,245,000	$0	$5,430,000	$950,000	$2,400,574	$2,451,100	$0	$5,801,674
Avg. 2017 - 2022	$1,011,667	$1,674,667	$4,874,167	N/A	$8,727,167	$1,009,616	$2,020,622	$3,020,373	N/A	$7,335,577
[1]Average of base salary earned, target ABP opportunity, and long-term incentive value granted from 2017 through 2022.
[2]Average of base salary earned, actual ABP payout received, the value of vested/exercised long-term incentive awards, and the estimated current value of unvested/unexercised long-term incentive awards granted from 2017 through 2022, calculated as:

●
Vested/exercised stock appreciation rights (SARs) and performance contingent shares (PCS) units are valued at time of vesting or exercise, using a performance factor of 131.5% for the completed 2017-2019 cycle, and a factor of 0% for the 2018-2020, 2019-2021 and 2020-2022 cycles and a performance factor of 100% for the one-time performance share unit (PSU) award. PCS and PSU payouts include reinvestment of additional units received as dividend-equivalents.

●	Unvested/unexercised SARs are valued based on the spread value between the exercise price and $142.09, the closing price of RGA's shares as of December 31, 2022.
●	Open-cycle performance contingent awards are included assuming target (100%) payouts for the 2021-2023 and 2022-2024 PCS cycles.

The table above shows that, including the one-time LTI equity award and the zero payouts for the 2018-2020, 2019-2021 and 2020-2022 PCS awards, Ms. Manning's average actual realizable compensation over her six-year tenure as CEO was 84% of target. The Committee believes this is a reasonable outcome that appropriately balances Ms. Manning's exceptional leadership with the impact of the COVID-19 pandemic on shareholder returns. In what is a long-term business, the Committee believes that the strong financial results in 2022 demonstrate the underlying strength of the Company's franchise, which has been preserved and strengthened by Ms. Manning's leadership.

The Committee believes that the Company's strong performance in 2022, despite a $447 million impact on pre-tax adjusted operating income due to COVID-19, supports the Committee's decision to make the one-time grant of equity to Ms. Manning and other executives, in addition to the following considerations:

•the Company's strong economic performance prior to the COVID-19 pandemic, the results of which were negated in performance-based long-term incentive awards that would have paid-out during the pandemic;
•Ms. Manning's leadership during the COVID-19 pandemic, which helped the Company generate meaningful new business during the pandemic and strongly positions the Company for future success;
•the Committee's recognition that the design of certain elements of the Company's incentive compensation program (e.g., using absolute financial metrics, not comparing results to Company peers, and relatively narrow ranges between minimum, target and maximum payout thresholds for the financial metrics that determine payouts) did not fairly compensate employees during stress scenarios such as a pandemic; and
•the desire to retain Ms. Manning and other senior executives receiving the one-time equity award.

Five Elements of Executive Compensation (page 36)

	Element	Form	Key Features
1.	Base Salary	Cash	●	Fixed compensation intended to attract and retain top talent.
			●	Generally, we target base salary around the median of our peer companies, but this varies with individual skills, experience, responsibilities, performance and location.
			●	Represents 23.8%* of the average named executive officer target total compensation for 2022.
2.	Annual Bonus Plan	Cash	●	Serves as an annual performance incentive to achieve established business goals.
			●	Tied to one or more of the following factors: overall Company performance, performance of the participant's division or business unit and individual performance.
			●	Performance goals established in the first quarter of each year with financial goals of each business unit aligning to corporate goals.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on performance.
●
The Annual Bonus Plan company-wide objectives were measured using the following components: (i) adjusted operating income per share; (ii) strategic scorecard; (iii) new business embedded value and (iv) annual adjusted consolidated revenue. The strategic scorecard is an assessment of performance in select key focus areas, including strategy execution; cybersecurity and data loss prevention; DEI and ESG.

			●	Represents 28.5%* of the average named executive officer target total compensation for 2022.
3.	Performance Contingent Awards	Equity	●	Serves as a performance incentive to achieve established long-term financial measures and align our executives’ interests with those of our shareholders.
			●	Performance goals established at the beginning of each three-year cycle and fully vest after three years.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on Company performance.
			●	Due to the impact of the COVID-19 pandemic on the Company's 2020 and 2021 financial results, Company financial performance for the 2018-2020, 2019-2021 and 2020-2022 performance contingent share ("PCS") performance periods was below the threshold required for payment with respect to each of the three metrics, resulting in a zero payout overall for each of these three performance cycles.
			●	PCS grants represent 50% of long-term incentive compensation grants for 2021 and 2022. For the 2023 PCS grants, PCS represents 100% of the long term compensation grant for the CEO, 75% for the President and 60% for all other named executive officers.
●
For 2022 and 2023 grants, the Company is measuring financial performance over a three-year period, consistent with historical practice. Performance is based on (i) three-year average adjusted return on equity and (ii) three-year book value per share, excluding accumulated other comprehensive income, growth rate. Results may be modified up or down by a maximum of 10% based on three-year relative total shareholder return. Targets established for the 2022 grant have been adjusted for impacts of Long-Duration Targeted Improvements ("LDTI") under new GAAP accounting rules effective January 1, 2023.

			●	Performance contingent awards represented 23.9%* of the average named executive officer target total compensation for 2022.
4.	Stock Based Awards	Equity	●	Intended to motivate performance, promote appropriate risk-taking, align our named executive officers' long-term interests with shareholders' interests and promote retention.
			●	Stock appreciation rights vest 25% per year, on December 31 of each year.
			●	Restricted Share Units cliff-vest after a three year period.
			●	Restricted share units represented 11.9%* of the average named executive officer target total compensation for 2022.
			●	Stock appreciation rights represented 11.9%* of the average named executive officer target total compensation for 2022.
5.	Retirement and Pension Benefits	Deferred Cash	●	Intended to provide a competitive level of post-employment income as part of a total rewards package that supports our ability to attract and retain key members of our management.
			●	In the U.S. there are two types of plans: qualified plans and non-qualified plans.
● Qualified plans are provided to eligible employees up to specified maximum amounts as determined by federal tax authorities.
● Non-qualified plans are provided to eligible employees who earn compensation above the maximum amounts established by federal tax authorities.
			●	Hong Kong retirement and pension benefits are split between: (i) a mandatory provident fund where employees and employer contribute up to a maximum amount and (ii) a supplementary fund for compensation in excess of the maximum amount applicable to the mandatory provident fund benefit.
*Calculation excludes pension and retirement benefits. Average percentages are rounded.

The performance contingent awards and the stock-based awards described above collectively form the Company's long-term incentive ("LTI") plan. For 2021 and 2022, the LTI grants for named executive officers comprised of 50% PCS, 25% RSUs and 25% SARs. For 2023, the LTI was allocated as follows:

•100% PCS for Ms. Manning;
•75% PCS and 25% SARs for Mr. Cheng; and
•60% PCS, 20% RSUs and 20% SARs for all other named executive officers.

The structure of the 2023 LTI award for Ms. Manning took into consideration that 2023 will be her last year as Chief Executive Officer.
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PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

The Board of Directors of Reinsurance Group of America, Incorporated (the "Company") is making this proxy solicitation in connection with the Company's 2023 Annual Meeting of Shareholders to be held at 2:00 p.m. CDT on May 24, 2023, and all adjournments and postponements thereof. The Company is first making available the Company's Annual Report to Shareholders for the year ended December 31, 2022 and this Proxy Statement on April 13, 2023.

The solicitation will primarily be by Internet and mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by directors, officers or employees of the Company in person, or by telephone, facsimile transmission or other electronic means of communication. To aid in the solicitation of proxies, we have retained MacKenzie Partners, which will receive a fixed fee of approximately $15,000, in addition to the reimbursement of out-of-pocket expenses, for its performance of certain administrative services related to the solicitation. MacKenzie Partners will not make any recommendation to the shareholders regarding the approval or disapproval of any voting matters.
The close of business on March 31, 2023 has been fixed as the record date for the determination of the Company shareholders entitled to vote at the Annual Meeting. As of the record date, approximately 66,540,466 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

The Company's Notice of Annual Meeting, 2023 Proxy Statement and 2022 Annual Report to Shareholders are available on the Company's website at www.rgare.com. Information on our website does not constitute part of this Proxy Statement.

BOARD OF DIRECTORS

ITEM 1 – ELECTION OF DIRECTORS
The first item to be acted upon at the Annual Meeting is the election of the following director nominees to the Company's Board of Directors, each with a term ending at the Company's 2024 annual meeting of shareholders:

Name	Director Since	Independent
Pina Albo	2019	Yes
Tony Cheng	2023	No
John J. Gauthier	2018	Yes
Patricia L. Guinn	2016	Yes
Anna Manning	2016	No
Hazel M. McNeilage	2018	Yes
George Nichols III	2022	Yes
Stephen O'Hearn (Chair)	2020	Yes
Shundrawn Thomas	2021	Yes
Khanh T. Tran	2022	Yes
Steven C. Van Wyk	2019	Yes

The Board nominates each of these individuals for election at the Annual Meeting. Each nominee is currently a member of the Board. All director nominees stand for election for a one-year term. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies will be voted for such other person or persons as the Board may recommend unless such proxies are marked otherwise.

Changes in Directors

Effective July 1, 2022, Khanh T. Tran was appointed to the Board of Directors. Mr. Tran was the President and Chief Executive Officer of Aviation Capital Group LLC, a top 10 global commercial aviation leasing company until his retirement in 2020.

Effective January 4, 2023, Tony Cheng was appointed to the Board of Directors. Mr. Cheng is the Company's President and is expected to become the Company's Chief Executive Officer upon Ms. Manning's retirement on December 31, 2023.

On March 9, 2023, Ng Keng Hooi informed the Company that he will not stand for re-election as a member of the Board at the annual meeting of shareholders. Mr. Ng's decision not to stand for re-election is not the result of any dispute or disagreement with the Company, the Company's management or the Board on any matter relating to the Company's operations, policies or practices.

Board Chair
As previously reported, Mr. Cliff Eason retired as Chair of the Board on December 31, 2022. Board member Stephen T. O'Hearn assumed the duties of Chair of the Board effective January 1, 2023.
Director Nominees
The Board currently has twelve directors, eleven of which are standing for election at the Annual Meeting. All director nominees stand for election for a one-year term. Certain information with respect to the director nominees proposed by the Company is set forth below.
Vote Required
If a quorum is present, the vote required to elect each director is a majority of the common stock represented in person or by proxy at the Annual Meeting. The Company recommends a vote FOR all nominees for election to the Board.

Pina Albo

Business Experience: Ms. Albo is the Chief Executive Officer of Hamilton Insurance Group ("Hamilton"), a Bermuda-based holding company for Hamilton Re, a global specialty insurer and property and casualty reinsurer. Prior to joining Hamilton, she spent 25 years at Munich Re, starting as a claims expert and holding increasingly senior positions that culminated in roles as President, Reinsurance Division, Munich Re America and later Member of the Board of Executive Management. She began her career as a lawyer after having earned law degrees in both Canada and France. Ms. Albo currently serves as Chair of the board of directors for the Association of Bermuda Insurers and Reinsurers.

Chief Executive Officer of Hamilton Insurance Group	Age: 60 Director since: 2019 Independent

Tony Cheng

Business Experience: Mr. Cheng is President of Reinsurance Group of America, Incorporated. Prior to being named President in January 2023, Mr. Cheng was Executive Vice President, Head of EMEA, Asia, and Australia for RGA Reinsurance Company, providing executive oversight for the Company's EMEA, Asia and Australia operations. Mr. Cheng joined RGA in 1997 as Chief Actuary of Malaysian Life Reinsurance Group Berhad. In 2004, he was named Chief Executive Officer of the Hong Kong office, responsible for all business activity in Hong Kong and Southeast Asia, and in 2011, he was named Senior Vice President, Asia. Mr. Cheng received a Bachelor of Economics (B.Ec.) degree from Macquarie University in Sydney, Australia and an M.B.A. from Washington University in St. Louis's John M. Olin School of Business. He is a Fellow of the Institute of Actuaries of Australia (FIAA). An active participant and past President of the Actuarial Society of Hong Kong, he has also served as a council member for the Society and as a past Chair of its Experience and Life Committees.

President of the Company	Age: 49 Director since: 2023 Not independent

John J. Gauthier

Business Experience: Mr. Gauthier was the Chief Investment Officer of Allied World Assurance Company Holdings, AG, a global provider of insurance and reinsurance solutions, from 2008 to 2018. Mr. Gauthier also served as President of Allied World Financial Services Company, Inc. from 2012 until his retirement in 2018. Before joining Allied, Mr. Gauthier was a Managing Director with Goldman Sachs Asset Management, a division of Goldman Sachs & Co. Prior to Goldman Sachs, he was with Conning Asset Management and General Reinsurance/New England Asset Management and The Travelers. Mr. Gauthier holds a B.S. in computer information systems from Quinnipiac University and an M.B.A. in finance from The Wharton School, University of Pennsylvania. He is a Chartered Financial Analyst (CFA). He is Principal at JJG Advisory, LLC, a consulting business and at Talcott Capital Advisors, LLC, an investor advisory business. He serves on the board of directors of The Hartford Funds Group and Middlesex Health System, Inc.

Retired CIO of Allied World Assurance Company Holdings, AG and Retired President of Allied World Financial Services Company, Inc.	Age: 61 Director since: 2018 Independent
Patricia L. Guinn

Business Experience: Ms. Guinn was the Managing Director of Risk and Financial Services and a member of the executive leadership team at Towers Watson from 2010 until her retirement in 2015. Previously, she served as a Member of the Board and the Managing Director of Risk and Financial Services at Towers Watson's predecessor company, Towers Perrin. Overall, she has over 40 years of experience in the insurance industry. Ms. Guinn is a member of the board of directors of AssetMark Financial Holdings, Inc. and Constellation Insurance Holdings; she chairs the audit committee and is a member of the compensation committee of each. She is an Association Member of BUPA and advisory board member of EOS Ventura Partners. She previously served on the board of Allied World Assurance Company Holdings AG. Additionally, Ms. Guinn is a fellow of the Society of Actuaries, a member of the American Academy of Actuaries and a Chartered Enterprise Risk Analyst.

Retired Managing Director of Risk and Financial Services at Towers Watson	Age: 68 Director since: 2016 Independent
Anna Manning

Business Experience: Prior to becoming President of the Company in December 2015 and Chief Executive Officer in 2017, Ms. Manning held the position of Senior Executive Vice President, Structured Solutions, which included the Company's Global Financial Solutions and Global Acquisitions businesses. Prior to assuming this role, Ms. Manning spent four years as Executive Vice President, U.S. Markets. Ms. Manning joined the Company in 2007, and shortly thereafter assumed the role of Executive Vice President and Chief Operating Officer for the International Division. Prior to joining RGA, Ms. Manning spent 19 years in actuarial consulting at Tillinghast Towers Perrin, following an actuarial career in the Canadian marketplace at Manulife Financial from 1981 until 1988. She holds a B.Sc. in Actuarial Science from the University of Toronto, is a Fellow of the Canadian Institute of Actuaries and a Fellow of the Society of Actuaries. Ms. Manning is a member of the Board of Trustees at Washington University in St. Louis, a member of the BJC HealthCare Board of Directors and a member of St. Louis's Civic Progress.

Chief Executive Officer of the Company	Age: 64 Director since: 2016 Not independent

Hazel M. McNeilage

Business Experience: Ms. McNeilage was the Regional Managing Director, EMEA, for Northern Trust Corporation's Asset Management division from 2015 to 2018 and a Director of Northern Trust Global Investment Ltd. Prior to joining Northern Trust, Ms. McNeilage held a variety of roles with Northill Capital Partners from 2012 to 2015, including interim CEO for one of Northill's affiliates. Prior to that, she spent two years as Head of Funds Management for QIC, a major sovereign wealth fund based in Australia. From 2001 to 2009 Ms. McNeilage was with Principal Global Investors, during which she served in leadership positions around the world and was a member of several boards. Prior to Principal, Ms. McNeilage spent more than a decade with Towers Perrin (now Willis Towers Watson), including a three-year term on its board of directors. Ms. McNeilage received a Bachelor of Science from the University of Lancaster, England, with majors in Mathematics, Economics, and Operations Research. She is a Fellow of the Institute and Faculty of Actuaries, a Fellow of the Institute of Actuaries of Australia, and a Board Leadership Fellow of the National Association of Corporate Directors (U.S.). Ms. McNeilage holds certificates in cybersecurity from both Carnegie Mellon University and Harvard University. Ms. McNeilage also serves on the Board of Directors of Everest Re Group, Ltd (NYSE: RE) and Alvarium Tiedemann Holdings, Inc. (NASDAQ: ALTI).

Retired Regional Managing Director, EMEA of Northern Trust Asset Management	Age: 66 Director since: 2018 Independent

George Nichols III

Business Experience: Mr. Nichols currently serves as the President and CEO for the American College of Financial Services, the nation's largest nonprofit educational institution devoted to financial services. Previously, he spent 17 years at New York Life, holding principal roles in sales, strategic initiatives and public policy. Mr. Nichols served as executive vice president of Governmental Affairs and was named to the Executive Management Committee. Prior to joining New York Life, Mr. Nichols was the first Black insurance commissioner for the Commonwealth of Kentucky, leading the regulation of the Commonwealth's $10 billion insurance industry. Mr. Nichols sits on the Boards of Mainline Health and Republic Bank. He currently serves as Chair of the Board of Trustees for City Year and is a member of the Board of Regents for Western Kentucky University.

President and Chief Executive Officer, The American College of Financial Services	Age: 62 Director since: 2022 Independent

Stephen O'Hearn (Chair)

Business Experience: Mr. O’Hearn was employed by PricewaterhouseCoopers (PwC) for 38 years. Most recently, he served as the Global Insurance Leader from 2015 to 2020, during which time he also served on PwC's financial services leadership team and the firm's extended global leadership team. A trained accountant, Mr. O’Hearn has 26 years of experience as an audit partner, serving a variety of clients in the financial services industry, including many of the world's leading insurers. In 2001, Mr. O’Hearn moved from Milwaukee to Tokyo with the PwC Insurance Practice, and in 2005 became leader of the New York Insurance Practice. In 2012, he moved to Zurich and assumed the role of EMEA Insurance Leader and was named Global Insurance Leader in 2015. In 2018, he moved to Munich for additional client responsibilities until his retirement from PwC in 2020. Mr. O’Hearn attended The University of Notre Dame, graduating summa cum laude in 1982. He is a Certified Public Accountant in the U.S. He served on the Board of the International Insurance Society 2009 to 2018 and was chairman of the finance committee for the first five years of his tenure. Mr. O’Hearn is a Governor and Chairman of the Audit Committee of Junior Achievement Worldwide.

Retired Global Leader, Insurance Practice at PricewaterhouseCoopers	Age: 62 Director since: 2020 Independent

Shundrawn Thomas

Business Experience: Mr. Thomas is a co-founder and managing partner of The Copia Group, LLC, a private equity firm. Until, June 1, 2022, he was President of Northern Trust Asset Management (NTAM), a leading global investment manager, and was a member of the executive management group collaborating with the CEO, board, and executive team to develop and refine corporate strategy and governance. Mr. Thomas holds a bachelor's degree in accounting from Florida A&M University, where he graduated magna cum laude and an MBA from the University of Chicago Booth School of Business, with concentrations in accounting and finance.

Co-Founder and Managing Partner, The Copia Group, LLC	Age: 49 Director since: 2021 Independent
Khanh T. Tran

Business Experience: Mr. Tran was the President and Chief Executive Officer of Aviation Capital Group LLC, a global commercial aviation leasing company until his retirement in 2020. Previously, he spent 25 years with the life insurance and annuity company Pacific Life, during which time he served in a number of senior executive roles, including President, Chief Investment Officer, Chief Financial Officer, and Treasurer. Mr. Tran graduated from Whittier College in Whittier, California, with a Bachelor of Arts (B.A.) in economics and political science. He also has an M.B.A. with a focus on finance and marketing from UCLA Anderson School of Management. Mr. Tran has served on several corporate boards, including CIT Group, Inc., Aviation Capital Group LLC, Pacific Life Insurance Company, and Scottish Re. He is currently on the Board of Advisors of the George L. Argyros School of Business and Economics, Chapman University, in Orange, California and is a member of the Finance Committee for the Semester at Sea Board of Trustees. Mr. Tran is a champion of leadership, diversity, equity, and inclusion: in 2019, he founded and is currently chairman emeritus of the Orange County, California chapter of Ascend Leadership, the largest Pan-Asian professional membership organization in North America, dedicated to driving workplace and societal impact by developing, elevating and increasing Pan-Asian executive leaders.

Retired President and Chief Executive Officer of Aviation Capital Group LLC	Age: 66 Director since: 2022 Independent
Steven C. Van Wyk

Business Experience: Mr. Van Wyk is the Group Chief Information Officer of HSBC Bank and is based in London. Prior to joining HSBC in December 2020, Mr. Van Wyk was the Chief Information Officer and Head of Technology & Innovation at PNC Financial Services Group, Inc., where he was responsible for all aspects of technology and innovation across the bank. Prior to his roles at PNC, Mr. Van Wyk served as CIO of ING Insurance Americas from 2006 to 2007 before becoming CIO/COO of ING Bank and ING Group Amsterdam from 2008 to 2013. From 1996 to 2006, Mr. Van Wyk served in various roles, including Vice President - Strategic Information Technology, Managing Director, CIO and COO of the Individual Investor Group of Morgan Stanley. Mr. Van Wyk holds a B.A. in Business Management and Accounting from Central University of Iowa and is a Certified Public Accountant (CPA), Certified Internal Auditor (CIA) and a Series 27 Financial/Operations Principal.

Group Chief Information Officer of HSBC Bank PLC	Age: 64 Director since: 2019 Independent

DIRECTOR QUALIFICATIONS AND NOMINATION
Qualifications of Directors & Nominees
Each of the members of the Board of Directors standing for election have a valuable core set of skills, talents and attributes that make them appropriate for our Company's Board as a whole. When searching for new Board candidates, the Nominating and Governance Committee considers the evolving needs of the Company's global business and searches for Board candidates who fill any current or anticipated needs or gaps in skills, experience and overall Board composition. As determined by our Board and the Nominating and Governance Committee, all of our directors and director candidates possess the following qualifications:

DIRECTOR QUALIFICATION CRITERIA
Director Qualification	Description
Financial Literacy	Directors and candidates should be "financially literate" as such qualification is interpreted by the Board in its business judgment.
Leadership Experience	Directors and candidates should possess significant leadership experience, such as experience in business, finance/accounting, financial services regulation, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.
Commitment to Our Values
Directors and candidates should be committed to promoting the Company's financial success and preserving and enhancing our business and ethical reputation, as embodied in our codes of conduct and ethics.

Independence	Directors and candidates should not have any conflicts of interest or other commitments that would prevent such director from fulfilling the obligations of a director.
Reputation and Integrity	Directors and candidates should be of high repute and recognized integrity and not have been convicted in a criminal proceeding (excluding traffic violations and other minor offenses). Directors and candidates will not have been found in a civil proceeding to have violated any federal or state securities or commodities law and will not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity.
Knowledge and Experience	Directors and candidates should possess knowledge and experience that will complement that of other directors and promote the creation of shareholder value.
Diversity	Directors and candidates should reflect a diversity of viewpoints, background, work and other experiences (including military service), and other demographics, such as race, gender identity, ethnicity, sexual orientation, culture and nationality.
Other Factors	Directors and candidates should have such other qualifying and desirable characteristics as identified by the Nominating and Governance Committee from time to time.
Other areas of expertise or experience are desirable given our Company's global reinsurance business and operations, such as: life insurance, actuarial science, financial services, information technology, cybersecurity, data privacy and security, international markets, operations, capital markets, investments, banking, risk management, human capital management, ESG, DEI and public company service. The process undertaken by the Nominating and Governance Committee in recommending qualified director candidates is described under "Shareholder Nominations and Proxy Access."
Director Skills Matrix
All of our directors bring significant executive leadership, management and industry expertise derived from their careers and professions. When considering whether our current directors have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Nominating and Governance Committee and the Board of Directors focus on the diversity of experience of the directors, illustrated in the skills matrix below and director biographies above. These diverse experiences are apparent in Board deliberations, during which multiple perspectives are considered in developing dynamic solutions to achieve our strategic priorities to drive sustainable returns and strengthen the balance sheet.
Because the table below is a summary, it focuses only on the key skills, experiences, qualifications, and diversity that each director offers.

Director Qualifications, Attributes and Skills	Albo	Cheng	Gauthier	Guinn	Manning	McNeilage	Nichols	O'Hearn (Chair)	Thomas	Tran	Van Wyk
Senior Leadership Experience. Significant leadership experience, including serving as a CEO, senior executive, division president or functional leader within a complex corporate entity.	●	●	●	●	●	●	●	●	●	●	●
Corporate Governance & Public Company Board. Experience in public company corporate governance related issues, policies and practices, shareholder relations, financial reporting and compliance, strategic planning and risk oversight.
		●	●	●	●		●	●	●	●	●
Financial Literacy. Knowledge of finance or financial reporting, complex financial management, capital allocation, experience with debt/capital market transactions and mergers and acquisitions.	●	●	●	●	●	●	●	●	●	●	●
Industry Knowledge. Experience in the Company's businesses and industries including traditional individual and group life and health, disability and critical illness reinsurance and financial services, such as longevity reinsurance, asset-intensive reinsurance, financial reinsurance and stable value products.
	●	●		●	●		●	●		●
Risk Assessment and Management. Experience identifying and prioritizing a spectrum of risks and managing and overseeing complex risk management matters.	●	●	●	●	●	●		●	●	●	●
Investments. Experience in investment policy and strategy, global asset/liability management, research and strategy development, portfolio construction, and risk management.			●	●		●			●	●
International. Experience doing business internationally or focused on international issues and operations and exposure to markets, environments, economic conditions and cultures outside the U.S. associated with a global workforce and international business activities.
	●	●	●	●	●	●		●		●	●
Government/Regulatory. Experience in government and regulatory affairs, and regulated industries, including as part of a business and/or through positions with government organizations or regulatory bodies.
	●	●	●	●	●	●	●	●	●	●	●
Technology and Cybersecurity. Knowledge and experience implementing technology strategies, understanding of emerging technologies and cybersecurity risks, issues and protections; long-term systems planning and strategy.
						●			●		●
Human Capital Management. Talent acquisition, development, engagement and retention; wellness and benefits; diversity, equity and inclusion; director, CEO and senior executive succession planning.	●	●	●	●	●	●	●	●	●	●	●
ESG and Sustainability. Knowledge of and experience with environmental, social and governance issues, trends, disclosures and practices, corporate citizenship and behavior, sustainable business model and strategy.
	●		●			●	●	●	●	●

Shareholder Nominations and Proxy Access
As described in our Corporate Governance Guidelines, the Nominating and Governance Committee will consider shareholder nominations for directors who meet the notification, timeliness, consent and information requirements of our Articles of Incorporation and Bylaws.
The Company's Amended and Restated Bylaws (the "Bylaws") permit a shareholder, or a group of up to 20 shareholders, owning at least three percent (3%) of the Company's outstanding stock continuously for at least three (3) years to nominate and include in the Company's annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty percent of the members of the Board; provided that the shareholders and nominees satisfy the requirements specified in the Bylaws.
The Committee makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations referred to above are followed. Potential candidates for nomination as directors must provide written information about their qualifications and participate in interviews conducted by individual Board members, including the Board chair and relevant committee chairs. Candidates are evaluated using the criteria adopted by the Board to determine their qualifications based on the information supplied by the candidates and information obtained from other sources. The Nominating and Governance Committee will recommend candidates to the Board for election as directors for approval, only if the Committee determines, in its judgment, that they have the specific minimum qualifications described above.
For a shareholder to nominate a candidate for director under our Articles of Incorporation and Bylaws, timely notice of intent to nominate and all requisite information must be given to us in advance of the meeting. Such notice must be given not less than 120 nor more than 150 days prior to the anniversary of the date we commenced mailing of our proxy materials in connection with our most recent annual meeting of shareholders.
The shareholder filing the notice of nomination must describe various matters as specified in our Articles of Incorporation and Bylaws, including such information as name, address, occupation and all direct and indirect ownership interests, derivative interests, short interests, other economic incentives and rights to vote any shares of any security of the Company and other material interests in the Company. Shareholders nominating directors must disclose: the same information about a proposed director nominee that would be required if the director nominee were submitting a proposal; any other information that would be required to be disclosed in a proxy statement in a contested election pursuant to the Securities Exchange Act of 1934; any material relationships between the shareholder proponent and the director nominees; and, at the Company's request, any other information that would enable the Board to determine a nominee's eligibility to serve as a director, including information relating to the proposed nominee's independence or lack thereof.
Shareholders who intend to solicit proxies in reliance on the SEC's universal proxy rules for director nominees submitted under the advance notice requirements of our Bylaws must comply with the Bylaws and Rule 14a-19 under the Securities Exchange Act of 1934. See "Additional Information - Shareholder Proposals and Universal Proxy Nominations" for additional information.

DIRECTOR COMPENSATION
The Human Capital and Compensation Committee (the "Committee") reviews director compensation periodically and recommends changes to the Board, when it deems appropriate, based on a variety of factors, including guidance and market information provided to the Committee by an independent compensation consultant. The Committee also reviews the responsibilities of directors generally, the responsibilities of Board and committee chairs and market practices. The Board reviews the recommendations of the Committee and provides final approval for the form and amount of director compensation. Directors who also serve as employees of the Company do not receive payment for services as a director.
2022 Director Compensation. Based on recommendations from Meridian Compensation Partners ("Meridian"), the Committee's independent compensation consultant, and review and discussion by the Committee in July 2021, director compensation pay levels and program design will be reviewed every two years, effective in 2022. Meridian analyzed director compensation programs and pay levels among the Company's peer group and recommended targeted compensation in line with the projected median of the peer group. Meridian advised that the Company's director compensation program was generally aligned with market practices by allocating a majority of director compensation in the form of equity. Meridian recommended, and the Committee approved, the following changes for the 2022 program: a $5,000 increase to the annual equity retainer effective in May 2022 for directors, a $5,000 increase in the annual equity retainer for the Chair of the Board in May 2023 and eliminating the spousal travel reimbursement program for the October board meetings typically held at one of the Company's global locations.
Effective January 1, 2022 the chair of the Cyber & Technology Subgroup received a retainer of $22,500, in recognition of the time the chair devotes to this subgroup.
Information regarding the retention of Meridian can be found under "Compensation Discussion and Analysis – Executive Compensation Process – Compensation Consultant" below. Information regarding the 2021 peer companies used to set 2022 director compensation can be found under "Compensation Discussion and Analysis – Executive Compensation Process – Competitive Marketplace Assessment" in our Proxy Statement for our 2021 annual meeting of shareholders.

2023 Director Compensation. As per the changes approved by the Committee in 2021, the Chair of the Board will receive a $5,000 increase in the annual equity retainer in May 2023. Otherwise, no changes were made to director compensation in 2023.
2022 Director Compensation
During 2022, Ms. Manning was the only director employed by the Company, and the other directors were not employees of our Company or any subsidiary ("non-employee directors"). During 2022, compensation to our non-employee directors consisted of the following elements:

2022 DIRECTOR COMPENSATION STRUCTURE

Annual Retainer
Chair of the Board	$215,000
All other independent directors	$115,000
Committee Chair Additional Retainer
Audit Committee Chair	$27,500
Cyber & Technology Subgroup Chair	$22,500
Human Capital and Compensation Committee Chair	$22,500
Investment Committee Chair	$22,500
Nominating and Governance Committee Chair	$22,500
Risk Committee Chair	$22,500
Subgroup Member Retainer
Transaction Review Subgroup	$10,000
Cyber & Technology Subgroup	$10,000
Annual Stock Grants[1]
Chair of the Board	$280,000
All other independent directors	$155,000
1Number of shares issued is based upon the fair market value of the stock on the date of the grant.
We also reimburse directors for reasonable out-of-pocket expenses incurred in connection with attending and participating in Board and Committee meetings and director education programs. The Company also matches charitable donations made by each director in an amount up to $1,500 each year.
2022 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	All Other Compensation[3]	Total
Pina Albo	$115,000	$154,944	$—	$269,944
J. Cliff Eason	$215,000	$279,989	$—	$494,989
John J. Gauthier	$147,500	$154,944	$—	$302,444
Patricia L. Guinn	$152,500	$154,944	$—	$307,444
Hazel M. McNeilage	$147,500	$154,944	$1,500	$303,944
Ng Keng Hooi	$115,000	$154,944	$—	$269,944
George Nichols III	$115,000	$154,944	$—	$269,944
Stephen O'Hearn	$138,125	$154,944	$—	$293,069
Shundrawn Thomas	$138,125	$154,944	$—	$293,069
Khanh T. Tran	$135,000	$—	$1,500	$136,500
Steven C. Van Wyk	$137,500	$154,944	$—	$292,444
1.This column reflects the retainer and fees earned in 2022 for Board and committee service. The 2022 cash retainer was paid in May 2022 to all directors, other than Mr. Tran. Mr. Tran joined the Board effective July 1, 2022 and the cash payment made to him consists of a prorated portion of: (i) the annual cash retainer and (ii) the annual stock grant to directors, paid in cash rather than equity because of the timing of Mr. Tran joining the Board. Ms. Albo and Messrs. Ng and Van Wyk elected to defer their retainers into the Phantom Stock Plan for Directors.
2.This column reflects: (i) the award of 1,280 shares (2,313 shares in the case of Mr. Eason) of common stock on May 25, 2022, at a closing market price of $121.05. Mses. Albo and McNeilage and Messrs. Ng, O'Hearn, and

Van Wyk elected to defer their stock awards under the Flexible Stock Plan for Directors into the Phantom Stock Plan for Directors.
3.This column reflects director participation in the Company's Matching Gifts program which supports eligible participants in their personal philanthropic and charitable giving by providing a limited dollar-for-dollar match (up to $1,500 per calendar year).
CORPORATE GOVERNANCE

OVERVIEW

We believe that sound principles of corporate governance are a key element of our business. We expect all directors, officers and employees to conduct business in compliance with the guidelines described below and we survey compliance with these policies on an annual basis.
Governance Guidelines and Charters

We have adopted the following governance policies and guidelines:

•a Code of Conduct, which applies to all employees and officers of the Company and its subsidiaries;
•a Directors' Code of Business Conduct and Ethics, which applies to directors of the Company and its subsidiaries;
•a Financial Management Code of Professional Conduct, which applies to our Chief Executive Officer, President, Chief Financial Officer, Corporate Controller, primary financial officers in each business unit and all professionals in finance and finance-related departments; and
•Corporate Governance Guidelines, which applies to the entire Company.

We intend to satisfy any disclosure obligations under Item 5.05 of Form 8-K by posting on our website information about amendments to, or waivers from, any provision of the Financial Management Code of Professional Conduct that applies to our Chief Executive Officer, President, Chief Financial Officer or Corporate Controller.

The Board of Directors has also adopted charters for the Audit, Human Capital and Compensation, Investment, Nominating and Governance and Risk Committees, as well as its subgroups.
Director Independence
In accordance with the Corporate Governance Guidelines, the Board undertook reviews of director independence in March 2022 and March 2023. During these reviews, the Board received a report from the Company's General Counsel noting that there were no transactions or relationships between the Company or its subsidiaries and any of the non-employee directors, nor any member of such director's immediate family. The purpose of this review was to determine whether any of those directors had a material relationship with the Company that would preclude such director from being independent under the listing standards of the New York Stock Exchange ("NYSE") or our Corporate Governance Guidelines.
As a result of this review, the Board affirmatively determined, in its judgment, that each of the non-employee directors are independent of the Company and its management under the applicable standards. In 2022, only Ms. Manning, then our President and Chief Executive Officer, was not an independent director. As of January 4, 2023, Mr. Cheng, our President, joined the Board. Thus, in 2023, both Ms. Manning and Mr. Cheng are not independent directors.
Board Diversity
The Board believes that directors representing diverse perspectives, skills and experience are essential for ensuring the Company's long-term success and stability. When evaluating the various qualifications, experiences and backgrounds of Board candidates, the Board reviews and discusses many aspects of diversity such as gender, race, national origin, education, professional experience, geographic representation, ethnicity and differences in viewpoints and skills. To the extent possible, director recruitment efforts include several of these factors and the Board strives to recruit candidates that enhance the Board's diversity. Currently, 33% of the members of the Board are female and 42% are racially or ethnically diverse (based on U.S. standards).
Board Leadership Structure
In recognition of the differences between the two roles and to maximize effective Board leadership, our Company has maintained the separate positions of Chief Executive Officer ("CEO") and Chair of the Board since we became a public company in 1993. The Board regularly reviews its leadership structure, together with corporate governance trends and developments, to ensure that the current leadership structure strikes an appropriate balance for the Company and its stakeholders, and promotes the long-term interests of shareholders. Upon such review, and in light of the Company's 30 year history of having a separate CEO and Board Chair, the Board continues to believe that the current structure remains in the best interest of the Company and its shareholders. Mr. O'Hearn was appointed Board Chair effective January 1, 2023 following the retirement of the prior Chair, Mr. Eason, on December 31, 2022.
The Board believes the Board Chair and CEO have distinct responsibilities. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company.
The Chair of the Board:
•provides guidance to the CEO;
•sets the agenda for Board meetings;
•presides over meetings of the full Board;
•presides at the regularly scheduled executive sessions of the independent directors;
•has the duty to advise the CEO of any information needs that the Board may have; and
•has the ability to retain legal, accounting or other advisors in connection with executive sessions of the independent directors.
Director Orientation and Continuing Education
Each new director participates in an orientation program which includes, among others, meetings with each of the Board members and the Company's executive officers to become generally familiar with the Company's strategic plans, business segments and corporate functions, significant financial, accounting and risk management issues, and compliance and ethics programs and policies. New directors also meet with the Company's internal and independent auditors.
In addition, each director is expected to maintain the necessary level of expertise to perform the responsibilities of a director. Each director is encouraged to participate in periodic continuing education programs to assist the director in maintaining the necessary level of expertise. The Company maintains a director portal of information, which includes considerable resources for director professional development and a calendar of major events for virtual and in-person programs.

The Board's Role in Risk Oversight

The Company incurs a variety of risks as an inherent part of serving our clients’ needs, including risks related to insurance, investments, capital, liquidity, personnel, reputation, strategy and operations. Given the nature of the Company's business and the inherent risks associated with our operations, effective risk management is of significant importance to our overall operations. We have designed an Enterprise Risk Management ("ERM") Program and related policies in order to monitor, evaluate and manage the principal risks the Company assumes in its business activities. The Company's primary objective is managing our business, and the associated risks, in order to balance serving the interests of our clients, their policyholders and customers, regulatory bodies, our investors, our employees and other relevant constituencies. We strive to manage our business in a safe and responsible manner to fulfill our purpose of making financial protection accessible to all.

The Board is responsible, and has an active and ongoing role, for overseeing the management of the Company's most significant risks, including setting the types and levels of risk the Company is willing to take, and holds senior management accountable for implementing the ERM Program. This oversight is exercised by the full Board, as well as each Committee and subgroup, primarily through its Risk Committee. The Risk Committee receives regular reports and assessments from senior Company management, who is responsible for the day-to-day identification, assessment and monitoring of the risks the Company faces. The Company's Global Chief Risk Officer reports to the Chief Executive Officer and has direct access to the Board through the Risk Committee, with formal reporting occurring quarterly. Management reports describe the Company's key risk exposures and include quantitative and qualitative assessments and information about breaches, exceptions and waivers from the ERM Program.

While the full Board retains oversight of risk, it also utilizes its committees to oversee particular areas of Company risk. Allocation of oversight responsibility to a particular committee is determined based on the expertise of committee members, the overall level of Company risk and other factors evaluated by the Board for each category of risk. Committee chairs regularly report to the full Board regarding specific categories of risks discussed during committee meetings. Issues related to risk that are brought to the attention of the full Board may be addressed in several ways, including the establishment of a focused subgroup tasked with addressing the issue, or the Board may request that senior management more frequently address the issue with the full Board. The following table summarizes each committee's general responsibilities for risk oversight:

BOARD COMMITTEE RISK OVERSIGHT
Committee of the Board	Areas of Risk Oversight	Additional Information
Audit	Accounting, legal, financial reporting and compliance risks.	Reviews reports on ethics and compliance matters each quarter relating to accounting, financial reporting and internal control risks; assists in monitoring, controlling and minimizing the Company's major financial risk exposures.
Human Capital and Compensation	Risks relating to the Company's workforce, including incentive compensation plans, recruitment, retention and performance management.	Oversees the management of human capital and compensation risks, including executive retention and recruitment and employee development, performance management and pay equity.
Investment	Financial and investment risks.	Reviews the quality, performance and risk characteristics of the Company's investment portfolios, strategies and policies relating to securities and other investments with material risk implications.
Nominating and Governance	Risks associated with corporate governance, ESG, the independence of the Board of Directors, leadership development and director and CEO succession planning.	Oversees risks related to governance matters such as board leadership and structure, succession planning, refreshment, development and independence; ESG and DEI strategy.
Risk	Oversight of all Company risks, as well as enterprise risk management and assessment.	Reviews, monitors and, when appropriate, approves the Company's ERM Program and related policies and strategies; establishes risk limits and consults with management on risk identification, measurement and monitoring processes and programs.

The Board has established several subgroups with more focused risk oversight responsibilities. The Transaction Review Subgroup liaises with management to review significant transactions to ensure alignment with the Company's strategies and risk philosophies. The Cyber and Technology Subgroup oversees and monitors the risks associated with the Company's technology programs and policies, including overall risk appetite and key risk indicators, established by the Company for identifying, measuring, mitigating, managing, reporting, and testing cybersecurity, data privacy, and technology related business continuity risks. Both subgroups are fully comprised of independent directors.

Given the long-term nature of the Company's business, the Board, its committees and subgroups, and management regularly evaluate risk over the short-, intermediate-, and long-terms in line with the ERM Program. The ERM Program establishes the principles used to effect risk management enterprise-wide, and also provides clarity on the roles and activities across the Company. The Company utilizes a rating system that reflects the nature of the risk and changes in risks over time, that quantifies those risks (to the extent applicable) and evaluates the effects of the risk mitigants available to the Company. Management also utilizes a risk rating system to categorize audit findings and risk incidents to help allocate internal resources and track remediation efforts. In monitoring these remediation efforts, the Company tracks and evaluates the effectiveness of risk mitigations that it implements. The Company and its management participate in industry bodies and consult with external experts as needed to help analyze and classify Company risks.
The Company completes regular reviews of its risk environment, including formal reviews on a semi-annual basis and quarterly reviews of rating agency and economic capital calculations and monitoring of key risk indicators. Internal risk committees composed of senior management personnel also meet several times per year to review risks within the purview of each such committee. Additionally, the Company undertakes a thorough annual process in the following areas:

•Review, from both "bottom-up" and "top-down" perspectives, to identify new or rapidly evolving risks and necessary preventive or remedial actions.
•Risk culture survey measuring the health of the Company's risk culture.
•Review of risk limits.
•Own Risk and Solvency Assessment, which summarizes the results of the Company's analysis of its current and future risks and is reported to certain U.S. insurance regulators.

Risk Considerations in our Compensation Program

The Human Capital and Compensation Committee (the "Committee") oversees risks associated with our compensation policies and practices. The Committee keeps in view the Company's long-standing culture of incremental continuous improvement and sustained long-term shareholder value creation, and ensures that the design of the Company's compensations plans adequately reflect this culture. Our compensation program is structured so that a considerable amount of our incentive-eligible employees' compensation is tied to the long-term health of the Company. We avoid the type of disproportionately large annual incentives that could encourage employees to take risks that may not be in our shareholder's long-term interests, and we weight management's incentive compensation toward profitability and long-term performance. We believe this combination of factors best encourages our executives and other employees to manage the Company in a prudent manner with a focus on increasing long-term shareholder value. Furthermore, as described in "Compensation Discussion and Analysis" below, the Committee may exercise full discretion and include subjective considerations in its incentive compensation decisions.

While a significant portion of our executive compensation plan is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. Informed risk-taking is a fundamental and necessary part of our business, and the Committee focuses on aligning the Company's compensation policies with the Company's long-term interests and avoiding short-term rewards for management decisions that could pose long-term risks to the Company. The following policies and practices emphasize the Committee's focus on balancing appropriate risk-taking with reward:

Risk Balancing Practices and Policies
Annual Bonus Plan	●	Our Annual Bonus Plan ("ABP") is designed to reinforce our pay-for-performance culture by making a significant portion of management's annual compensation variable.
	●	ABP awards are either based solely on Company results or on a combination of Company, business unit and/or individual performance.
	●	The ABP aligns annual cash compensation with our short-term business strategies and the targets reflect our short-term goals for adjusted operating income per share, strategic scorecard, new business embedded value and annual adjusted consolidated revenue.
	●	The Committee sets award levels with a minimum level of performance that must be met before any payment can be made.
	●	To further reduce any incentives for unnecessary risk-taking, we cap the payout of these awards at 200% of the target and the Committee has discretion to reduce or eliminate an ABP payment, if appropriate.
Performance Contingent Awards	●	Our performance contingent share ("PCS") grants are a three-year performance-driven incentive program that reinforces our intermediate-term strategic, financial and operating goals.
	●	The Committee sets award levels with a minimum level of performance that must be met before any payment can be made.
	●	To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of target.
	●	2022 and 2023 grants were determined by Company financial performance over a three-year period, based on (i) three-year average adjusted return on equity and (ii) three-year book value per share, excluding accumulated other comprehensive income, growth rate. Results may be modified up or down by no more than 10% based on three-year relative total shareholder return.
Stock Appreciation Rights	●	We believe that Stock Appreciation Rights ("SARs") provide an appropriate vehicle for providing long-term incentives to management because of the economic tie to shareholder value.
	●	Annual grants of SARs allow us to reward the achievement of long-term goals and are part of our strategy to achieve an appropriate balance between the overall risk and reward for short, intermediate and long-term incentive opportunities.
	●	The vesting schedule for SARs grants is four years, 25% of which vests at the end of each year. Upon vesting, the SARs become exercisable by recipients in the equivalent value of unrestricted shares of common stock.
Restricted Share Units	●
Our annual restricted stock units ("RSUs") are a three-year time vested incentive award with final value tied solely to the Company's stock price, fully vesting at the end of such three-year period. Upon vesting, RSUs are settled in the equivalent value of unrestricted shares of common stock.

	●	We use RSUs to balance the performance-based elements of our long-term incentive plan and to better align our award mix with the external market
Share Ownership Guidelines	●	Our share ownership guidelines require members of senior management to hold a specified number of shares of Company stock which is based on a multiple of base salary tied to the level of their role and responsibility in the organization.
	●	Share ownership requirements ensure that our senior management has a significant amount of value tied to long-term holdings in Company stock and align their interests with those of our shareholders.
Executive Incentive Recoupment Policy	●	Our Executive Incentive Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events.
	●	Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; (iii) causing injury to the interests or business reputation of the Company or of a business unit whether due to violations of law, regulatory sanctions or otherwise and (iv) a material violation of the Company's Code of Conduct.
	●	The Committee has express authority to interpret and administer the policy, implement various remedies based on the circumstances triggering the recoupment and make all determinations with respect to the policy in its sole discretion.
	●	The Company expects to either amend the existing Executive Incentive Recoupment Policy or adopt a new policy in order to comply with upcoming New York Stock Exchange listing standards to be adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC regulations.
Combination of Performance Metrics	●	We use a combination of performance metrics in determining our executives' performance-based compensation that motivate our executives to achieve performance that is in line with the best interests of the Company and our shareholders.
	●	By using a variety of performance metrics in our compensation programs, we mitigate the risk that our executives would be motivated to pursue results with respect to one performance measure to the detriment of the Company as a whole.
Independent Compensation Consultant	●	The Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.

Communications with the Board of Directors

Any shareholder who wishes to communicate with any of the Company's directors, the Chair of the Board, committee chairs, or the independent directors as a group, may mail correspondence to the attention of the Board Secretary at the headquarters of the Company. The process for communicating with the Board requires that the Secretary make a record of the receipt of any such communications. All appropriate communications will be delivered to the specified recipient(s) in a timely manner.

Director Commitments
The Board's Corporate Governance Guidelines provide that directors are encouraged to limit the number of other public company boards on which they serve, taking into account the requirements of time, participation and attendance that multiple board service entails. Additionally, the Board encourages directors with full-time employment or other obligations to ensure that they have sufficient time to devote to the Board in light of their obligations to the Company and their other commitments. The Board believes that all of the director nominees are in compliance with this policy.
Director Access to Management and to Outside Advisors
Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the CEO or the Corporate Secretary; provided, that, using his or her best judgment to assure that any such contact would not be disruptive to the business operations of the Company, a director may contact an officer or employee directly, if he or she wishes to do so.
The Board and each committee may obtain advice and assistance from outside advisors as the Board or committee may determine necessary or advisable in connection with the discharge of its duties and responsibilities. Any such advisor may, but need not be, otherwise engaged by the Company for any other purpose. The Company shall pay the fees and costs of any outside advisor including, without limitation, usual and customary expenses and charges, as such compensation shall be determined and agreed by the Board or committee.
Board Meetings
The Board of Directors held a total of eight meetings during 2022. Each director attended 100% of the meetings of the Board and committees on which he or she served during 2022. We do not have a policy with regard to attendance by directors at the Annual Meeting of Shareholders. Mr. Eason, then Chair of the Board, attended the 2022 Annual Meeting of Shareholders.
BOARD COMMITTEES
The Board of Directors has five committees: (i) Audit Committee, (ii) Human Capital and Compensation Committee, (iii) Investment Committee, (iv) Nominating and Governance Committee, and (v) Risk Committee.
The Board has also organized two subgroups of directors who meet periodically with members of Company management regarding topics related to their designated oversight responsibilities. The Transaction Review subgroup discusses and reviews significant acquisition opportunities being considered by the Company. The Cyber & Technology subgroup assists the Board in fulfilling the Board's responsibility for oversight of cybersecurity, data privacy and technology related business continuity risks. Information about committee membership, independence, qualifications, roles and responsibilities is provided below.

BOARD COMMITTEE MEMBERSHIP

Director	Independent	Audit	Human Capital and Compensation	Investment	Nominating and Governance	Risk
Pina Albo	yes		member	member	member
John J. Gauthier	yes	member		chair		member
Patricia L. Guinn	yes	chair		member		member
Hazel M. McNeilage	yes		chair		member
Ng Keng Hooi	yes		member		member
George Nichols III	yes		member		member
Shundrawn Thomas	yes		member		chair
Khanh T. Tran	yes	member		member		chair
Steven C. Van Wyk	yes	member				member
Number of Meetings in 2022		8	7	4	5	4
As of April 1, 2023.
At this time, Ms. Manning and Messrs. O'Hearn and Cheng do not serve on any Board committees.
Board Committee Roles & Responsibilities
There are five standing committees of the Board. The Board has adopted written charters for each committee, which are available on our website at www.rgare.com. Each of the committees consists solely of directors who have been determined by the Board to be independent in accordance with SEC regulations, NYSE listing standards, and the Company's director independence standards set forth in the Corporate Governance Guidelines. The following describes the roles, responsibilities and independence standards of each committee:
AUDIT COMMITTEE

Roles and Responsibilities
●	Responsible for the appointment, compensation, retention and oversight of the work of our independent auditor.
●	Oversees our accounting and financial reporting processes and policies and the integrity of our financial statements.
●	Supervises the adequacy of our internal controls over financial reporting and disclosure controls and procedures.
●	Pre-approves audit, audit-related and non-audit services to be performed by the Company's independent auditor.
●	Reviews reports concerning significant legal and regulatory matters.
●	Reviews the plans and performance of our internal audit function.
●	Oversees the Company's ethics and compliance policies.
●	Reviews and discusses our filings on Forms 10-K and 10-Q, including the financial information in those filings.
Independence and Financial Literacy
●	The Board has determined that the members are "independent" within the meaning of Securities and Exchange Commission regulations applicable to audit committees and NYSE listing standards.
●	The Board has determined that all of the members have accounting and related financial management expertise within the meaning of NYSE listing standards.
●	The Board has determined that all the members are qualified as audit committee financial experts within the meaning of Securities and Exchange Commission regulations.

HUMAN CAPITAL AND COMPENSATION COMMITTEE
Roles and Responsibilities
●	Establishes and oversees our general compensation, benefit programs and human capital matters.
●	Reviews and approves the performance and compensation of the CEO, other named executive officers and members of our senior management.
●	Sets performance measures and goals and reviews the attainment of goals under performance-based incentive compensation plans.
●	Oversees key issues, policies and programs relating to the Company's workforce, including recruitment, engagement, retention, development and performance management.
Independence
●	The Board of Directors has determined that all of the Committee's members are independent within the meaning of NYSE listing standards.
●	For purposes of its independence determination, the Board considered the enhanced independence standards for compensation committees under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 which are required by the SEC for the listing standards of national securities exchanges.
Interlocks and Insider Participation
●	The members of the Human Capital and Compensation Committee are not and have never been officers or employees of the Company or any of its subsidiaries.
●	No directors or executive officers of our Company serve on the compensation committee of another company of which a member of our Human Capital and Compensation Committee is an officer.

INVESTMENT COMMITTEE
Roles and Responsibilities
●	Assists the Board in connection with its oversight responsibilities for the Company's investment policies, practices, programs, procedures and strategies, including asset, liability and risk management guidelines, limits and procedures.
●	Reviews the quality, performance and risk characteristics of the Company's investment portfolios, and the alignment of assets with mandate guidelines, including duration, designed to align the asset portfolio with corresponding liabilities.
●	Reviews strategies and policies relating to various categories of securities and other investments, including derivatives, and other tools and capabilities, with material risk implications.
Independence
●	The Board of Directors has determined that all of the Committee's members are independent.

NOMINATING AND GOVERNANCE COMMITTEE
Roles and Responsibilities
●	Develops and implements policies and practices relating to corporate governance.
●	Reviews and monitors implementation of our Corporate Governance Guidelines and other governance policies.
●	Identifies individuals qualified to become members of the Board, consistent with the criteria established by the Board; develops and reviews background information on candidates for the Board; and makes recommendations to the Board regarding such candidates.
●	Prepares and supervises the Board's annual review of director independence and the performance of self-evaluations conducted by the Board and committees.
●	Oversees the succession planning process for our CEO, which includes reviewing development plans for potential successors and development and periodic review of the Company's plans for CEO succession in various circumstances. Evaluates potential internal and external successors for other executive and senior management positions.
●	Oversees the Company's environmental, social, and governance risks.
Independence
●	The Board of Directors has determined that all of the Committee's members are independent within the meaning of NYSE listing standards.

RISK COMMITTEE
Roles and Responsibilities
●	Assists the Board with its oversight responsibilities by promoting appropriate practices regarding risk management.
●	Reviews and oversees management's enterprise risk management programs and policies, and monitors risks relating to the Company's business, operations, compliance, reputation and ethics.
Independence
●	The Board of Directors has determined that all of the Committee's members are independent.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company does not have any agreements, transactions or any relationships with related persons such as directors, nominees, executive officers or immediate family members of such individuals. At least annually, we review all relationships between the Company and our directors and executive officers and their immediate family members to determine whether such persons have a direct or indirect material interest in any transaction with us.
Our Global Legal Services staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors, nominees and executive officers with respect to related person transactions. If such a transaction arose, our Global Legal Services staff would determine, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, related person transactions that are determined to be directly or indirectly material to us would be disclosed in the proxy statement or other SEC filings.
The Board has adopted a policy as part of its Corporate Governance Guidelines that requires advance approval by the Board before any of the following persons knowingly enter into any transaction with the Company or any of our subsidiaries or affiliates through which such person receives any direct or indirect financial, economic or other similar benefit or interest. The individuals covered by the policy include any:
•     director;
•     nominee for director;
•     executive officer;
•    holder of more than 5% of our voting securities;
•     immediate family member of such a person, as that term is defined in the policy; and
•charitable entity or organization affiliated with such person or any immediate family member of such person.
Transactions covered by the policy include any contract, arrangement, understanding, relationship, transaction, contribution or donation of goods or services, but excludes transactions with any charitable entity or organization affiliated with a director, nominee for director, executive officer, 5% security holder or any immediate family member of such a person if the amount involved is $2,500 or less. At this time, the Company is not involved in any transactions that would be covered by this policy.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE
Our Company and Board of Directors believe that creating long-term value for our shareholders implicitly requires executing sustainable business practices and strategies that include consideration of environmental, social, and governance ("ESG") impacts by the Company as well as how ESG considerations impact the Company. Strong governance, effective management systems and robust controls are core to the Company. We strive to govern the Company in a sustainable manner that recognizes ESG matters are integral to our long-term operational goals and strategies. We understand that we have a responsibility to monitor and control our environmental and societal impact and adopt responsible practices on environmental, social and governance issues as an integral part of our obligations regarding corporate strategy, risks, opportunities, and performance.
The Board of Directors plays an active role in ESG oversight. In 2022, the Board and its committees discussed and provided oversight of the Company's ESG transparency, policies, strategy and goals, including community engagement, environmental sustainability of operations, the role of ESG in investment decisions, and diversity, equity and inclusion programs. The Board recognizes that healthy communities, sustainable operations, an inclusive and diverse workforce and responsible investment and data practices are important for the long-term success of the Company, and that we have a responsibility to support these issues and that these factors can provide RGA with risks and opportunities.
The Company's Environmental Social and Governance (ESG) Report offers additional information across the areas of: Business Ethics & Responsible Practices; Responsible Investment Approach; Sustainable Innovation for Social Impact; Culture of Care; and Environmental Stewardship. Our ESG Report can be found in the Investor section of our website at https://reinsurancegroupofamericainc.gcs-web.com. The contents of our ESG Report and related supplemental information are not incorporated by reference into this proxy statement or in any other report or document we file with the SEC.
Environmental
The impact of an increase in global average temperatures will cause changes in weather patterns, resulting in more severe and more frequent natural disasters such as forest fires, hurricanes, tornadoes, floods and storm surges and may impact disease incidence and severity, food and water supplies and the general health of impacted populations. These climate change trends are expected to continue in the future and may impact nearly all sectors of the economy to varying degrees.
Climate change risk is actively monitored with regards to our investment portfolio and potential impacts on mortality and morbidity. While the long-term impacts of climate change for the Company and our clients are subject to a variety of influences, as part of the ongoing monitoring and updating of the Company's risks and exposure to anything that might change underlying mortality and morbidity trends, scenario reviews and planning are undertaken for climate-change related events. The Company utilizes information derived from those scenario reviews and other sources to help inform the public of the challenges of climate change through research articles available on our website.
The Company is committed to operating in an environmentally responsible manner and strives to be a good steward of the environment. In 2022, the Company made the commitment to become net-zero in its scope 1 and scope 2 emissions globally by the end of 2026. Our headquarters, based in Chesterfield, Missouri, was constructed in line with LEED Gold requirements. The building was designed to be highly energy efficient and includes a variety of environmental features such as a state of the art HVAC and window shade system, a sophisticated building automation system, rain water collection system, and the landscaping was designed with native grasses and plants to minimize the use of irrigation. Many of the Company's other offices around the globe also are in buildings with environmental certifications.
Over the past few years we have undertaken a number of other initiatives that exemplify our commitment to the environment, including reducing our paper consumption and implementing a robust recycling and waste reduction and/or single-use plastics reduction programs, not only at our headquarters, but at many of our leased facilities, as well.
Social
As a leading global life and health reinsurer, the way we operate, the work we do, and the support we provide to our local communities can all be traced to a desire to extend and improve the individual lives we touch, whether directly or through our business and community partners.

Diversity, Equity and Inclusion (DEI). The Board and the Company's senior management are committed to fostering a diverse and inclusive workplace that respects and embraces all of our employees. We strive to understand one another by providing a safe environment where individuals may share their stories and ideas, where learning is encouraged and one feels accepted and supported in our differences. We believe that diversity across the Company makes us more innovative, creative and enables us to fulfill our purpose - to make financial protection accessible to all.

The Company's DEI aim is to evolve RGA workplaces and the communities in which the Company has a presence into more diverse, equitable and inclusive environments. In alignment with our 5-year business plan, our Global DEI Strategy is focused in four areas:

•Talent. To foster a workforce representing the local markets we serve and to strengthen a culture that promotes equity and opportunity for all;
•Communities & Partnership. To advance DEI in the communities where we work, and within the financial services and insurance industries, through partnerships and philanthropy;
•Accountability & Measurement. To share progress against clearly established benchmarks and key performance measures that enable the enterprise to achieve meaningful progress; and
•Inclusive Workplace. To ensure employees are valued, feel a sense of belonging, are respected for their differences, and are encouraged and supported to reach their full potential.

Many actions have been undertaken throughout 2022 to improve diversity and promote equity and inclusion within the Company. As a result of our actions, we have seen improvement in representation in (i) women in Vice President and above roles throughout the world and (ii) people of color employed in the United States as demonstrated in the table below.

Growth in Representation of Women Globally and U.S. POC	2021	2022
Female Representation (Total)	48.6%	47.7%
Female Representation (Leadership, VP+)	24.0%	27.8%
Female Representation (Mid-level Management +)	31.8%	32.3%
U.S. People of Color Representation (Total)	18.0%	19.2%

Highlights of actions taken in 2022 to improve diversity and promote equity and inclusion within the Company include:

•We continue to build on our strategy to develop a diverse and highly inclusive workforce. We have a global council, comprised of senior executives to provide leadership and oversight to our overarching global DEI strategy and actions. We support and maintain Regional Diversity, Equity and Inclusion Councils as a way for employees to champion strategies and engage in helping build a more diverse and inclusive organization at a local level.
•We are committed to creating a workplace that reflects a broad range of diverse characteristics. Talent acquisition teams have partnered with local teams around the world to increase our presence at universities and industry events that focus on diverse hiring. We invest our efforts with organizations and activities where we can reach a spectrum of individuals such as those participating in the International Institute of Black Actuaries Summit, the DEI Expanding Opportunities in Insurance in the U.S. event sponsored by the American Council of Life Insurers and, in Japan, the Dive In Festival for diversity & inclusion in insurance, as well as expanding our online partnerships with organizations to reach diverse groups.
•Expanding DEI education through the creation of new learning resources, including introducing Blue Ocean Brain, a micro learning platform designed to educate employees on how to be more inclusive, and also educates employees on various aspects of diversity. We have over 1,800 unique learners engaged on the platform, consuming 3,100 pieces of content each month.
•Promoting more transparency of DEI initiatives and targets by broadly sharing our aspirational targets for representation, demonstrating our commitment to DEI. In our recent Company survey, 80% of survey respondents responded favorably that, "RGA Leadership is committed to diversity, equity, and inclusion." We also maintained accountability for DEI by including the Company's DEI initiatives as part of the strategic scorecard component of our Annual Bonus Plan.
•Launching 10 new Employee Resource Groups around the globe. These groups provide a forum for diverse talent to emerge and provide input and feedback to help strengthen a culture of inclusion. We have over 200 employees involved in either an employee resource group, community of care or a DEI Committee.
•Improving DEI data & analytics capabilities and provided a DEI dashboard to leaders to help track progress against the Company's 2026 DEI aspirations.

The Company is committed to gender and racial pay equity for all employees and has completed its fourth annual pay equity study. As in years past, the Company engaged an external consulting firm specializing in pay analysis to conduct the study. The following are key findings from the 2022 study:

•For all Company locations with 50 or more employees, when comparing pay levels for those in comparable roles, the average female-to-male pay ratio is 99.7%.
•In the United States, when using the same comparisons, the average non-Caucasian-to-Caucasian pay ratio is 100.3%.

We derive a great deal of strength from our globally diverse workforce. We have long been committed to cultivating an inclusive work environment for our employees, and ensuring our businesses are representative of the communities we serve. We will continue to prioritize our efforts in creating and sustaining a culture of diversity, equity and inclusion, both in our workplace and in the communities where we do business.

Human Capital Management. The Board believes that human capital management and succession planning, including diversity, equity and inclusion initiatives, are critical to the Company's success. Our talent is our key point of differentiation in the market and a foundation of our success. Our investment in attracting, retaining, developing and motivating key talent is vital to the creation and protection of the Company's long-term shareholder value and is a high priority for our Board.

We seek to retain our employees through our culture, competitive compensation and benefits and interesting work experiences with increasing levels of responsibility. We must continue to attract, develop and retain exceptional talent to continue producing innovative solutions for clients. Our focus on employee retention has resulted in a three-year average annual voluntary attrition rate of 7.1% globally.

The Board's involvement in leadership development and succession planning is ongoing and the Board provides input on important decisions in these areas. The Board, the Human Capital and Compensation Committee and the Nominating and Governance Committee oversee these areas and are regularly updated on key talent indicators for the overall workforce, including recruiting, attrition, engagement and diversity, equity and inclusion.

COVID-19 Employee Safety and Well-Being. We responded to the COVID-19 pandemic with decisive and swift action in 2020 to ensure the safety of our most valuable asset, our employees. Over 95% of our global employees quickly became remote workers, and remote working in several geographies continued to be the norm for 2021. Throughout 2021 and 2022, we maintained our focus on the physical and mental well-being of our employees. We created and implemented a Care Strategy to ensure a sense of community and enhance collaboration among our global teams while working remotely and social distancing. Our Care Strategy addresses many diverse topics affecting our employees including health and wellness (professionally and personally), how to work effectively in a virtual workplace and how to manage dispersed teams.

For additional information on human capital management, refer to Item 1 of the Company's financial statements in the Form 10-K for the year ended December 31, 2022, as filed with the SEC.

Charitable Giving and Volunteerism. We embrace our responsibility as a corporate leader in the communities in which we live and work. The Company participates in philanthropic activities relevant to our business and linked to our mission, vision and values. The Company and its employees regularly contribute to local, national and regional non-profit organizations that promote health, well-being, financial protection, and support for education in fields that expand the diversity of the talent pool entering the insurance industry. The Company makes contributions directly, but also a portion of those donations come from our Matching Gift Program, which enables employees to donate to the charity of their choice. We also encourage employee volunteerism with employee Volunteer Time Off, partnering with community service organizations to provide opportunities for employees to donate time and talents to assist neighbors in need.

The Company's charitable foundation, the RGA Foundation, participates in charitable giving activities worldwide in the cities and regions where we are an active member of the community and in causes relevant to our business and linked to our mission, vision and values. The RGA Foundation funds charitable grants related to priority areas, which include advancements in health, longevity, medical and mathematical education, community programs and disaster relief.

The Company is a co-founder of the Longer Life Foundation, a non-profit corporation, with Washington University in St. Louis. Each year, the Longer Life Foundation provides grants to support innovative independent research by scientific, medical and public health experts working to make discoveries that will improve long-term mortality, enhance longevity and promote healthier lives.

In the two decades since its inception, the Longer Life Foundation has funded more than 120 research projects, many of which expanded clinical knowledge in fields as diverse as longevity, genomics, obesity, older-age cognition, heart disease and cancer. More than 150 publications by foundation-funded researchers have been published in peer-reviewed scientific journals. The Longer Life Foundation is distinctive as an academic-corporate initiative to support fully independent research, the results of which are published for the benefit of the entire medical community.

The Longer Life Foundation advisory group comprises diverse university physicians and researchers, as well as medical directors and underwriting experts from the Company and other life insurance organizations; these individuals evaluate grant proposals and make recommendations to the foundation's Board of Governors for approval.

Industry Advancement. We believe strongly in the power of shared knowledge. Our employees are known industry-wide for leadership in industry organizations. The Company regularly releases research to advance the understanding of risk and improve the actuarial, underwriting, and claims disciplines.

Data Privacy & Information Security. Our Board recognizes the importance of maintaining the trust and confidence of our clients, business partners and employees. As part of its objective, independent oversight of the key risks facing the Company, the Board devotes significant time and attention to data privacy, data and systems protection, including cybersecurity and information security risks. The Board and its Cyber & Technology subgroup oversee management's approach to policies, processes and practices sufficient to gauge and address data, cybersecurity and information security risks effectively.

In 2021, the Company established a Data and Analytics Ethics Framework and Guiding Principles and an oversight board to guide and oversee emerging issues in data and analytics ethics. This framework and board enhance the Company's ability to make ethical decisions about how data and analytics processes should be used to protect personal data and avoid unfair discrimination or improper use of data beyond what local regulations might dictate.
Governance
We believe that sound principles of corporate governance are a key element of our business, and the Board of Directors is deeply involved in providing continuing insight and clarity into our governance process. We expect all directors, officers and employees to conduct business in compliance with the various corporate governance documents and policies we have implemented and we survey compliance on an annual basis.

Board Structure and Composition. We believe that the structure, practices and composition of our Board enhances effectiveness. Our directors reflect a diverse set of experiences and skills that are relevant to our industry and long-term business strategy. 83% of the members of our Board are independent, 33% are female and 42% are racially or ethnically diverse (based on U.S. standards). Women serve in leadership roles as the chair of two (out of five) of the Board's standing committees and the chairs of two other Board committees are held by ethnically diverse directors. All the members of our Board stand for election annually, with a majority voting standard in uncontested director elections.

Governance Practices. Our approach to corporate governance integrates numerous effective components of good governance practices, including a strong ethical culture, a comprehensive enterprise risk management program, an ongoing shareholder engagement program, sound financial, regulatory and legal compliance functions and corporate social responsibility. Our governance strategy focuses on delivering long-term shareholder value. For more information on our governance practices, see "Corporate Governance - Overview" above.

Board Evaluations and Assessments. The Nominating and Governance Committee supervises the Board's periodic self-evaluation assessment and review of director independence. The assessment is usually developed internally with a typical structure focused on two sections: an "inward-looking" section, in which directors respond to questions directly relating to their roles on the Board; and an "outward-looking" section, which involves questions relating to the Board as a whole. After receiving a summary of the assessment results, our Board Chair conducts individual interviews with each director to discuss responses, recommendations and concerns. This also allows directors an opportunity to raise sensitive subject matters in discussions with the Chair.

In certain years, an independent consultant is engaged to perform the assessment. In 2021, an independent consultant was engaged for this purpose and at the Board's request, the assessment included a specific focus on the Board's overall effectiveness, the functioning of the committees, and the contributions of each of the Board members. The robust process included development of interview questions, observation of Board and committee meetings, individual director interviews (including a peer review component), individual interviews of the executive management team, individual director feedback on the peer review component and a detailed final report with specific governance observations and recommendations.
Responsible Investing
RGA believes that business opportunities facing our company must be evaluated alongside the social and environmental challenges facing our world. This approach not only supports RGA's mission and purpose, but it also makes good, long-term business sense. RGA integrates a defined environmental, social, and governance (ESG) investment philosophy into investment decisions to reflect company values and to promote the long-term health and financial security of communities and the environment. ESG issues increasingly influence traditional risk factors and can have significant impacts on long-term sustainability and resilience. Since its approval in 2021, RGA's ESG investment philosophy is being integrated into all of our investment decisions to reflect our company purpose, values, commitments, and belief that we have a responsibility to care for the long-term health and financial security of diverse communities and the environment.

In 2022, RGA outlined this philosophy for all stakeholders with the publication of the enterprise's inaugural ESG report, in alignment with the Task Force on Climate-related Financial Disclosures' (TCFD) framework for corporate reporting on climate-related risks and opportunities. The report defines ESG criteria within investment strategies, such as incorporating ESG within bond investing and analyzing sustainable value in real estate investments and presents RGA's approach to responsible investing for sustainable development. The philosophy and goals outlined in the ESG report, which included reducing the carbon intensity of the corporate bond portfolio and engaging with issuers on their sustainability efforts and increasing investments to support sustainable development goals, were reflected in the Investments team's activities in 2022. For example, RGA completely eliminated exposure to tobacco investments during the year, a step that reflects the organization's commitment to human health and longevity. In 2021 we made progress toward our carbon intensity reduction. During 2022 we developed tools and methods for portfolio decomposition to better understand the sources of the carbon intensity on a portfolio, sector and individual level. By monitoring forward looking indicators of carbon risk our investment process of decarbonization has become more robust. We also completed 25 progress reports evaluating portfolio companies with high ESG risk ratings. In addition, the Company ended 2022 holding $873 million in green, social, and sustainable bonds, compared to $472 million the year prior.

The investment team understands that ESG factors are core to evaluating a Company's long-term viability, profit potential, and return on investment. We take a sector-by-sector and investment-by-

investment approach in order to partner with our investees' not only to evaluate their current ESG activities, but also their efforts to transition to more sustainable impacts. The Company also believes long-term sustainability matters impact both investors and society and thus should be considered when making investment decisions. When making real estate investments, the Company employs a disciplined process that seeks to uncover opportunities, evaluate potential risks and effectively mitigate any risk to meet our investment objectives. ESG analysis is incorporated into our underwriting process when evaluating new commercial real estate mortgage and equity investments, as well as for monitoring throughout the lifecycle of each investment. Environmental assessments are conducted for each commercial property to detect any existing or potential future environmental, health or safety issues. Including ESG considerations as part of our underwriting and due diligence process results in higher quality investments and generates greater risk-adjusted returns.

As part of the Company's commitment to social responsibility and environmental sustainability, we are committed to continuing and expanding socially and environmentally responsible investment policies within our investment portfolio and will look at other ways that our investments can help support healthier and more sustainable communities.
SHAREHOLDER ENGAGEMENT AND BOARD RESPONSIVENESS
Track Record of Responsiveness to Shareholder Feedback

RGA Shareholder Engagement Timeline
	2018	2019	2020	2021	2022
Shareholder Accountability	Bylaws amendments:
Provide shareholder access to amend bylaws
Declassify the board
Eliminate 85% supermajority vote requirements
Adopt Proxy Access
Appointed Independent Directors	Gauthier	Albo	O'Hearn	Ng	Nichols
	McNeilage	Van Wyk		Thomas	Tran
Board Composition & Diversity	Avg. Board Tenure: 9 years				Avg. Board Tenure: 3.6 years
	Board Diversity: 33%				Board Diversity: 75%
	(as of January 1, 2018)				(As of January 4, 2023)
Regular Shareholder Engagement	November 2017	October 2019		March 2021	May 2022
	May 2018	November 2019			December 2022
Environmental, Social & Governance (ESG)	1st reinsurer to receive regulatory approval for Binding Corporate Rules since the European Union's General Data Protection Regulation (GDPR) went into effect on May 25, 2018		Took extensive employee safety measures with onset of COVID-19	Committed to Net Zero Scope 1 and Scope 2 emissions by 2026	Published inaugural TCFD-aligned ESG Report with carbon footprint

			Launched Employee Resource Groups (ERGs) to support inclusive culture	Added ESG and DEI metrics into ABP, as part of the Strategic Scorecard metric.	Adopted Portfolio Carbon Intensity Reduction targets

Committed to removing tobacco investments in our portfolio by year end

The Company follows a practice of ongoing engagement with our shareholders. Communication with our shareholders occurs through a variety of means, including meetings, investor presentations, our website and other social media, and publications we issue. Our Investor Relations function leads these ongoing efforts, and specific shareholder outreach programs are held on a recurring basis to discuss issues such as governance, executive compensation, ESG and other key topics of interest to our shareholders.
Responding to Shareholder Say on Pay Feedback
The Board of Directors was disappointed by the 2022 shareholder advisory vote on executive compensation ("Say on Pay"), and the Board sought to engage in meaningful discussions with our shareholders to understand their voting decisions, their perspectives regarding the Company's compensation practices, and to discuss potential changes in our compensation programs and disclosures. These conversations, led by the Chair of our Human Capital and Compensation Committee (the "Committee"), provided valuable feedback that was shared with the Committee and the Board, and informed the deliberations of the Committee as it seeks to continuously strengthen the pay-for-performance linkage of our executive compensation program and incentives. In response to the results of the Say on Pay vote at the 2022 Annual Meeting, we reached out to investors earlier than in prior years to receive and incorporate feedback into the discussions and decisions of the Committee for 2023. In the fall and winter of 2022, we contacted shareholders collectively representing 64% of outstanding shares and had substantive conversations with shareholders representing 34% of outstanding shares. The Chair of the Committee participated in several discussions with shareholders, and in a conversation with Institutional Shareholder Services. For a full description of the shareholder outreach and Board responsiveness to the feedback we received, please see "Compensation Discussion and Analysis - Shareholder Engagement and Board Responsiveness."
POLITICAL CONTRIBUTIONS
We have established policies and procedures governing the political activities of the Company and the political action committee sponsored by our Missouri operating company, RGA Reinsurance Company. Due to our position as a leading U.S.-based reinsurer in the global life and health reinsurance industry, we actively follow state, federal and international legislation and regulation. On both the state and federal levels, we actively participate in lobbying in the interest of protecting the rights of reinsurance companies and in the pursuit of staying competitive in global markets. Internationally, we work with our trade associations to follow and address issues regarding market access and trade, data transfer and other issues that impact the manner in which we do business in foreign jurisdictions.
Like many large organizations, we have a federal political action committee, created and administered under applicable federal law. RGA Reinsurance Company sponsors the RGA Reinsurance Company Federal Political Action Committee ("RGA PAC"), a non-partisan PAC formed under the federal election laws, which makes contributions to individual candidates pursuant to federal election laws. In appropriate circumstances the RGA PAC may also make contributions to the federal political action committees of industry trade associations in which the Company participates. All contributions are made with the Company's strategic goals in mind and are intended to support candidates and issues that are important to the Company and our clients.
The board of the RGA PAC is comprised of Company employees who are members of the RGA PAC. The RGA PAC board regularly reviews the Company's political and lobbying policies and reports of political contributions. The RGA PAC board is advised of the Company's ongoing political strategy as it relates to overall public policy objectives for the next year and provides guidance to the RGA PAC. The RGA PAC files contributions and expenditure reports with the Federal Elections Commission, pursuant to federal regulations.
Under United States federal law, the Company may not contribute corporate funds or make in-kind contributions to candidates for federal office or to national party committees. In addition, our Code of Conduct ensures that no Company funds or assets are used for any candidate or nominee for political office, or for any political party or committee, except in compliance with specific Company policies and all applicable laws and regulations. When permitted, the Company makes political contributions to insurance and reinsurance trade associations that are permitted to contribute to individual candidates at the state level who understand the issues most important to us and our clients. We are generally not permitted to make political contributions to candidates for public office in foreign countries and therefore, we do not make any such contributions.

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to attract, motivate and retain senior level employees who direct and lead our business and to appropriately reward these individuals for their contribution to the business. Our Board of Directors has delegated to the Human Capital and Compensation Committee (the "Committee") the authority to establish and oversee our general compensation program, review the performance and approve the compensation of our Chief Executive Officer and review and approve the compensation of the members of our senior management, including the named executive officers. The Committee also reviews and approves this Compensation Discussion and Analysis ("CD&A") regarding executive compensation for inclusion in this Proxy Statement. During 2022, the Committee consisted of Mses. McNeilage (Chair) and Albo, and Messrs. Nichols, Ng and Thomas.
SHAREHOLDER ENGAGEMENT AND BOARD RESPONSIVENESS
Responding to Shareholder Say on Pay Feedback

In response to the results of the Say on Pay vote at the 2022 Annual Meeting, we reached out to investors earlier than in prior years to receive and incorporate feedback into the discussions and decisions of the Human Capital & Compensation Committee (the"Committee") for 2023. In the fall and winter of 2022, we contacted shareholders collectively representing 64% of outstanding shares and had substantive conversations with shareholders representing 34% of outstanding shares. The Chair of the Committee participated in several discussions with shareholders, and in a conversation with Institutional Shareholder Services.

Offered engagement with approximately	Direct one-on-one discussions with approximately	HC&C Committee Chair participated in calls with stockholders representing approximately
64%	34%	29%
of outstanding shares	of outstanding shares	of outstanding shares

In these conversations, shareholders overwhelmingly expressed strong support and appreciation for our Executive Compensation Philosophy as well as an understanding of the rationale for the actions by the Compensation Committee in light of the impact of the pandemic on our business. The following table summarizes feedback we received from shareholders, our actions in response, as well as the impact of those actions:

Shareholder Feedback ("What We Heard")		Our Action ("What We Did")	Impact of Action ("Why This is Important")
2021 One-time Grants
While expressing a preference for avoidance of one-time grants, shareholders understood the rationale for the one-time grants we made in 2021, and wanted to understand the Committee's approach to future extraordinary circumstances.

The Compensation Committee affirmed its commitment to not make discretionary, one-time awards to our named executive officers like those made in 2021 in response to the COVID-19 pandemic, absent extraordinary circumstances as determined by the Board.
Aligns with our Executive Compensation Philosophy, and clarifies our approach to extraordinary circumstances.
Pay-for-Performance	Shareholders expressed preference for emphasis on performance-based equity.	Increased performance contingent ("PCS") awards as a percentage of long-term incentive ("LTI") awards. For 2023:	Ensures that executives’ long-term interests as well as equity payouts earned are closely aligned with long-term Company performance.
Ms. Manning – 100% of LTI awards in PCS; Mr. Cheng – 75% of LTI awards in PCS; and Other NEOs – 60% of LTI awards in PCS.
	Shareholders expressed preference for multi-year performance periods.	Returned to our historical practice of 3-year performance metrics for 2022-2024 and 2023-2025 PCS Plans in line with our commitment in 2022; we intend to retain this structure.	Extends performance periods to 3 years, and focuses executives on long-term shareholder value creation.
	Shareholders expressed preference for incorporating peer-relative performance metrics.	Adopted a relative total shareholder return modifier for our 2022-2024 PCS; we retained this modifier for the 2023-2025 PCS awards.	Enhances performance equity design to better align outcomes with outperformance relative to peers.
Disclosure	Shareholders encouraged additional transparency regarding award metrics.	Updated disclosure of award metrics to provide additional transparency; Enhanced disclosure of the Strategic Scorecard metrics and evaluation methodology.	Increases transparency of disclosure.

COVID-19 IMPACT AND PAYING FOR PERFORMANCE
Recent Company Performance
In 2020, 2021 and 2022, RGA absorbed an estimated $2.4 billion of COVID-19 related impacts. Despite the magnitude of COVID-19 claims paid during this three-year period, the underlying strength of our business allowed RGA to produce meaningful earnings throughout the pandemic. More importantly, our resilient business model enabled our client partners to support their policyholders amid widespread uncertainty and loss.

The following table summarizes key financial results for the years 2019 through 2022, including the estimated impact of COVID-19 on results:

Year	Pre-tax adjusted operating income[1]	COVID-19 Impact[2]	Adjusted operating income per share[1]	COVID-19 Impact[2]	Trailing 12 month adjusted operating return on equity[1]	COVID-19 Impact[2]
2019	$1,099 million	-	$13.35	-	10.5%	-
2020	$627 million	$590 million	$7.54	$6.80	5.7%	5.0%
2021	$121 million	$1,362 million	$1.13	$15.20	0.8%	10.1%
2022	$1,261 million	$447 million	$14.43	$5.02	10.3%	1.5%
[1]See "Use of Non-GAAP Financial Measures" on page 89 for reconciliations from GAAP figures to adjusted operating figures.
2COVID-19 impact estimates include mortality and morbidity claims of approximately $720 million in 2020, with offsetting impacts from longevity of approximately $33 million, and approximately $97 million of expense savings, all tax effected at 24%. COVID-19 impact estimates include mortality and morbidity claims of approximately $1,416 million in 2021 and $453 million in 2022, with offsetting impacts from longevity of approximately $54 million in 2021 and $6 million in 2022; all tax effected at 24%.

During 2020 and 2021, the Company delivered strong profitability, excluding COVID-19 impacts, and continued to add to the underlying earnings power of the business by deploying a record amount of capital into in-force and other transactions in 2021. This helped to generate record profitability in 2022 and the Company expects to deliver additional profitability in the future. Highlights from 2022 include:

•Record adjusted operating income of $14.43 per diluted share.
•Trailing 12 months adjusted operating ROE of 10.3%.
•Strong organic new business activity, with premiums up 8.4% on a constant currency basis.
•Capital deployment of $430 million into in-force and other transactions.
•Total shareholder capital returns of $280 million, including $75 million in share repurchases.

Adjusted operating income and adjusted operating ROE are non-GAAP financial measures. See "Use of Non-GAAP Financial Measures" on page 89 for reconciliations from GAAP figures to adjusted operating figures.

COVID-19 Impact on Compensation

As disclosed in the proxy statements for the previous two annual meetings of shareholders, the COVID-19 pandemic had a significant impact on compensation, including:

•While compensation decisions were made too early in 2020 for the Company to fully ascertain the significant impact of COVID-19 on Company performance, salaries and incentive targets for senior executives were held flat in 2021.
•The 2020 and 2021 Company-wide ABP results both paid out below target, at 80.0% and 81.1% of target, respectively.
•PCS awards granted in 2018, 2019 and 2020 all had a 0% payout primarily as a result of COVID-19 and the Committee's decision to make no adjustments to the performance metrics and goals to PCS awards that were already outstanding. Historically, PCS grants represented 75% of equity grants for our named executive officers.
•The decline in the Company's stock price eliminated the value of recently granted stock appreciation rights. As of March 2021, all SARs granted from 2017 to 2019 were under water.

As a result of this unprecedented situation and as disclosed in the proxy statements for the previous two annual meeting of shareholders, in March 2021 the Committee determined that a one-time equity award to named executive officers and other executives was necessary for the engagement of our executive team to advance our strategic objectives and to recognize the performance of our leaders in navigating the Company through the COVID-19 pandemic. Absent this additional one-time equity award, the impacts to total realized compensation on the Company's executive officers would have been material and long-lasting, presenting significant challenges in the retention and engagement of key talent, as demonstrated below under "Realized and Realizable CEO Pay." The Committee believes that this one-time grant was necessary to align pay and performance for our executives given the unprecedented nature of the COVID-19 pandemic.

Realized and Realizable CEO Pay

Given the design of our long-term incentives, Company executives do not realize the full value of their target total direct compensation opportunity unless the Company meets or exceeds critical financial and strategic objectives, and the Company's stock price appreciates. The Committee believes the realizable compensation (as defined below) for our executives, including that for our CEO, Ms. Manning, more accurately describes the compensation they actually realize, as compared to the amounts in the Summary Compensation Table and Outstanding Equity Awards at 2022 Year End Table, because such tables do not take into account the actual or expected payouts of equity awards.

The following table displays Ms. Manning's target total direct compensation and realizable compensation since she became CEO at the beginning of 2017. "Target total direct compensation" is comprised of:

•base salary;
•annual bonus plan (ABP) grants;
•restricted share unit grants;
•performance contingent awards grants; and
•stock appreciation rights grants.

"Realizable compensation" is comprised of:

•actual annual base salary received;
•ABP payouts received; and
•the estimated value of vested and unvested equity awards as of December 31, 2022.

Over the six-year period detailed below, Ms. Manning's average realized/realizable compensation is 84% of her target compensation, compared to a total shareholder return of 26% over the same time period for the Company's shareholders.

REALIZABLE CEO PAY
	Target Pay[1]					Realized/Realizable Actual Pay[2]
Year	Base Salary	Target Bonus $	Target LTI	One-Time LTI	Target Total Compensa-tion	Base Salary	Bonus Payout	Realizable/Realized Regular LTI	One-Time LTI	Actual Total Compensa-tion
2022	$1,030,000	$2,060,000	$6,250,000	$0	$9,340,000	$1,030,000	$3,374,547	$8,070,854	$0	$12,475,401
2021	$1,030,000	$1,854,000	$5,750,000	$7,000,000	$15,634,000	$1,030,000	$1,504,315	$5,288,079	$7,709,803	$15,532,197
2020	$1,030,000	$1,854,000	$5,750,000	$0	$8,634,000	$1,030,000	$1,390,500	$2,312,205	$0	$4,732,705
2019	$1,030,000	$1,545,000	$4,500,000	$0	$7,075,000	$1,025,385	$2,144,954	$0	$0	$3,170,339
2018	$1,000,000	$1,500,000	$3,750,000	$0	$6,250,000	$992,308	$1,308,840	$0	$0	$2,301,148
2017	$950,000	$1,235,000	$3,245,000	$0	$5,430,000	$950,000	$2,400,574	$2,451,100	$0	$5,801,674
Avg. 2017 - 2022	$1,011,667	$1,674,667	$4,874,167	N/A	$8,727,167	$1,009,616	$2,020,622	$3,020,373	N/A	$7,335,577
[1]Average of base salary earned, target ABP opportunity, and long-term incentive value granted from 2017 through 2022.
[2]Average of base salary earned, actual ABP payout received, the value of vested/exercised long-term incentive awards, and the estimated current value of unvested/unexercised long-term incentive awards granted from 2017 through 2022, calculated as:

●
Vested/exercised stock appreciation rights (SARs) and performance contingent shares (PCS) units are valued at time of vesting or exercise, using a performance factor of 131.5% for the completed 2017-2019 cycle, and a factor of 0% for the 2018-2020, 2019-2021 and 2020-2022 cycles and a performance factor of 100% for the one-time performance share unit (PSU) award. PCS and PSU payouts include reinvestment of additional units received as dividend-equivalents.

●	Unvested/unexercised SARs are valued based on the spread value between the exercise price and $142.09, the closing price of RGA's shares as of December 31, 2022.
●	Open-cycle performance contingent awards are included assuming target (100%) payouts for the 2021-2023 and 2022-2024 PCS cycles.

The table above shows that, including the one-time LTI equity award and the zero payouts for the 2018-2020, 2019-2021 and 2020-2022 PCS awards, Ms. Manning's average actual realizable compensation over her six-year tenure as CEO was 84% of target. The Committee believes this is a reasonable outcome that appropriately balances Ms. Manning's exceptional leadership with the impact of the COVID-19 pandemic on shareholder returns. In what is a long-term business, the Committee believes that the strong financial results in 2022 demonstrate the underlying strength of the Company's franchise, which has been preserved and strengthened by Ms. Manning's leadership.

The Committee believes that the Company's strong performance in 2022, despite a $447 million impact on pre-tax adjusted operating income due to COVID-19, supports the Committee's decision to make the one-time grant of equity to Ms. Manning and other executives, in addition to the following considerations:

•the Company's strong economic performance prior to the COVID-19 pandemic, the results of which were negated in performance-based long-term incentive awards that would have paid-out during the pandemic;
•Ms. Manning's leadership during the COVID-19 pandemic, which helped the Company generate meaningful new business during the pandemic and strongly positions the Company for future success;
•the Committee's recognition that the design of certain elements of the Company's incentive compensation program (e.g., using absolute financial metrics, not comparing results to Company peers, and relatively narrow ranges between minimum, target and maximum payout thresholds for the financial metrics that determine payouts) did not fairly compensate employees during stress scenarios such as a pandemic; and
•the desire to retain Ms. Manning and other senior executives receiving the one-time equity award.

OVERVIEW OF COMPENSATION PRACTICES
2022 Named Executive Officers
Choosing the right leadership for the Company is among the Board's most important responsibilities and both the Board and the Committee are committed to ensuring the Company's leadership team has the right talent, with compensation programs aligned to our strategy and pay aligned to performance and the creation of long-term shareholder value. For 2022, our named executive officers were as follows:

2022 NAMED EXECUTIVE OFFICERS
Name	Title
Anna Manning	President and Chief Executive Officer until January 4, 2023, and Chief Executive Officer thereafter
Todd C. Larson	Senior Executive Vice President, Chief Financial Officer
Tony Cheng	Executive Vice President, Head of EMEA, Asia and Australia until January 4, 2023, and President thereafter
Leslie Barbi	Executive Vice President, Chief Investment Officer
Ronald Herrmann	Executive Vice President, Head of U.S. and Latin American Markets

Appointment of Tony Cheng as President

On January 4, 2023, the Board announced the appointment of Mr. Cheng as President. Ms. Manning, Chief Executive Officer, relinquished the title of President on such date. The Board also announced that Ms. Manning is expected to retire and relinquish the title of Chief Executive Officer on December 31, 2023, at which time the Board plans to appoint Mr. Cheng as Chief Executive Officer.

Pursuant to an offer letter between the Company and Mr. Cheng, he will receive an annual salary of $750,000 as President. He will continue to participate in the Annual Bonus Plan and his target bonus will be 150% of his annual salary. In light of his expanded responsibilities, ABP goals will be established in his role as President. The offer letter also provides that Mr. Cheng will continue to participate in the Company's long-term incentive program and his target award grant for 2023 will be $2,062,500, allocated to 75% performance contingent shares ("PCS") and 25% stock appreciation rights ("SAR").

The offer letter provides that upon his appointment to Chief Executive Officer and subject to Board approval, Mr. Cheng's annual salary will increase to $950,000, his ABP target will increase to 175% of annual salary and his long-term incentive program target will be $5,700,000.

Our Compensation Philosophy and Objectives
The philosophy and objectives of our executive compensation programs are to:
•create incentives that will focus executives on, and reward for, increasing long-term shareholder value;
•reinforce our pay for performance culture by making a significant portion of compensation variable and based on Company and business unit performance;
•align the long-term financial interests of our executives with those of our shareholders through equity-based incentives and by building executive ownership in the Company; and
•provide competitive total compensation opportunities that will attract, retain and motivate high-performing executives.
In 2022, we used the following performance measures to determine incentive compensation payouts under our Annual Bonus Plan:
•adjusted operating income per share;
•strategic scorecard;
•new business embedded value; and
•adjusted operating revenue.
The strategic scorecard is designed to assess performance in select key focus areas. For 2022, these were:
•strategy execution;
•cybersecurity and data loss prevention;
•diversity, equity and inclusion; and
•environmental, social and governance.

Specific goals and metrics were developed at the beginning of 2022 for each focus area. In February 2023, achievements relative to these metrics were assessed by the Committee, based on feedback from management and the Board.

For the 2021-2023 PCS program, the Committee established specific financial performance metrics for each of 2021 and 2022, with 2023 serving as an additional time vesting period. PCS grants prior to 2021 measured financial performance over a three-year period, but due to the global pandemic and uncertain business environment the Committee altered the measurement period for the 2021 grants only. In line with shareholder feedback, the grants made in March 2022 for the 2022-2024 PCS program returned to measuring financial performance over a three-year period.
For a more detailed discussion on and definitions of all our performance metrics, see "Five Elements of Compensation" and "2022 Compensation Actions and Results."
Compensation Program Practices
We have designed our compensation program to drive performance toward achievement of our short, intermediate and long-term goals and to increase long-term shareholder value, while appropriately balancing risk and reward. We regularly review our program to incorporate appropriate compensation practices, which currently include the following:

What We Do
✓
Pay-for-Performance. We have a pay-for-performance executive compensation structure that provides an appropriate mix of short, intermediate and long-term performance incentives, with emphasis on the creation of shareholder value. Our executive compensation is closely aligned with financial performance because the majority of the total compensation for our executives is earned only upon the achievement of corporate, business unit and/or individual performance goals. Other than base salary, we do not provide any fixed compensation.

✓
Use of Multiple Financial Performance Metrics. Our incentive compensation programs utilized multiple financial performance metrics, including adjusted operating income per share, new business embedded value and adjusted operating revenue for our Annual Bonus Plan and adjusted operating return on equity and book value per share excluding AOCI for our Performance Contingent Shares. These financial metrics are focused on performance and creation of long-term shareholder value.

✓
Compensation Benchmarking with Reference to Median. The Committee reviews publicly available information of peer companies to evaluate how our named executive officers' compensation compares to executives in similar positions at other companies and considers that information when establishing compensation. In most markets, we align our executive compensation target levels with the market median to retain current talent and attract new talent.

✓
Compensation Recoupment Policy. We have an Executive Incentive Recoupment Policy which permits the Company to recoup all or a portion of an incentive award paid to certain executives upon the occurrence of specified recoupment events, including a financial restatement and misconduct. We have incorporated the provisions of this policy into our Flexible Stock Plan and award agreements. The Company expects to either amend the existing Executive Incentive Recoupment Policy or adopt a new policy in order to comply with upcoming New York Stock Exchange listing standards to be adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC regulations.

✓
Stock Ownership Guidelines. To further align the long-term interests of our executives and our shareholders, we have robust stock ownership requirements for our executive officers. For additional information, see "Stock Ownership - Other Securities Ownership Information - Executive Stock Ownership Guidelines."

✓	Independent Compensation Consultant. The Committee benefits from its use of an independent compensation consulting firm which provides no other services to the Company.
✓	Committee Discretion. The Committee has discretion to increase, reduce or eliminate any Annual Bonus Plan incentive award.
✓	Programs Designed to Manage Dilution Efficiently. We design our long-term incentive programs to manage dilution through the use of stock-settled stock appreciation rights and net-settled options.
✓	Shareholder Value. We design our equity compensation programs to appropriately balance short, medium and long-term focus on key drivers of shareholder value creation.

What We Don't Do
X
No U.S. Employment Contracts. We do not have any employment or contractual pre-employment severance agreements for our U.S. named executive officers and we only offer limited benefits on termination of employment.

X
Limited Perquisites. We do not offer our executives personal benefit perquisites, such as aircraft, cars or apartments and we do not reimburse our executives for personal benefit perquisites such as club dues or other social memberships, except in some foreign countries where such perquisites are required to maintain a local competitive position.

X	No Preferential Payments. We do not pay preferential or above market returns on executive deferred compensation.
X	Limited Benefits Upon Change in Control. We have limited benefits upon change in control and our Flexible Stock Plan does not require that awards automatically accelerate upon a change in control.
X	No Repricing of Grants. Our Flexible Stock Plan prohibits repricing for underwater stock options and stock appreciation rights.
X	No Golden Parachutes or Gross-Ups. We do not have any golden parachute agreements or tax gross-ups for severance payments with our executives.
X
No Speculative Trading. Our Insider Trading Policy prohibits employees and directors from short-selling Company securities, and strongly discourages the use of margin accounts, standing and limit orders or any other transaction where there is no control over the timing of purchases or sales which could result in a trade occurring at a time when the employee is aware of material non-public information or otherwise not permitted to trade.

X
No Unapproved Hedging. Our Insider Trading Policy prohibits employees and directors from engaging in hedging or monetization of Company securities, which can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Exemptions to this general prohibition may be sought from the General Counsel on a case-by-case basis and are subject to pre-clearance.

X
Pledging Discouraged. Our Insider Trading Policy strongly discourages employees and directors from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Say on Pay Feedback from Shareholders

A primary focus of the Committee is whether the Company's executive compensation program serves the best interests of the Company's shareholders. At the Company's 2022 Annual Meeting, our shareholders cast 62% of votes in support of the compensation program described in the proxy statement for that meeting. The Committee was disappointed with this result and sought to engage with shareholders as a result of this vote. Thus, the Company engaged in a shareholder outreach program as described under "Corporate Governance - Shareholder Engagement and Board Responsiveness" above. Prior to 2022, shareholder feedback on Say on Pay at our previous annual meetings was uniformly positive as reflecting in the following table:
SAY ON PAY VOTES

Annual Meeting Year	Percentage of Votes Cast in Favor of "Say on Pay"
2021	95%
2020	98%
2019	98%
2018	98%
2017	98%
2016	98%
2015	98%
2014	97%
2013	99%
2012	96%
Ten Year Average (excluding 2022)	97.5%
As part of its ongoing review of our executive compensation program, the Committee took the shareholder feedback into consideration, along with an overall review of the compensation program, when making compensation decisions for 2022 and 2023. Please see "Shareholder Engagement and Board Responsiveness" above.

Compensation Pay Mix
The following graph demonstrates 2022 target compensation pay mix by elements* for each of our named executive officers who continue to be employed by the Company:

Target Compensation Pay Mix By Element
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
16.7%
16.7%
33.5%
22.1%
11.0%
12.2%
12.2%
24.5%
28.9%
22.2%
8.9%
8.9%
17.6%
35.2%
29.4%
12.5%
12.5%
25.0%
25.0%
25.0%
9.4%
9.4%
18.6%
31.3%
31.3%
Manning
Larson
Cheng
Barbi
Herrmann
Salary (fixed)
Target Cash Incentive (variable)
Performance Contingent Awards (variable)
Stock Appreciation Rights (variable)
Restricted Stock Units (variable)

*Calculation excludes pension and retirement benefits.

FIVE ELEMENTS OF COMPENSATION
Compensation Elements
Our compensation program consists of the following five elements:
	Element	Form	Key Features
1.	Base Salary	Cash	●	Fixed compensation intended to attract and retain top talent.
			●	Generally, we target base salary around the median of our peer companies, but this varies with individual skills, experience, responsibilities, performance and location.
			●	Represents 23.8%* of the average named executive officer target total compensation for 2022.
2.	Annual Bonus Plan	Cash	●	Serves as an annual performance incentive to achieve established business goals.
			●	Tied to one or more of the following factors: overall Company performance, performance of the participant's division or business unit and individual performance.
			●	Performance goals established in the first quarter of each year with financial goals of each business unit aligning to corporate goals.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on performance.
			●	The Annual Bonus Plan company-wide objectives were measured using the following components: (i) adjusted operating income per share; (ii) strategic scorecard; (iii) new business embedded value and (iv) annual adjusted consolidated revenue. The strategic scorecard is an assessment of performance in select key focus areas, including strategy execution; cybersecurity and data loss prevention; DEI and ESG.
			●	Represents 28.5%* of the average named executive officer target total compensation for 2022.

3.	Performance Contingent Awards	Equity	●	Serves as a performance incentive to achieve established long-term financial measures and align our executives’ interests with those of our shareholders.
			●	Performance goals established at the beginning of each three-year cycle and fully vest after three years.
			●	Payouts range from 0% of target payout to 200% of target payout, depending on Company performance.
			●	Due to the impact of the COVID-19 pandemic on the Company's 2020 and 2021 financial results, Company financial performance for the 2018-2020, 2019-2021 and 2020-2022 performance contingent share ("PCS") performance periods was below the threshold required for payment with respect to each of the three metrics, resulting in a zero payout overall for each of these three performance cycles.
			●	PCS grants represent 50% of long-term incentive compensation grants for 2021 and 2022. For the 2023 PCS grants, PCS represents 100% of the long term compensation grant for the CEO, 75% for the President and 60% for all other named executive officers.
			●	For 2022 and 2023 grants, the Company is measuring financial performance over a three-year period, consistent with historical practice. Performance is based on (i) three-year average adjusted return on equity and (ii) three-year book value per share, excluding accumulated other comprehensive income, growth rate. Results may be modified up or down by a maximum of 10% based on three-year relative total shareholder return. Targets established for the 2022 grant have been adjusted for impacts of Long-Duration Targeted Improvements ("LDTI") under new GAAP accounting rules effective January 1, 2023.
			●	Performance contingent awards represented 23.9%* of the average named executive officer target total compensation for 2022.
4.	Stock Based Awards	Equity	●	Intended to motivate performance, promote appropriate risk-taking, align our named executive officers' long-term interests with shareholders' interests and promote retention.
			●	Stock appreciation rights vest 25% per year, on December 31 of each year.
			●	Restricted Share Units cliff-vest after a three year period.
			●	Restricted share units represented 11.9%* of the average named executive officer target total compensation for 2022.
			●	Stock appreciation rights represented 11.9%* of the average named executive officer target total compensation for 2022.
5.	Retirement and Pension Benefits	Deferred Cash	●	Intended to provide a competitive level of post-employment income as part of a total rewards package that supports our ability to attract and retain key members of our management.
			●	In the U.S. there are two types of plans: qualified plans and non-qualified plans.
● Qualified plans are provided to eligible employees up to specified maximum amounts as determined by federal tax authorities.
● Non-qualified plans are provided to eligible employees who earn compensation above the maximum amounts established by federal tax authorities.
			●	Hong Kong retirement and pension benefits are split between: (i) a mandatory provident fund where employees and employer contribute up to a maximum amount and (ii) a supplementary fund for compensation in excess of the maximum amount applicable to the mandatory provident fund benefit.
*Calculation excludes pension and retirement benefits. Average percentages are rounded.
The performance contingent awards and the stock-based awards described above collectively form the Company's long-term incentive ("LTI") plan. For 2021 and 2022, the LTI for named executive officers comprised of 50% PCS, 25% RSUs and 25% SARs. For 2023, the LTI was allocated as follows:

•100% PCS for Ms. Manning;
•75% PCS and 25% SARs for Mr. Cheng; and
•60% PCS, 20% RSUs and 20% SARs for all other named executive officers.

The structure of the 2023 LTI award for Ms. Manning took into consideration that 2023 will be her last year as Chief Executive Officer.

Compensation Element #1 - Base Salary
The Committee begins its annual review of base salary for the named executive officers and senior management through discussion with the CEO on the previous year's expectations and achievements for each executive and their pay histories. In addition, the Committee references the base salary pay levels as compared to similar roles at our peer companies. The annual base salary determinations for executives are typically effective in the first quarter of each year, following the executive's annual performance review, which includes a discussion about individual results against defined expectations. Adjustments to base salary are made periodically to recognize competitive changes, personal performance or change in position or responsibilities.
Compensation Element #2 - Annual Bonus Plan
Approximately 98% of our employees participated in our 2022 Annual Bonus Plan ("ABP"), which provides annual cash incentive compensation based on one or more of the following factors: the Company's overall performance, the performance of the participant's division, business unit or department and individual performance during the previous year. Under the ABP, participants may receive a cash bonus each year. Actual payouts are capped at 200% of target.
The ABP award is designed to serve as a short-term incentive. The target-level performance goals established by the Committee are intended to require substantial efforts by our management team toward our strategic goals, while at the same time they are intended to be within reach if such efforts are made and provide additional rewards for extraordinary achievement. The Committee establishes ABP objectives for the Company before the end of the first quarter each year and determines results and awards in March of the following year. In 2022, ABP objectives were measured using the following components:
2022 COMPANY ANNUAL BONUS PLAN METRICS

Component	Weight	Definition
Adjusted Operating Income Per Share[1]	50%	Adjusted operating income per share is our net income per share from continuing operations less realized capital gains and losses and certain other non-operating items.
Strategic Scorecard	25%
The Strategic Scorecard is an annual assessment of accomplishments and progress on strategic non-financial goals and is comprised of the following four categories: Strategy Execution; Cybersecurity and Data Loss Prevention; Environmental, Social and Governance (ESG) and Diversity, Equity and Inclusion (DEI).

New Business Embedded Value	15%
New business embedded value ("NBEV") is a measure of the value of the profits expected to emerge from new business net of the cost of supporting capital. NBEV is a forward-looking calculation that reflects the lifetime value created through new business sales.

Annual Adjusted Consolidated Revenue	10%	Annual adjusted consolidated revenue is total revenues earned by the Company less any excluded transactions undertaken for capital management or risk management purposes during the annual performance period.
[1]See "Use of Non-GAAP Financial Measures" on page 89 for reconciliations from GAAP figures to adjusted operating figures.
The targets established by the Committee reflect our annual goals for these metrics. The allocation of ABP awards between individual, business unit and overall Company performance varies for each participant and is based on his or her job responsibilities. In general, allocations for business unit, departmental and individual performance are weighted more heavily for employees with less overall Company responsibility. In contrast, allocations for the Company's overall performance are weighted more heavily for senior executives because their roles involve greater Company-wide responsibility. Awards are based on a specific target percentage of salary, which varies for each participant. Based on these criteria, the Committee approves a list of senior management participants, which includes (as applicable) individual incentive and/or business unit or division allocations, a minimum performance level that must be met before any payment can be made, as well as a target and a maximum.
Business unit results are based on each business unit's financial performance metrics. While we intend to tie individual performance to clearly articulated and objective measures, it is necessary and at times prudent for management to use a certain degree of discretion in evaluating individual results. We consider business unit and individual performance when evaluating total compensation and may from time to time establish a specific ABP allocation for a particular business objective or project. The types of individual performance that may be taken into consideration include contributions toward revenue growth, earnings per share, return on equity capital, expense management, operational activities, risk management or product or client development, as well as items such as progress toward achievement of strategic goals, leadership capabilities, development of staff or progress on major projects in which the individual holds a key role.

The Strategic Scorecard is an annual assessment of accomplishments and progress on strategic non-financial goals in recognition of their importance to protecting, supporting, and enhancing the Company's brand, client partnerships, regulatory position, and other organizational objectives. It has an overall weight allocation of 25% of the Company ABP, with the individual goal weighting as detailed below:

•Cybersecurity/Data Loss Prevention (20%). This goal focuses on enabling the business, navigating the regulatory landscape, managing cyber to an acceptable level of risk, and building a culture of privacy and security.
•Environmental, Social, and Governance (15%). The ESG category measures the Company's performance in executing a strategy and priorities for 2022 and beyond that address the Company's environmental impact, social responsibility, and governance policies.
•Diversity, Equity, and Inclusion (15%). The DEI component assesses efforts to foster a culture that embraces and accepts differences, empowers the workforce through education, and attracts, hires, and develops a diverse workforce.
•Strategy Execution (50%). This goal encompasses four areas where success is essential to the execution of the Company's five-year strategy:

1.Long-Duration Targeted Improvements ("LDTI"). Implementation of new accounting rules, which take effect January 1, 2023, and impact how we measure and report key financial metrics.
2.U.S. Pension Risk Transfer. This goal is linked to fully developing and deploying our capabilities to enable us to compete for business in the future.
3.Alternative Capital. This goal focuses on our ability to generate capital for new business through innovative transactions and alternative retrocessions.
4.Update Pricing Model. This goal is linked to a strategic initiative designed to ensure that the Company's pricing framework and biometric assumptions enable decisions that are consistent with our risk appetite.

The Strategic Scorecard categories and Company performance in each category were evaluated on a 1-5 scale, with "3" as meeting expectations, "1" as fully missing expectations, and "5" as fully exceeding expectations. The Committee determined an overall performance result for each goal and the total scorecard based on input from management and all Board members. The Committee's recommendation also required endorsement from the Board.

Additionally, we modify the calculation of Adjusted Operating Earnings Per Share and Adjusted Total Revenue for purposes of the ABP to exclude variable investment income ("VII") such as earnings from non-coupon investments, including joint ventures and limited partnerships, prepayment fees, and call premium and consent fees from fixed maturity investments under certain circumstances. We will make such an adjustment if VII falls outside of a range of -50% to +50% of variable investment income expected in our annual financial plan. The following is the 2022 plan and range of variable investment income which illustrate the amounts that would not be subject to such an adjustment:

(USD Millions)	50%	Plan	150%
Variable investment income	$101.2	$202.4	$303.6
The Committee has the discretion to amend compensation payable under the ABP and the Committee may exercise such discretion to reduce ABP compensation if it believes Company financial results do not appropriately represent Company performance and efforts or if payment would be misaligned with shareholder interests. We believe this creates better market alignment with the ABP design.

Compensation Element #3 - Performance Contingent Awards
Our Performance Contingent Awards are part of a performance-driven incentive program under our Amended & Restated Flexible Stock Plan ("Flexible Stock Plan"). The Flexible Stock Plan provides for the grant of performance contingent shares ("PCS"), stock options, stock appreciation rights ("SARs"), net-settled stock options, restricted stock, restricted stock units ("RSUs") and other stock-based awards, as well as cash awards, to our employees. Executives in leadership or senior management roles, or who are considered top subject matter experts within our Company, participate in this program.
Our PCS program represents a significant portion of target compensation for our named executive officers and for other senior executives. The PCS grants are designed to allow us to reward the achievement of specific corporate financial performance goals with equity that is earned on the basis of Company performance.
We implemented our performance contingent award program because we believe it is consistent with our pay-for-performance compensation philosophy and achieving the financial performance necessary to increase shareholder value. We believe that the PCS grants require management to focus on growth and return on equity, while the SARs and RSUs are designed to focus attention on accomplishment of longer-term goals and the creation of long-term shareholder value.
The Committee annually evaluates the appropriate mix of pay elements in comparison to the market to remain competitive in our compensation practices and to best support our strategy. We also annually review the performance metrics to ensure they accurately align compensation with our intermediate-term goals and make changes or adjustments to such metrics when appropriate.
The Committee sets award levels with a minimum level of Company performance that must be met before any payment to the individual can be made, as well as a target and a maximum. We use linear interpolation to determine the percentage of the target when performance falls between the minimum, target or maximum performance levels. If we do not meet minimum performance goals, payouts under the awards will not be made. If we exceed those performance goals, payouts under the award can be as much as 200% of the targeted award opportunity. As the Committee considers the financial objectives for a particular performance period, targets are set at amounts or ranges that are generally consistent with our publicly disclosed growth rate goals. The Committee believes that achievement of the targets will require a high level of financial and operating performance and the goals and ranges established for all PCS grants are challenging but achievable.
PCS grants are not treated as outstanding shares until the performance results over the three-year performance period are calculated and payouts under the awards are made as determined and approved by the Committee. Payouts are made in common stock. Payment is also contingent upon the participant's employment status with the Company at the end of the three-year performance period.
As discussed below under "Executive Compensation Process - Competitive Marketplace Assessment," the Committee determines a target total compensation package for our named executive officers based on an analysis of competitive market conditions and overall Company performance. All participants are required to maintain an acceptable level of performance to be eligible to receive equity incentive awards.
For the 2021-2023 PCS program, the Committee established specific financial performance metrics for each of 2021 and 2022, with 2023 serving as an additional time vesting period. PCS grants prior to 2021 measured financial performance over a three-year period, but due to the global pandemic and uncertain business environment the Committee altered the measurement period for the 2021 grants only.

2021-2023 PCS PERFORMANCE METRICS (MEASURED IN EACH OF 2021 AND 2022 ONLY)

Component	Weight	Definition
Adjusted Operating Return on Equity[1]	33.5%	This metric is is calculated as adjusted operating income for the applicable year divided by average adjusted stockholders' equity. Adjusted stockholders' equity represents total stockholders' equity excluding accumulated other comprehensive income. The average of adjusted stockholders' equity will use monthly data points during the one-year evaluation period.
Adjusted Operating Income[1]	33.5%	This metric is calculated for the applicable year as net income excluding substantially all of the after-tax effect of net investment related gains and losses, changes in the fair value of certain embedded derivatives and related deferred acquisition costs, any net gain or loss from discontinued operations, the cumulative effect of any accounting changes occurring after the targets have been established, and other items that management and the Committee believes are not indicative of the Company's ongoing operations.
Book Value per Share, Excluding AOCI[1]	33.0%	This metric is defined as adjusted stockholders' equity for the applicable year divided by the end of period outstanding shares of the Company's common stock. Adjusted stockholders' equity represents total stockholders' equity excluding accumulated other comprehensive income ("AOCI"). Book value per share and adjusted stockholders' equity excluding AOCI are non-GAAP financial measures.
[1]See "Use of Non-GAAP Financial Measures" on page 89 for reconciliations from GAAP figures to adjusted operating figures.

In March 2022, the Committee eliminated the Adjusted Operating Income metric from PCS grants to remove overlap with the same metric in the Annual Bonus Plan. Going forward, the Company will use the two remaining metrics to measure PCS performance — three-year book value per share, excluding AOCI (50%) and average operating return on equity (50%). Additionally, the Committee has added a Relative Total Shareholder Return modifier, recognizing both the prevalence of relative total shareholder return metrics among the Company's peers and the importance of measuring the Company's performance against its peers. The Committee believes the addition of this modifier better aligns the Company's long-term incentive compensation program with market practices and reflects broader competition for investor capital. As such the metrics for PCS grants for the 2022-2024 performance period are:
2022-2024 PCS PERFORMANCE METRICS

Component	Weight	Definition
Book Value per Share, excluding AOCI, Growth ("BVPS Growth")[1]	50.0%	BVPS Growth for each Performance Cycle is defined as the average of the annual growth rates in book value per share, excluding AOCI, for each year in the performance cycle.
Average Operating Return on Equity ("Average ROE")[1]	50.0%
Average ROE for each Performance Cycle is defined as the average "Adjusted operating return, excluding standard adjustments, on equity (ex AOCI) - trailing 12 months" for each of the three years of the Performance Cycle. Standard adjustments identified are actuarial assumption reviews (e.g., mortality, morbidity, and lapse assumption changes and their impact on reserves and the carrying value of deferred acquisition costs), variable investment income outside of a range of -50% to +50% of income on these investments included in the three-year plan, and integration costs or other adjustments related to merger and acquisition activity. Standard adjustments represent a positive or negative impact to adjusted operating income.

[1]See "Use of Non-GAAP Financial Measures" on page 89 for reconciliations from GAAP figures to adjusted operating figures.

The Company's Relative Total Shareholder Return ranked against an established group of companies will modify the results of the above metrics up or down by a maximum of 10%. The established group of companies is different from the Company's Peer Group and includes Life and Health Insurance peers that respond similarly to the macroeconomic environment.

Relative TSR Modifier Peer Group
Aflac Incorporated	Manulife Financial Corporation
American Equity Investment Life Holding Company	MetLife, Inc.
Brighthouse Financial, Inc.	Primerica, Inc.
CNO Financial Group, Inc.	Principal Financial Group, Inc.
Globe Life Inc.	Prudential Financial, Inc.
iA Financial Corporation Inc.	Sun Life Financial Inc.
Lincoln National Corporation	Unum Group

The Committee may remove a company from the established group due to events that have a substantial impact on their business, including bankruptcy, insolvency, merger or similar events that significantly change the operational scope of the company.

Award payouts are also subject to adjustment as a result of changes in the award's performance metrics related to the Company's adoption of Long-Duration Targeted Improvement accounting changes.
Compensation Element #4 - Stock Based Awards
Stock Appreciation Rights
Stock Appreciation Rights ("SARs") are granted annually under our Flexible Stock Plan to executives in leadership or senior management roles, or to employees considered top subject matter experts within the Company. The number of SARs granted annually is based on the grant recipient's position and level of responsibility within the Company. The Committee considers compensation data of our peer companies and published surveys in determining the total target compensation, inclusive of SARs granted to our named executive officers and other participants. We believe this program focuses participants on our strategic and financial goals while aligning our executives’ interests with those of our shareholders and promoting retention. For more information on our peer companies, see "Executive Compensation Process - Competitive Marketplace Assessment."
The vesting schedule for SARs grants is four years, 25% of which vests on December 31 of each of the four years. The grant value of a SAR is equal to the NYSE closing price of the Company's common stock on the grant date of the award (i.e., the date of the March Committee meeting at which the Committee approves the grants), multiplied by a Black-Scholes Model factor (which calculates the current economic value of a SAR using assumptions that include exercise price, the term of the award, a risk-free rate of interest, dividend yield and observed market volatility). Upon vesting, the SARs become exercisable by recipients and upon exercise are settled in unrestricted shares of common stock. The SARs expire 10 years after the grant date.
Restricted Stock Units
The Company grants restricted stock units ("RSUs") to executives in leadership or senior management roles, or to employees considered top subject matter experts within our Company under our Flexible Stock Plan. The number of RSUs granted annually will be based on the grant recipient's position and level of responsibility within the Company. The Committee considers compensation data of our peer companies and published surveys in determining the total target compensation, inclusive of RSUs, granted to our named executive officers and other participants. We believe this program aligns our executives' interests with those of our shareholders and promotes retention.
RSUs vest on December 31st of the third year from grant. Upon vesting, the RSUs are settled in unrestricted shares of common stock.
The performance contingent awards and the stock-based awards described above collectively form the Company's long-term incentive ("LTI") plan. For 2021 and 2022, the LTI for named executive officers comprised of 50% PCS, 25% RSUs and 25% SARs. For 2023, the LTI was allocated as follows:
•100% PCS for Ms. Manning;
•75% PCS and 25% SARs for Mr. Cheng; and
•60% PCS, 20% RSUs and 20% SARs for all other named executive officers.

The structure of the 2023 LTI award for Ms. Manning took into consideration that 2023 will be her last year as Chief Executive Officer.

Compensation Element #5 - Retirement and Pension Benefits
We recognize the importance of providing comprehensive and cost-effective employee benefits to attract, retain and motivate employees. We offer our executives market competitive retirement programs as described below, including defined contribution savings plans, traditional defined benefit and hybrid defined benefit pension plans and an executive deferred savings plan. The Company reviews its retirement and pension benefits programs from time to time and makes adjustments to the design of the programs as necessary to meet these objectives and to remain competitive. Because our named executive officers are residents of or previously accrued benefits in the United States, Canada and Hong Kong, we have described the benefits in those jurisdictions below.
Qualified and Registered Plans - U.S.
Savings Plan. U.S.-based employees of the Company may participate in a qualified 401(k) plan and make pre-tax and Roth elective deferrals to the plan ("Savings Plan"). Employees may contribute up to the maximum allowed by the U.S. Internal Revenue Code. The Company provides matching contributions on elective deferrals up to 5% annually. The Company also provides a 2% fixed employer contribution to employees who work at least 1,000 hours and are employed on December 31. In compliance with the U.S. Internal Revenue Code for 2022, contributions to the Savings Plan cannot be made on cash compensation in excess of $305,000 and employee contributions were limited to a maximum of $27,000 ($20,500 plus an additional $6,500 for those 50 years of age and older).
Employees hired on or after January 1, 2020 who participate in the Savings Plan will be eligible for a 5% Company-provided fixed employer contribution (instead of the 2% fixed employer contribution) if they work at least 1,000 hours and are employed on December 31.
As of December 31, 2022, Ms. Manning, Mr. Larson, Ms. Barbi and Mr. Herrmann participated in the U.S. Savings Plan.
Pension Plan. U.S. based employees, including certain named executive officers, participate in the RGA Performance Pension Plan ("Pension Plan"), a qualified defined benefit plan. The Pension Plan is a widely available retirement plan, for all full-time employees hired before January 1, 2020, and is intended to provide a source of income for employees during retirement. The Pension Plan provides a "Performance Pension Account Benefit," that is generally defined as a lump sum account balance payable on or after termination of employment. The account balance may be converted to an actuarial equivalent annuity benefit.
Employees hired before January 1, 2020 are eligible to participate in the pension plan and accrue benefits under the Performance Pension Account Benefit (subject to the age and service requirements required by the plan to begin participation). Employees hired on or after January 1, 2020 are not eligible to participate in the Pension Plan. Employees rehired with the Company on or after that date will not be eligible to accrue further benefits in the Pension Plan.
As of December 31, 2022, Ms. Manning and Messrs. Larson and Cheng were eligible to receive the Performance Pension Account Benefit. Mr. Cheng is vested in a Performance Pension Account Benefit from his prior service in the U.S. and will accrue additional benefits under the plan when he relocates to the U.S.
Non-qualified and Supplemental Plans - U.S.
Non-qualified Augmented Plan. The Company's Augmented Benefit Plan ("Augmented Plan") is designed to restore benefits unavailable in the qualified Savings Plan and Pension Plan due to IRS compensation limitations for qualified plans, which was $305,000 for 2022. The Augmented Plan provides U.S. based executives at the vice president level and above benefits based on an employee's annual cash compensation, in accordance with the Internal Revenue Code. The Augmented Plan provides executives the opportunity to receive employer matching, employer non-elective contribution credits, and additional pension plan credits without regard to qualified plan limitations imposed by the IRS.
The Augmented Plan has two components: a 401(k) Savings component and a Pension component. All contributions to the Augmented Plan are made by the Company. The matching contribution credits in the 401(k) Savings component of the Augmented Plan are only made if an employee's compensation for the year has not otherwise been matched with a credit in the Executive Deferred Savings Plan.
The investment fund alternatives in the savings portion of the Augmented Plan are identical to the options in the qualified Savings Plan, except the Augmented Plan includes a fixed rate option, which offers a fixed interest rate set at the beginning of the plan year. The Company credits the employee's non-qualified deferred compensation account with the returns he or she would have received in accordance with the investment alternatives selected by the employee. The Company does not pay above-market or preferential earnings, compensation or returns under the Augmented Plan or any other plan. Distributions from the Augmented Plan cannot be made until the participant is no longer employed by the Company.
As of December 31, 2022, Ms. Manning and Mr. Larson participated in both components of the Augmented Plan and Ms. Barbi and Mr. Herrmann participated in the savings component of the Augmented Plan. For additional details regarding executive participation in our retirement plans, see "Compensation Tables and Proposals - Executive Compensation Tables - Pension Benefits in 2022."
Non-qualified Executive Deferred Savings Plan. U.S. employees at the vice president level and above are eligible to participate in our Executive Deferred Savings Plan ("EDSP"), a non-qualified savings plan which allows employees to defer income, including ABP payments, without regard to qualified plan limitations. For the 2022 plan year, eligible employees are able to defer up to 50% of their base salary and up to 75% of their ABP payments.
The Company credits EDSP accounts with matching contributions equal to the matching contributions unavailable to the employee under the Savings Plan (100% of total deferrals up to 5% of compensation in 2022) due to IRS compensation limits in the Savings Plan. Employees cannot withdraw any amounts from EDSP balances until they are no longer employed by the Company or reach the designated distribution date selected by the employee at the time of their deferral election. With respect to these distributions, participants may elect to receive either a lump-sum payment or 2 to 15 annual installments.
The investment fund alternatives under the EDSP are identical to those in the Savings Plan, except the EDSP includes a fixed rate option, which offers a fixed interest rate set at the beginning of the plan year. The Company credits the participant's non-qualified deferred compensation account(s) with the returns he or she would have received in accordance with the investment alternatives selected by the employee. The Company does not pay above-market or preferential earnings, compensation or returns under EDSP or any other plan.
As of December 31, 2022, Ms. Manning, Mr. Larson, Ms. Barbi and Mr. Herrmann were eligible to participate in the EDSP.
Supplemental Payment Agreement. As previously disclosed, the Company agreed to provide a supplemental payment (the "Supplemental Payment") to Ms. Manning upon her retirement from the Company, as an acknowledgment of the financial implications on her retirement benefits with respect to her relocation to the U.S. from Canada in 2016. The Supplemental Payment is designed to supplement the post-retirement benefits she will receive under the Company's U.S. and Canadian retirement and savings plans to provide her with an aggregate financial value comparable to that which she would have received under the Company's U.S. retirement and savings plans had she worked in the U.S. for her entire career.

The Supplemental Payment will represent the difference between (i) the value of the Company-provided benefits that she would have received upon her retirement had she worked her entire career (starting upon her hire date in 2007 through retirement) in the U.S., and (ii) the value of Company-provided benefits that she will actually receive upon retirement from the Company. For this purpose, Company-provided benefits include any savings, pension or deferred compensation benefits funded by the Company based on her deferrals of pay, additional non-elective contributions to company retirement accounts and any subsequent investment returns credited to those deferred compensation accounts based on contribution from the Company. The value of any salary deferrals by Ms. Manning, including any subsequent investment return credited to those retirement accounts for those salary deferrals, is not included in the calculation of the Supplemental Payment.
The Supplemental Payment will be made in U.S. dollars and is payable after Ms. Manning's retirement from the Company as a single lump sum payment.
Canadian Plans
Registered Pension Plan. All permanent Canadian employees are required to join the defined contribution plan on their date of hire. Each employee is required to contribute, by payroll deduction, an amount equal to 6% of their annual earnings (base salary and ABP payments), up to 50% of the maximum allowable limit per calendar year as set under the Canadian Income Tax Act. The Company contributes, on behalf of each employee, an amount equal to the required contribution of the employee, up to 50% of the maximum allowable limit per calendar year as set under the Canadian Income Tax Act. Employer contributions are immediately vested. Ms. Manning previously participated in the Registered Pension Plan before her relocation to the U.S., and she continues to maintain an accumulated balance of past employee and employer contributions.
Defined Benefit Supplemental Executive Retirement Plan. The Company offered a defined benefit Supplemental Executive Retirement Plan ("DB SERP") in Canada to employees at the vice president level and above who are approved by senior management. This plan is closed to new participants. An employee must also participate in the Registered Pension Plan to participate in the DB SERP. The DB SERP offers a traditional defined benefit annuity to participants based on the average of their highest five consecutive years of compensation that is above certain compensation thresholds set out in the plan. The DB SERP benefit is calculated using a number of factors including the employee's years of credited service and average pensionable earnings, each determined on the date the employee ceases to be an executive in Canada or leaves the Company. Benefits are payable at the time an employee leaves the Company. Ms. Manning participated in the DB SERP until her relocation to the U.S. in April 2016. Ms. Manning's accrued benefit in the DB SERP will be deferred until her retirement. For additional details regarding executive participation in our retirement plans, see "Compensation Tables and Proposals - Executive Compensation Tables - Pension Benefits in 2022."
Supplemental Retirement Plan - Hong Kong
The Company offers a supplemental retirement plan to all full-time regular employees in Hong Kong. The plan includes both a mandatory contribution component under the Hong Kong Mandatory Provident Fund ("MPF") system and a voluntary contribution as a supplementary retirement provided by the Company.
Under the plan, both the Company and Hong Kong employees are each required to make regular mandatory contributions calculated at 5% of the employee's relevant income to an MPF plan, subject to the minimum and maximum relevant income levels. The maximum relevant income level is capped at HKD 30,000 per month in 2022.
In addition to the mandatory portion, the Company makes contributions at a total of 10.8% of the base remuneration, up to a maximum amount, less any mandatory employer contributions. The maximum amount for calculating the contributions is set at HKD 2.5 million per annum. The benefit is subject to a vesting schedule associated with years of continuous service with the Company.
The Hong Kong supplementary retirement plan has a 10-year graded vesting period. Contributions to this supplementary retirement fund are typically not available for use by employees, even after they terminate employment with the Company, until they reach age 65.
As of December 31, 2022, Mr. Cheng participated in the Hong Kong supplementary retirement plan. Mr. Cheng is part of a separate subgroup for which the contributions made to the supplementary retirement fund are not limited to the maximum base salary limitation. The supplementary contribution for Mr. Cheng is based on his full base salary remuneration.
EXECUTIVE COMPENSATION PROCESS
The Role of the Committee
Our executive compensation program is evaluated and approved by the Committee with the objective of providing incentive-based compensation that aligns with the business goals of the Company and the interests of our shareholders. The Committee also determines the compensation of the Chief Executive Officer ("CEO") and evaluates and approves the compensation for the members of senior management of the Company, including our named executive officers.
Timing of Compensation Decisions
The Committee approves compensation for executive officers each year. All compensation and incentive awards are made in consideration of market pay competitiveness and in comparison to peer company and published survey data.
In October 2021, the Committee approved 2022 compensation for the executive officers other than the CEO, inclusive of base salary and targets for both bonus and long-term incentive awards. In February 2022, the Committee approved compensation for the CEO for 2022. In March 2022, the Committee approved the grants of PCS, RSU and SAR awards. Equity grants are effective on and have a grant date of the same day as the Committee meeting. The strike price for grants of SARs is the NYSE closing price of our common stock on the day of the Committee meeting. This timing and process is designed to ensure that our fourth quarter earnings information (typically released in late January or early February) is fully disseminated to the market by the time the SARs strike price is determined.
Compensation Consultant
In forming its recommendations on our overall compensation program, the Committee engages an independent consulting firm to provide advice about competitive compensation practices and to determine how our executive compensation compares to that of other comparable companies, including selected publicly held insurance and reinsurance companies. In 2022, Meridian Compensation Partners, LLC ("Meridian") served as independent advisor to the Committee.
The Committee directly engaged Meridian to advise and assist with decisions relating to our executive compensation program, including providing advice regarding incentive plan design, annual comprehensive competitive market studies, competitive compensation data for directors, technical advice on disclosure requirements relating to executive compensation and to apprise the Committee of compensation market practices. Meridian also performs competitive marketplaces assessments of our named executive officers, which includes a comparison to our peer companies and published survey data. Meridian will also periodically conduct reviews of our incentive plans to ensure a competitive position.

Other than work for the Committee, Meridian provides no other services to the Company or its affiliates. Additionally, the Committee determined no conflicts of interest existed to prevent Meridian from serving as an independent advisor to the Committee.
Management Participation and Involvement in Compensation Decisions
Pursuant to the Committee charter, the Committee reviews and approves the compensation of our CEO, other named executive officers and senior management. The CEO plays a significant role in the compensation-setting process for the named executive officers (other than the CEO). The CEO and senior management play a significant role in setting compensation for management and all other employees. No member of management is involved in determinations regarding their own pay. The most significant aspects of management's role are:
•evaluating employee performance;
•recommending business performance targets, goals and objectives; and
•recommending salary levels, ABP and equity incentive award targets.
Our CEO and Chief Human Resources Officer work with the Committee chair to establish the agenda for Committee meetings. The Company prepares relevant information and reports for each Committee meeting. Our CEO participates in Committee meetings at the Committee's request to provide:
•background information regarding our strategic objectives;
•an evaluation of the performance of the senior management and direct reports; and
•compensation recommendations as to senior management and direct reports.
Our executives and other members of management are made available to Meridian or any other compensation consultant to provide information regarding position descriptions, compensation history and other information as requested, and to review draft results provided by Meridian.

Competitive Marketplace Assessment
We use our established peer group of companies to evaluate our compensation practices for purposes such as pay levels and performance design for our named executive offices as well as director compensation.

2022 Peer Companies
Aflac, Incorporated	Lincoln National Corp.
Assurant, Inc.	Manulife Financial Corp.
Brighthouse Financial, Inc.	Principal Financial Group, Inc.
CNO Financial Group, Inc.	Sun Life Financial, Inc.
Equitable Holdings, Inc.	The Hartford Financial Services Group, Inc.
Globe Life, Inc.	Unum Group
iA Financial Corporation Inc.	Voya Financial, Inc.
The Committee selected the members of the peer group from companies in the life and health insurance industry based on the size of these firms as compared to the Company. The Committee analyzed the peer group based on total revenue, market capitalization and total assets. The Committee believes the Company's relative size based on these metrics makes the peer group a good basis for helping the Committee assess appropriate levels of compensation for the Company's senior executives. The following table presents a summary of these metrics for the peer group as compared to the

Company:

PEER GROUP METRICS
	Total Revenue[1] ($M)	Market Capitalization[1] ($M)	Total Assets[1] ($M)
25th Percentile	$6,879	$6,021	$62,225
Median	$11,642	$9,391	$139,335
75th Percentile	$17,427	$23,225	$251,225
RGA	$16,258	$9,497	$84,706
RGA Percentile Rank	66%	50%	40%
[1]Total Trailing 12-months Revenue and Total Assets are based on most recent annual or quarterly public disclosure as of December 31, 2022. Market Capitalization is presented as of December 31, 2022.
Peer Company Changes
The Committee regularly reviews the companies we use to evaluate our compensation practices for purposes such as pay levels and pay design. In 2022, Meridian performed an analysis of the Company's Peer Group and recommended the removal of two companies due to acquisition and divestiture activities. American National was acquired in May 2022 and American Financial Group divested its annuity business and is now solely focused on property and casualty insurance. As a result, Meridian also recommended adding iA Financial and Manulife Financial Corporation into the peer group. We review and update this information periodically to ensure that our peer company comparators remain appropriate in light of evolving practices with respect to peer determinations, mergers and acquisitions, divestitures, growth in our size and the size of those companies and other changes which might affect the appropriateness of a particular comparator.

How We Use Peer Company Data
When making determinations in 2022 relating to base salary, target total cash compensation, intermediate and long-term incentives and target total direct compensation for our named executive officers, we used the competitive compensation analysis provided by Meridian as the beginning reference point. This analysis included a review and assessment of publicly disclosed compensation data for our peer companies, as well as additional industry-appropriate survey data. In most markets, we align our target executive compensation levels with the market median to retain current talent and attract new talent. In addition to a review of the competitive compensation data provided by Meridian, we also considered individual performance, internal pay equity among positions and levels and the relative importance of positions. We believe that the compensation strategy we established aligns our target compensation with the market median and should allow us to retain our current talent and attract new talent.

Please see "Five Elements of Compensation - Compensation Element #3 - Performance Contingent Awards" above for additional information on the peer group used for the Relative TSR modifier.
2022 COMPENSATION ACTIONS AND RESULTS
Compensation Element #1 - Base Salary
In determining the base salaries of our named executive officers, the Committee considers internal equity, tenure, individual performance and our compensation compared to that of our peer companies, as well as published surveys. The Committee also considers recommendations submitted to it by our Chief Executive Officer for the other named executive officers.

The Committee has reviewed and approved the relevant salary changes as follows:

2022 AND 2023 NAMED EXECUTIVE OFFICER BASE SALARIES
Name	2022 Base Salary	2022 Percentage Increase	2023 Base Salary	2023 Percentage Increase
Anna Manning	$1,030,000	0.0%	$1,100,000	6.8%
Todd C. Larson	$675,000	4.7%	$700,000	3.7%
Tony Cheng[1]	$638,538	5.0%	$750,000	17.5%
Leslie Barbi	$600,000	4.3%	$625,000	4.2%
Ronald Herrmann	$630,000	5.0%	$650,000	3.2%
1Mr. Cheng's 2022 base salary was converted to USD using an average annual foreign exchange rate. For 2023, effective with his promotion to President, his base salary is determined in USD.
Compensation Element #2 - Annual Bonus Plan ("ABP")
2022 Annual Bonus Plan Awards. In February 2022, the Committee approved the performance goals and business criteria for the named executive officers under the ABP for 2022, including the minimum, target and maximum ABP opportunities, as a percentage of base salary, as described in the table below. The performance goals the Committee established were meant to require substantial efforts by our management team toward our strategic goals, but at the same time they were intended to be within reach if such efforts are made, and also provide additional rewards for extraordinary achievement. We believe that goals that are too difficult to attain would not have the effect of providing appropriate incentives. At the time the goals were set, COVID-19 was continuing to substantially impact Company results, with estimated COVID-19 related claims incurred for 2021 and the first quarter of 2022 of $1.4 billion and $310 million, respectively, and there was significant uncertainty regarding the ongoing impact of the pandemic on expected Company performance.

ANNUAL BONUS PLAN (BASED ON OVERALL COMPANY PERFORMANCE)
Performance Measures and Goals	Minimum	2022 Target	Maximum	Numerical Results	Weight	Payout Percent
Adjusted Operating Income Per Share	$1.20	$4.81	$6.01	$13.73	50.0%	100.0%
	25.0%		125.0%
Strategic Scorecard	1.00	3.00	5.00	4.00	25.0%	37.5%
	0.0%	100.0%	200.0%
New Business Embedded Value	$375.00	$680.00	$985.00	$671.50	15.0%	14.8%
	55.0%		145.0%
Annual Adjusted Consolidated Revenue	$14,360.0	$15,955.0	$17,551.0	$16,197.8	10.0%	11.5%
	90.0%		110.0%
Payout[1]						163.8%
[1]See "COVID-19 Impact and Paying for Performance" on page 29 for additional information.
We limit the impact of variable investment income on the calculation of total adjusted revenue and EPS under the ABP by excluding earnings that are outside of a range of -50% to +50% from that assumed in our annual financial plan. For 2022, this adjustment decreased total adjusted revenue by approximately $60 million and decreased EPS by approximately $0.70 as variable investment income exceeded our expectations.

In February 2023, the Committee approved the ABP awards for our named executive officers for 2022 performance. Ms. Manning had ABP allocations based 100% on overall Company results. Mr. Larson had ABP allocations based 95% on overall Company results and 5% based on Cyber Mindset results for Finance and Corporate Development departments as well as individual performance. Mr. Cheng has ABP allocations based 50% on overall Company results, 45% based on Asia and EMEA segment results and 5% based on Cyber Mindset results for the segments as well as individual performance. Ms. Barbi had ABP allocations based 50% on overall Company results, 45% on departmental results (Investments) and 5% on Cyber Mindset results for Investments, as well as individual performance. Mr. Herrmann had ABP allocations based 50% on overall Company results 45% on business unit results (US Markets) and 5% Cyber Mindset results for US Markets, as well as individual performance. The weighted average of the Company-specific ABP financial performance metrics for 2022 performance was 163.8%.

In 2022, a Cyber Mindset goal was added to the ABP to reinforce the criticality of data loss prevention and data protection and reflect the Company's increased focus on cybersecurity. The Cyber Mindset goal contained three metrics linked to ongoing Company-wide "phishing" simulations and timely notifications of terminations, all to further the Company's protection against cybercriminals and other bad actors. Results were measured at both the Company and Business Unit or Department level, with outcomes ranging from 162% to 189% of target.

As previously described on page 39 above, we adjust the calculation of Adjusted Operating Earnings Per Share and Adjusted Total Revenue for purposes of the ABP if our variable investment income falls outside of the predetermined range. In the aggregate for 2022, we reported variable investment income of $363.6 million, of which $60 million of which was excluded because of this adjustment.

As a result of this adjustment, for purposes of the ABP:

•$0.70 was excluded from Adjusted Operating Earnings Per Share, decreasing the total from $14.43 to $13.73; and
•$60 million was excluded from Adjusted Total Revenue, decreasing revenue from $16.26 billion to $16.20 billion.

The following table describes the minimum, target and maximum ABP opportunities for the named executive officers (as a percentage of base salary) as approved by the Committee in March 2022, and the actual ABP payments for 2022 performance, as approved by the Committee in February 2023:

2022 INDIVIDUAL ANNUAL BONUS PLAN RESULTS
Name	ABP Threshold[1]	ABP Target[1]	ABP Maximum[1]	2022 Target ABP Award in Dollars	Actual ABP Percentage of Target for 2022	Actual ABP Payment for 2022
Anna Manning	100%	200%	400%	$2,060,000	163.8%	$3,374,547
Todd C. Larson	65%	130%	260%	$877,500	165.0%	$1,448,070
Tony Cheng	50%	100%	200%	$642,050	164.1%	$1,053,366
Leslie Barbi	60%	120%	240%	$720,000	173.7%	$1,250,328
Ronald Herrmann	50%	100%	200%	$630,000	168.4%	$1,060,970
[1]Expressed as a percentage of base salary.

The Committee approved the performance measures and ABP opportunities for 2023 (as a percentage of base salary) as follows:

2023 ANNUAL BONUS PLAN OPPORTUNITIES
Name	ABP Threshold	ABP Target	ABP Maximum
Anna Manning	100%	200%	400%
Todd C. Larson	65%	130%	260%
Tony Cheng	75%	150%	300%
Leslie Barbi	100%	200%	400%
Ronald Herrmann	50%	100%	200%
Compensation Element #3 - Performance Contingent Awards
The Company's performance contingent share ("PCS") program represents a significant portion of target compensation for the Company's named executive officers and for other executives. As described below, payouts under each PCS award are typically determined by Company financial performance over a three-year period.
2020-2022 PCS Awards. In early March 2020, before the global nature and severity of the COVID-19 pandemic was understood, the Committee established the targets and ranges for the following PCS performance measures: (i) three-year adjusted operating return on equity; (ii) three-year adjusted operating income and (iii) three-year book value per share, excluding AOCI. These measures were set for the period beginning in 2020 at levels that are consistent with our intermediate-term goals for each measure. The performance period for the 2020 PCS grant began on January 1, 2020 and ended on December 31, 2022.
In February 2023, the Committee reviewed the results for the 2020-2022 performance period and determined that none of the metrics met the threshold level. As a result of: (i) the COVID-19 pandemic's impact on the Company's 2020 and 2021 financial performance, (ii) the financial metrics being established prior to the pandemic, (iii) the cumulative nature of the financial metrics for each plan cycle and (iv) the degree of stretch performance that is built into the performance metrics, the payout for the PCS cycle ending in 2022 was zero. The following table describes the goals established in February 2020 and actual results:

2020-2022 PCS RESULTS
Performance Measure	Weight	Threshold	Target	Maximum	Actual	Percentage of Target Payout
Three-Year Adjusted Operating Return on Equity[1]	33.5%	9.5%	10.5%	11.5%	5.1%	0%
Three-Year Adjusted Operating Income[1] ($M)	33.5%	$2,608.5	$2,820.0	$3,031.5	$1,401.9	0%
Three-Year Book Value per Share, Excluding AOCI[1]	33.0%	$154.66	$162.80	$170.94	$139.32	0%
Weighted Average						0%
[1]See "Use of Non-GAAP Financial Measures" on page 89 for reconciliations from GAAP figures to adjusted operating figures.
2021-2023 PCS Awards. In March 2021, the Committee changed the time period for measurement of PCS performance metrics for the 2021 grants due to (i) the uncertain nature of the COVID-19 pandemic, and (ii) the inability at the time to reasonably determine metrics for a three-year plan given the pending implementation of Long-Duration Targeted Improvements in 2023. Rather than measuring Company financial performance on a cumulative basis over a three-year period as done with previous grants, specific financial performance metrics were established for each of 2021 and 2022, with 2023 serving as an additional time vesting period. The Committee established the targets and ranges for applicable annual PCS performance measures: (i) one-year adjusted operating return on equity; (ii) one-year adjusted operating income and (iii) one-year book value per share excluding AOCI. These measures were set in the first quarter of 2021 for the applicable periods beginning in 2021 and 2022 respectively at levels that were the Committee's best estimate for stringent performance measures given significant uncertainty regarding the future development of the COVID-19 pandemic, the response thereto and related impacts on expected Company performance. The vesting period for the 2022 PCS grant began on January 1, 2021 and will end on December 31, 2023.
In February 2023, the Committee reviewed the results for the 2021 and 2022 performance periods and determined: (i) for 2021, Adjusted Operating Return on Equity and Adjusted Operating Income did not meet minimum threshold levels and Book Value per Share, Excluding AOCI exceeded target; and (ii) for 2022, Adjusted Operating Return on Equity, Adjusted Operating Income and Book Value per Share, Excluding AOCI exceeded their respective targets. The following table describes the goals established in March 2021 and actual results:

2021-2023 PERFORMANCE CONTINGENT SHARE METRICS
2021 Performance Measure	Weight	Threshold	Target	Maximum	Actual	Payout Percent
Adjusted Operating Return on Equity[1]	33.5%	2.7%	5.7%	7.2%	0.08%	0%
Adjusted Operating Income[1] ($M)	33.5%	$258.2	$516.3	$645.4	-$80.5	0%
Book Value Per Share, Excluding AOCI[1]	33.0%	$122.18	$135.75	$142.54	$139.53	51.4%
2021 Total Result						51.4%

2022 Performance Measure	Weight	Threshold	Target	Maximum	Actual	Payout Percent
Adjusted Operating Return on Equity[1]	33.5%	7.9%	9.4%	10.9%	10.3%	55.1%
Adjusted Operating Income[1] ($M)	33.5%	$675.0	$900.0	$1,125.0	$986.1	46.3%
Book Value Per Share, Excluding AOCI[1]	33.0%	$129.93	$144.37	$151.59	$146.22	41.4%
2022 Total Result						142.9%
[1]See "Use of Non-GAAP Financial Measures" on page 89 for reconciliations from GAAP figures to adjusted operating figures.
The total performance factor for the 2021-2023 PCS performance metric is 97.2% which represents the average of the 2021 and 2022 results. The third year of these grants represents time vesting only and payouts will take place in the first quarter of 2024.
2021 One-Time Award. In March 2021, the Committee determined that a one-time equity award to named executive officers and other executives was necessary for the engagement of our executive team to advance our strategic objectives and to recognize the performance of our leaders in navigating the Company through the COVID-19 pandemic. Absent this additional one-time equity award, the impacts to total realized compensation on the Company's executive officers are material and long-lasting, presenting significant challenges in the retention and engagement of key talent, as demonstrated above under "COVID-19 Impact and Paying for Performance — Realized and Realizable CEO Pay." The Committee believes that this one-time grant better aligns pay and performance for participants in the Flexible Stock Plan.
For the named executive officers, the one-time equity award consists of two components of equal size: a performance share unit ("PSU") grant and a restricted share unit ("RSU") grant.
The PSU awards fully vested for individuals employed with the Company on December 31, 2022 and paid out in shares of the Company's common stock. Vesting of the PSU awards was subject to a performance condition which required the Company to achieve financial results that were within a pre-determined range for at least two of the six metrics used in the 2021-2023 PCS plan described in the "2021-2023 PCS Awards" section above. The plan metrics required robust financial performance when considering the ongoing impacts of the COVID-19 pandemic, with 2022 targets reflecting financial performance that aligned with a pre-pandemic business environment. Achievement of the performance condition caused the full value of the award to vest at target. No additional amounts were paid due to Company performance exceeding the financial goals.
The RSU awards fully vested after two years for individuals employed with the Company on December 31, 2022 and were paid in shares of the Company's common stock. The following table describes payouts for the 2021 One-Time PSU and RSU awards for the named executive officers:
2021 ONE-TIME PSU AND RSU RESULTS

Name	Number of Shares of Common Stock PSUs Paid	Number of Shares of Common Stock RSUs Paid
Anna Manning	27,130	27,130
Todd C. Larson	5,930	5,930
Tony Cheng	2,732	2,732
Leslie Barbi	1,570	1,570
Ronald Herrmann	—	—

2022-2024 PCS Award. In March 2022, the Committee established the targets and ranges for the following PCS performance measures: (i) three-year adjusted operating return on equity and (ii) three-year book value per share, excluding AOCI. These results may be modified up or down by a maximum of 10% based on three-year relative total shareholder return. The targets reflected significant uncertainty regarding future development of the COVID-19 pandemic, the response thereto and related impacts on expected Company performance. At the time of these grants, the COVID-19 Omicron variant was in its emergent phase and longer-term population or industry projections were not generally available. The Company modeled a range of potential population impacts for 2022, 2023 and 2024 with assumptions about infection rates, lethality and vaccination protection. Population impacts were translated based upon the Company's exposures and the material prior period claims impacts to the Company's operations. The Company estimated that it incurred approximately $1.4 billion and $310 million of COVID-19 related impacts for the year ended December 31, 2021 and the first quarter ended March 31, 2022, respectively.
Additionally, pursuant to the terms of these grant agreements the Committee is required to adjust the target metrics for impacts of Long-Duration Targeted Improvements ("LDTI") under new GAAP accounting rules effective January 1, 2023. The following table describes the goals established in March 2022, as adjusted for impacts of LDTI:

2022-2024 PERFORMANCE CONTINGENT SHARE METRICS
Performance Measure	Weight	Minimum	Target	Maximum
Book Value per Share, excluding AOCI, Growth ("BVPS Growth")[1]	50.0%	2.4%	4.7%	5.9%
Average Operating Return on Equity ("Average ROE")[1]	50.0%	6.2%	8.8%	10.1%
[1]See "Use of Non-GAAP Financial Measures" on page 89 for reconciliations from GAAP figures to adjusted operating figures.
2023-2025 PCS Award. In March 2023, the Committee established the target and ranges for the following PCS performance measures: (i) three-year adjusted operating return on equity and (ii) three-year book value per share, excluding AOCI. These results may be modified up or down by a maximum of 10% based on three-year relative total shareholder return. These measures were set for the period beginning in 2023 at levels that are consistent with our intermediate term-goals for each measure. The performance period for the 2023 PCS grant began on January 1, 2023, and will end on December 31, 2025.

2023 PCS AWARDS
Name	Number of PCS Granted[1]
Anna Manning	53,130
Todd C. Larson	8,804
Tony Cheng	11,182
Leslie Barbi	5,421
Ronald Herrmann	4,229
1Ms. Manning will receive 100% of her 2023 LTI in performance contingent shares. Mr. Cheng will receive 75% of his 2023 LTI award in performance contingent shares. Ms. Barbi, Messrs. Larson and Herrmann will receive 60% of their 2023 award in performance contingent shares.

Compensation Element #4 - Stock Based Awards
2022 SARs Grant. In March 2022, the Committee approved the 2022 annual Stock Appreciation Rights ("SARs") awards for our named executive officers and other company executives. The vesting schedule for the annual SARs grant is four years (vesting 25% at the end of each year). We made these grants because we believe that SARs are an appropriate vehicle for providing long-term value to participants because of the alignment to long-term shareholder value. The SARs granted on March 22, 2022 have a strike price of $106.53, which was the closing price of our stock on the date the grants were approved. See "Compensation Tables and Proposals - Executive Compensation Tables - Grants of Plan-Based Awards in 2022" for a description of the 2022 annual SARs grants.
The following table describes the 2022 annual SARs awards for the named executive officers, granted on March 22, 2022:
2022 SARs GRANTS

Name	Number of SARs Granted
Anna Manning	51,146
Todd C. Larson	12,152
Tony Cheng	6,306
Leslie Barbi	9,820
Ronald Herrmann	6,187
2022 RSU Grant. In March 2022, the Committee approved the 2022 annual Restricted Share Unit ("RSU") awards for our named executive officer and other company executives. The cliff-vesting schedule for the annual RSU grant is three years from January 1, 2022. The RSU awards will fully vest for individuals employed with the Company on December 31, 2024 and pay out in shares of the Company's common stock.

The following table describes the 2022 annual RSU awards for the named executive officers, granted on March 22, 2022:

2022 RSU GRANTS

Name	Number of RSUs Granted
Anna Manning	14,667
Todd C. Larson	3,485
Tony Cheng	1,808
Leslie Barbi	2,816
Ronald Herrmann	1,774
2023 SARs and RSU Grants. In March 2023, the Committee approved the 2023 annual SARs and RSU awards for the named executive officers, as follows:
2023 SARs AND RSU GRANTS

Name	Number of SARs Granted[1]	Number of RSUs Granted[1]
Anna Manning	—	—
Todd C. Larson	8,602	2,935
Tony Cheng	10,924	—
Leslie Barbi	5,297	1,807
Ronald Herrmann	4,131	1,410
1 Ms. Manning will receive 100% of her 2023 LTI award in performance contingent shares. Mr. Cheng will receive 25% of his 2023 LTI award in stock appreciation rights. Ms. Barbi, Messrs. Larson and Mr. Herrmann will receive 20% of their 2023 LTI award in stock appreciation rights and 20% in restricted stock units

As noted above, the performance contingent awards and the stock-based awards described above collectively form the Company's long-term incentive ("LTI") plan. For 2021 and 2022, the LTI for named executive officers comprised of 50% PCS, 25% RSUs and 25% SARs. For 2023, the LTI was allocated as follows:
•100% PCS for Ms. Manning;
•75% PCS and 25% SARs for Mr. Cheng; and
•60% PCS, 20% RSUs and 20% SARs for all other named executive officers.

The structure of the 2023 LTI award for Ms. Manning took into consideration that 2023 will be her last year as Chief Executive Officer.

Compensation Element #5 - Retirement and Pension Benefits
For 2022, and in compliance with the terms of the plans described herein, our named executive officers received Company contributions, where applicable, based upon their completion of a year of credited service and compensation (base pay and ABP payments for U.S. and Canadian plans) earned. Additionally, the contributions made by the Company on their behalf were in compliance with the U.S. Internal Revenue Code for US executive officers, the Canadian Income Tax Act and other provincial legislation for the Canadian executive officers and the Basic Law of Hong Kong and the Hong Kong Mandatory Provident Fund Schemes Authority Ordinance (Cap 485) for the Hong Kong executive officers.
U.S. Plans
Under the qualified and non-qualified Pension Plans and Savings Plans, and assuming a retirement on December 31, 2022, the named executive officers eligible to receive benefits are listed below:

Qualified and Non-qualified Pension Plans. As of the completion of 2022, Ms. Manning and Mr. Larson met the vesting requirements of the plans and are therefore eligible to receive their Performance Pension Account benefits in both the U.S. Pension Plan and the Augmented Benefit Plan upon the termination of their employment with the Company and in accordance with the terms of the plans. Mr. Cheng met the vesting requirements of the U.S. Pension Plan and is eligible to receive his Performance Pension Account benefit upon the termination of his employment with the Company in accordance with the terms of the plan.
Qualified and Non-qualified Savings Plans. As of the completion of 2022, Mses. Manning and Barbi, Mr. Larson and Mr. Herrmann met the vesting requirements of the plans and are therefore eligible to receive the benefits from both the U.S. Savings Plan and the Augmented Benefit Plan upon the termination of their employment with the Company in accordance with the terms of the plans.
Canadian Plans
As of the completion of 2022, Ms. Manning meets the vesting and early retirement eligibility requirements under the Registered Pension Plan and the DB SERP.
Hong Kong Plan
As of the completion of 2022, Mr. Cheng met the vesting requirements of the plan and is therefore eligible to receive benefits from the employer voluntary contribution supplementary benefit fund upon the termination of his employment with the Company, in accordance with the terms of the plan. Mr. Cheng will be eligible to receive benefits from the employee and employer mandatory contribution benefit fund upon his retirement, based on the provisions set forth in the Hong Kong Mandatory Provident Fund.
Other Retirement Benefits
Ms. Manning is eligible to receive the benefits provided in the Supplemental Payment Agreement, in accordance with the terms set out therein. Information on the Supplemental Payment Agreement can be found under "Five Elements of Compensation - Compensation Element #5 - Retirement and Pension Benefits."
COMMITTEE REPORT
The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the portions of this Compensation Discussion and Analysis described in Regulation S-K Item 402(b) be included in this Proxy Statement. This report is provided by the following independent directors, who comprise the Committee as of the date of this Proxy Statement:

Hazel M. McNeilage, Chair
Pina Albo
Ng Keng Hooi
George Nichols, III
Shundrawn Thomas

OTHER EXECUTIVE COMPENSATION MATTERS

ADDITIONAL COMPENSATION DISCLOSURES
Generally No Employment or Severance Agreements. We do not have employment, severance or change of control agreements with any of our U.S. named executive officers. The Company has an employment agreement with Mr. Cheng, which is standard practice for international employees at his seniority in Hong Kong, but it does not entitle him to any severance or particular benefits upon termination or a change of control. The Company anticipates that the agreement with Mr. Cheng will be terminated upon his relocation to the U.S.
Perquisites. We do not provide personal-benefit perquisites to our U.S. named executive officers or their families, such as airplanes, cars or apartments, and we do not reimburse these executive officers or any such employees for personal-benefit perquisites such as club dues or other social memberships. In some countries outside North America, it is our practice to provide remuneration and benefit packages that are competitive against the local or regional market to senior leaders, such as housing, club and car allowances. Executive officers and other employees may seek reimbursement for business-related expenses in accordance with our business expense reimbursement policy. Mr. Cheng received local market-competitive allowances for education and housing. The Company anticipates that Mr. Cheng will no longer receive these allowances upon his relocation to the U.S.
Compensation Recovery. Under the Sarbanes-Oxley Act, upon misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer.
Additionally, our Executive Incentive Recoupment Policy permits the Company to recoup all or a portion of incentive awards paid to certain executives upon the occurrence of certain recoupment events. Such events include: (i) a financial restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; (ii) receiving an incentive award based on materially inaccurate financial statements or any other materially inaccurate performance; (iii) causing injury to the interests or business reputation of the Company or of a business unit; and (iv) a material violation of the Company's Code of Conduct. The Company can recoup incentive awards for up to four years following the payment of an award. The policy applies to an identified group of current and former officers and employees of the Company, as determined by the Board or the Committee from time to time based on position, responsibility, level, title, business unit and/or compensation. The Committee has express authority to interpret and administer the policy and to make all determinations with respect to the policy in its sole discretion. The Company expects to either amend the existing Executive Incentive Recoupment Policy or adopt a new policy in order to comply with upcoming New York Stock Exchange listing standards to be adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC regulations.
Deductibility of Compensation. The Committee believes that a significant portion of our executive officers’ compensation should be tied to measures of performance of our business. While the Committee considers the tax deductibility of awards as one factor in determining executive compensation, it also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.
TERMINATION OR CHANGE OF CONTROL PAYMENTS

As described above, the named executive officers generally do not have employment, severance or change of control agreements with the Company. The information below describes and quantifies certain compensation that may or will become payable under existing plans and agreements if the named executive officer's employment had terminated on or by December 31, 2022, due to a change of control, disability or death, given the executive's compensation and service levels as of such date and, when applicable, based on the Company's closing stock price on December 31, 2022 or actual date of disability, death, etc. These benefits are in addition to benefits available generally to salaried employees such as distributions under the 401(k) and pension plans, retiree medical benefits, disability benefits and accrued vacation pay.
Change of Control. In connection with a change of control (as defined below), the Committee has the authority to fully vest any unvested stock options or SARs granted before the change of control if the Committee determines such vesting is necessary to protect the rights of the named executive officers and other executives following such change of control. Our Flexible Stock Plan and award agreements provide that the Committee may (i) accelerate the vesting periods, (ii) arrange for the Company to purchase the options so the named executive officer receives the value that he or she would have attained had the option been currently exercisable, (iii) make such adjustments to the options then outstanding as the Committee deems appropriate to reflect such change of control or (iv) cause the options then outstanding to be assumed, or new options substituted therefore, by the surviving corporation in such change. Our SARs agreements allow awards to automatically accelerate upon a change of control, subject in all cases to the Committee's authority to, among other actions, adjust such awards or cause them to be assumed by the surviving corporation in such change (as described above). In addition, our Flexible Stock Plan and PCS grant agreements provide that upon a change of control, as soon as practicable following the end of the applicable three-year performance period, we must deliver to the named executive officer the number of shares that coincides with the target award for each outstanding grant of PCS.
Disability or Death. If one of the named executive officers were to become disabled or die, the vesting of any unvested stock options and SARs granted before the date of such event may be accelerated in the Committee's sole discretion. In addition, he or she would receive a pro rata proportion of the shares of common stock that would have been issued under any award of PCS before 2023 at the end of the three-year performance period. Beginning in 2023, upon the death of a named executive officer, a pro rata proportion of the target payment will be paid within a reasonable amount of time. The pro rata proportion is determined based on the number of calendar months in the performance period during which he or she was employed, divided by 36 months (the total number of months in the three-year performance period). To the extent that the transfer of one of the named executive officers' stock options and SARS is permitted at death by the Flexible Stock Plan or under another agreement, (i) the named executive officer's stock options and SARs shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (ii) upon the death of the named executive officer, such beneficiary shall succeed to the rights of the deceased to the extent permitted by law and the Flexible Stock Plan. If no such designation of a beneficiary has been made, the named executive officer's legal representative shall succeed to the options and SARs, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by the Flexible Stock Plan or under another agreement.
Retirement. Upon the retirement (as defined below) of a named executive officer, unvested stock options and SARs will vest 100% in accordance with the vesting schedule and provision specified in the respective grant agreement(s). Upon retirement, the pro rata distribution provisions described above under "Disability or Death" apply to any PCS grants. Due to the number of factors that affect the nature, amount and timing of the vesting and exercise of stock options or SARs, or the actual award following a PCS performance period, the amounts paid to or received by the named executive officer may differ and are indeterminable until actually realized.
The named executive officers may participate in deferred compensation plans that permit deferral of certain compensation. They may also participate in our defined contribution and defined benefit retirement plans. The last column of the table under "Nonqualified Deferred Compensation in 2022" reports each named executive's aggregate balance as of December 31, 2022, under each nonqualified deferred compensation or defined contribution plan. The named executive officers are entitled to receive the amount in their deferred compensation account upon termination of employment or reaching a certain date selected by the executive at the time when they elect to defer compensation. The table under "Compensation Tables and Proposals - Executive Compensation Tables - Pension Benefits in 2022" describes the general terms of each pension plan in which the named executive officers participate, the years of credited service and the present value of each named executive officer's accumulated pension benefit.
Definitions. "Change of Control" is defined in our Flexible Stock Plan and, for this discussion, means (i) the acquisition, without Board approval, of more than 20% of the Company's outstanding common shares through a tender offer, exchange offer or otherwise, (ii) the Company's liquidation or dissolution following a sale or other disposition of all or substantially all of our assets, (iii) a merger or consolidation involving the Company which results in the Company not being the surviving corporation or (iv) a change in the majority of the members of the Board during any two-year period not approved by at least two-thirds of the directors who were members at the beginning of the two-year period.
"Retirement" is defined in the respective equity incentive grant agreements and means termination of employment status after the participant has attained a combination of age and years of service that equals at least 65; provided that the maximum number of years of service credited for purposes of this calculation shall be ten. Thus, the named executive officers who satisfy the definition and are eligible for the benefits above associated with retirement as of December 31, 2022, include Ms. Manning and Mr. Larson.
The following table provides the value of equity awards that could accelerate and become exercisable or vested upon the occurrence of a change of control or if the named executive officer had become disabled or died as of December 31, 2022. The value calculations are based upon our closing stock price as of December 31, 2022 ($142.09) and in the case of options reflect the payment of the respective option exercise price.
VALUE OF EQUITY AWARDS UPON CERTAIN EVENTS

Name	Change of Control*		Disability or Death
	Options/SARs	PCS/RSU (full award at target)	Options/SARs	PCS/RSU (pro rata)
Anna Manning	$2,211,279	$20,056,288	$2,211,279	$16,218,745
Todd C. Larson	$504,675	$4,448,696	$504,675	$3,562,424
Tony Cheng	$240,293	$2,004,891	$240,293	$1,571,930
Leslie Barbi	$380,519	$2,816,365	$380,519	$2,133,901
Ronald Herrmann	$198,741	$2,346,333	$198,741	$1,877,741
*Payment upon a change of control is subject, in all cases, to the Committee's authority to, among other actions, adjust such awards or cause them to be assumed by the surviving corporation in such change (as described above).

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (the "pay versus performance rules"), we are providing information showing the relationship between executive compensation actually paid (as defined in the SEC rules) and the Company's financial performance. The Human Capital and Compensation Committee did not consider this disclosure when making compensation decisions. Further information about how we align executive compensation with Company performance can be found above under "Compensation Discussion and Analysis." For purposes of the disclosure below:
•Ms. Manning, our Chief Executive Officer, is the Company's principal executive officer ("PEO");

•"Compensation Actually Paid" ("CAP") adheres to the requirements set forth in Regulation S-K Item 402(v), which differs from the calculation methodology used to prepare the Summary Compensation Table and also do not reflect the actual amount of compensation earned by or paid to Ms. Manning or our other named executive officers during the applicable year;
•"TSR" is total shareholder return;
•The peer group used to calculate Peer Group TSR is the S&P Life & Health Insurance sub-index; and
•Trailing 12-month adjusted operating return on equity is the Company-selected performance measure.

PAY VERSUS PERFORMANCE TABLE
Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2]	Average Summary Compensation Table Total for Non-PEO Named Executive Officers[3]	Average Compensation Actually Paid to Non-PEO Named Executive Officers[4]	Value of initial fixed $100 investment based on:		Net Income[7] (millions)	Company-Selected Performance Measure: Trailing 12 Month Adjusted Operating Return on Equity[7]
					TSR[5]	Peer Group TSR[6]
2022	$11,354,662	$19,808,104	$3,114,364	$4,238,584	$93.97	$136.53	$623	10.3%
2021	$16,109,515	$9,495,022	$3,249,851	$2,356,848	$70.64	$123.73	$617	0.8%
2020	$9,044,233	$(2,529,957)	$2,491,515	$420,220	$72.98	$90.52	$415	5.7%
[1]The dollar amounts reported for Ms. Manning under "Summary Compensation Table Total" are the amounts of total compensation reported for Ms. Manning for each corresponding year in the "Total" column of the Summary Compensation Table as reflected on page 65.

[2]The dollar amounts reported for Ms. Manning under "Compensation Actually Paid" represent the amount of compensation actually paid to Ms. Manning as computed in accordance with Item 402(v) of Regular S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Manning during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Ms. Manning's total compensation for each year to determine the compensation actually paid. See "Compensation Actually Paid to PEO" table below for additional information.

[3]The dollar amounts reported under "Average Summary Compensation Total" for non-PEO NEOs represent the average of the amounts reported for the Company's named executive officers ("NEOs") as a group (excluding any individual serving as our CEO for such year) in the 'Total' column of the Summary Compensation Table in each applicable year. The names of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Todd Larson, Tony Cheng, Leslie Barbi and Ronald Herrmann; (ii) for 2021, Todd Larson, Tony Cheng, Leslie Barbi, Ronald Herrmann and Alain Néemeh; and (iii) for 2020, Todd Larson, Tony Cheng, Leslie Barbi, Alain Néemeh and John Laughlin.

[4]The dollar amounts reported under "Average Compensation Actually Paid" for non-PEO NEOs represent the average amount of compensation actually paid to the NEOs as a group (excluding the CEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEOs' total compensation for each year to determine the compensation actually paid. See "Compensation Actually Paid to non-PEO NEOs" table below for additional information.

[5]Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement of dividends for the measurement period, assuming dividend reinvestment and the difference between the Company's share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.

[6]Represents the weighted peer group TSR, weighted according to the respective companies' stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P Life & Health Insurance sub-index.

[7]See "Use of Non-GAAP Financial Measures" on page 89 for reconciliations from GAAP figures to adjusted operating figures.

COMPENSATION ACTUALLY PAID TO PEO
	PEO
	2022	2021	2020
Total Compensation as reported in Summary Compensation Table ("SCT")	$11,354,662	$16,109,515	$9,044,233
Minus Pension values reported in SCT	501,924	635,367	617,725
Minus Fair value of equity awards granted during fiscal year	6,249,937	12,750,138	5,756,659
Plus Pension value attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	426,251	241,185	(71,386)
Plus Fair value of equity compensation granted in current year - value at end of year-end	8,535,142	10,027,648	2,041,874
Plus Fair value of equity compensation granted in current year - vesting date value	767,810	256,218	680,625
Plus Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	2,932,503	(3,696,844)	(7,611,114)
Plus Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	2,543,597	(57,195)	(239,804)
Plus Dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—	—	—
Plus Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—	—
Compensation Actually Paid to PEO	$19,808,104	$9,495,022	$(2,529,956)

COMPENSATION ACTUALLY PAID TO NON-PEO NEOS
	non-PEO NEO Averages
	2022	2021	2020
Total Compensation as reported in Summary Compensation Table ("SCT")	$3,114,364	$3,249,851	$2,491,515
Minus Pension values reported in SCT	51,314	110,121	335,677
Minus Fair value of equity awards granted during fiscal year	1,052,880	1,740,959	897,828
Plus Pension value attributable to current year's service and any change in pension value attributable to plan amendments made in the current year	(179)	103,422	(135,740)
Plus Fair value of equity compensation granted in current year - value at end of year-end	1,404,214	1,236,050	318,452
Plus Fair value of equity compensation granted in current year - vesting date value	129,348	39,781	106,151
Plus Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	360,646	(408,444)	(1,091,662)
Plus Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	334,385	(12,731)	(34,991)
Plus Dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—	—	—
Plus Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—	—
Average Compensation Actually Paid to non-PEO NEOs	$4,238,584	$2,356,849	$420,220

Financial Performance Measures

As described above under "Compensation Discussion and Analysis," the philosophy and objectives of our executive compensation programs include creating incentives that will focus executives on, and reward for increasing long-term shareholder value and aligning the long-term financial interests of our executives with those of our shareholders. As explained in "Compensation Discussion and Analysis," the most important financial measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company's named executive officers for the most recently completed fiscal year to the Company's performance are:
•Trailing 12 Month Adjusted Operating Return on Equity;
•Revenue;
•Adjusted Earnings per Share;
•New Business Embedded Value; and
•Book Value per Share, excluding AOCI
Analysis of Pay versus Performance Table Information
As described in "Compensation Discussion and Analysis" above, the Company uses several measures to align executive compensation with Company performance. Not all of such measures are presented in the Pay versus Performance table above. Additionally, as discussed in "Compensation Discussion and Analysis," the Company's executive compensation philosophy generally seeks to incentivize long-term performance. Therefore, the Company does not specifically align performance measures with compensation that is actually paid (as defined by SEC rules) for any single year. In accordance with Item 402(v) of Regulation S-K, we are providing the following graphical descriptions showing certain information presented in the table above.

*TSR figures represent cumulative amount of $100 invested in Company common stock on January 1, 2020.

†See "Use of Non-GAAP Financial Measures" on page 89 for reconciliations from GAAP figures to adjusted operating figures.
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (the "pay ratio rules"), we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of Ms. Anna Manning, our President and Chief Executive Officer (our "CEO") during 2022. This regulation requires the Company to identify our median employee by using consistently applied compensation measures and then determine the ratio of our CEO's total annual compensation to the compensation of this employee. The pay ratio information included in this disclosure is a reasonable estimate calculated in a manner consistent with the pay ratio rules.
The pay ratio rules permit the use of a determined median employee for up to three years, unless there has been a meaningful change to the Company's employee population, or a change in employee compensation arrangements such that the Company believes would result in a significant modification to the pay ratio disclosure.
While there was no significant change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure, we decided to recalculate the median employee due to the divestiture of a small subsidiary. This median employee was selected from those individuals whose compensation is determined by the Company, which includes all of our regular employees, temporary fixed-term employees, temporary student employees, interns and co-op employees who were working for the Company on October 31,

2022. As of October 31, 2022, there were 3,845 individuals working for the parent company and consolidated subsidiaries worldwide.
We used base salary and ABP payments to calculate our median employee, as these compensation measures apply consistently to all employees, across all locations of our employee population. The base salary of any permanent full-time employee who did not work the full year was annualized. We did not make any cost-of-living adjustments for non-U.S. employees in determining each employees' annual compensation. For foreign employees, a year-to-date average exchange rate was used for base salary and the spot rate for March 1, 2022 was used for the ABP payment.

We combined all of the elements of the median employee's compensation for 2022, in accordance with the requirements of the pay ratio rules, resulting in annual total compensation of $129,302. The annual total compensation of our CEO as reported in the Summary Compensation Table included in this Proxy Statement, was $11,354,662 in 2022. Based on this information, for 2022 the ratio of the annual total compensation of our CEO as compared to our median employee was 88:1.

COMPENSATION TABLES AND PROPOSALS

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary[1]	Bonus	Stock Awards[2]	Option Awards[3]	Non-Equity Incentive Plan Compensation[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5]	All Other Compensation[6]	Total
Anna Manning CEO	2022	$1,030,000	—	$3,124,951	$3,124,986	$3,374,547	$501,924	$198,254	$11,354,662
	2021	$1,030,000	—	$6,375,029	$6,375,109	$1,504,315	$635,367	$189,695	$16,109,515
	2020	$1,030,000	—	$4,312,485	$1,444,174	$1,390,500	$617,725	$249,349	$9,044,233
Todd C. Larson Sr. EVP and CFO	2022	$675,000	—	$742,514	$742,501	$1,448,070	$204,542	$100,118	$3,912,745
	2021	$645,000	—	$1,377,827	$1,377,799	$628,017	$305,797	$93,685	$4,428,125
	2020	$636,346	—	$919,112	$307,796	$580,500	$360,017	$109,992	$2,913,763
Tony Cheng President	2022	$638,538	—	$385,319	$385,254	$1,053,366	$714	$306,421	$2,769,612
	2021	$612,414	—	$596,284	$596,310	$366,196	$686	$302,763	$2,474,653
	2020	$609,766	—	$367,456	$123,043	$384,126	$661	$300,284	$1,785,336
Leslie Barbi EVP and Chief Investment Officer	2022	$600,000	—	$599,977	$599,989	$1,250,328	$—	$147,451	$3,197,745
	2021	$575,000	—	$605,057	$605,068	$808,278	$—	$108,595	$2,701,998
	2020	$561,731	—	$603,746	$202,180	$452,333	$—	$302,721	$2,122,711
Ronald Herrmann EVP , Head of U.S. and Latin American Markets	2022	$624,231	—	$377,968	$377,997	$1,060,970	$—	$136,187	$2,577,353
	2021	$600,000	—	$359,938	$359,963	$662,706	$—	$66,623	$2,049,230
1.This column includes any amounts deferred at the election of the named executive officers under the Company's Executive Deferred Savings Plan and retirement Savings Plan. For 2022, the base salary for Mr. Cheng was determined in HKD and converted to USD using an average monthly foreign exchange rate.
2.This column represents the grant date fair value of PCS and PSU awards granted in such year, using probable outcomes of performance conditions, in accordance with Accounting Standards Codification: 718 – Compensation – Stock Compensation ("ASC 718"). For additional information on the valuation assumptions, refer to note 17 of the Company's financial statements in the Form 10-K for the year ended December 31, 2022, as filed with the SEC. See also "Grants of Plan-Based Awards in 2022" for information on awards made in 2022. These amounts reflect the grant date fair value for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.
Due to the impact of the COVID-19 pandemic on the Company's 2020 and 2021 financial results, Company financial performance for the 2018-2020, 2019-2021 and 2020-2022 PCS performance periods was below the threshold required for payment with respect to each of the three metrics, resulting in a zero payout overall in 2020, 2021 and 2022 for these three award cycles.
3.This column represents the grant date fair value of SARs and RSUs granted in such year, in accordance with ASC 718. For additional information on the valuation assumptions, refer to note 17 of the Company's financial statements in the Form 10-K for the year ended December 31, 2022, as filed with the SEC. See also "Grants of Plan-Based Awards in 2022" for information on SARs granted in March 2022. These amounts reflect the grant date fair value for these awards and do not correspond to the actual value that may be recognized by the named executive officers.

4.Includes for all named executive officers, cash incentives earned for performance during each fiscal year and paid in March of the following year (including any incentives deferred at the election of the executive officers) under the Annual Bonus Plan.
5.This column represents the sum of the change in pension value in each fiscal year for each of the named executive officers. The increase in pension value for 2022 is attributable to service and compensation increases, offset in part by assumption changes from the prior year. The Company does not pay above-market or preferential earnings on any account balances; therefore, this column does not reflect any amounts relating to nonqualified deferred compensation earnings. See the "Pension Benefits in 2022" and "Nonqualified Deferred Compensation in 2022" tables for additional information.
The change in pension value for Ms. Manning represents the sum of the change in pension value for the U.S. Pension Plans as well as the RGA Canadian Defined Benefit Plan SERP. Ms. Manning has not accrued additional benefits under the RGA Canadian Defined Benefit Plan SERP plan since her transfer to the U.S. in April 2016. The change in pension value for the RGA Canadian Defined Benefit Plan SERP is due to changes in interest rate assumptions. The accumulated value of the RGA Canadian Defined Benefit Plan SERP is calculated by converting the participant's accrued annuity benefit under the plan to an actuarial equivalent present value amount as of the measurement date.  The interest rate assumption used for this conversion has a material impact on the calculation.  As a result, significant changes in interest rates from year to year can lead to material changes to the accumulated value of the benefit.
For Ms. Manning, this column also includes the accrual value of a supplemental payment to be paid upon her retirement from the Company, as an acknowledgment of the financial implications on her retirement benefits with respect to her relocation to the U.S. from Canada in 2016. The supplemental payment represents the difference between (i) the value of the Company-provided benefits that she would have received upon her retirement had she worked her entire career (starting upon her hire date in 2007 through retirement) in the U.S., and (ii) the value of Company-provided benefits that she will actually receive upon retirement from the Company. For this purpose, Company-provided benefits include any savings, pension or deferred compensation benefits funded by the Company based on her deferrals of pay, additional non-elective contributions to company retirement accounts and any subsequent investment returns credited to those deferred compensation accounts based on contribution from the Company. The value of any salary deferrals by Ms. Manning, including any subsequent investment return credited to those retirement accounts for those salary deferrals, is not included in the calculation of this supplemental payment. This payment will be a single lump sum payment made in U.S. dollars after Ms. Manning's retirement from the Company. See "Five Elements of Compensation - Compensation Element #5 - Retirement and Pension Benefits" for more information.
Mr. Cheng accrued a benefit in the U.S. pension plan prior to his transfer outside of the country in 2002. Mr. Cheng has not accrued additional benefits in the plan while he has been employed in Hong Kong, but will start accruing additional benefits in the plan upon his transfer back to the U.S. in 2023.
6.Amount includes contributions by the Company to the officers' accounts in qualified and nonqualified plans for the 2022 plan year. Includes life insurance premiums paid by the Company on behalf of Ms. Manning in the amount of $14,210, Mr. Larson in the amount of $8,906, Ms. Barbi in the amount of $6,623, and Mr. Herrmann in the amount of $7,139. Amount includes Company contributions on behalf of Mr. Cheng to the Mandatory Provident Fund in the amount of $68,962.
Includes Company contributions for 2022 under the Savings Plan of $30,500 for Ms. Barbi and Mr. Herrmann, $21,350 for Ms. Manning and Messrs. Larson. Also includes Company contributions for 2022 under the Augmented Savings Plans of $44,586 for Ms. Manning, $19,960 for Mr. Larson, $55,164 for Ms. Barbi and $49,097 for Mr. Herrmann. Includes Company matching contributions for 2022 under the Executive Deferred Savings Plan ("EDSP") of $111,466 for Ms. Manning, $49,901 for Mr. Larson, $55,164 for Ms. Barbi and $49,097 for Mr. Herrmann.
In 2022, Mr. Cheng received a total of $227,158 for local allowances, of which $37,221 was for education and $189,937 was for housing. Allowances are benefits offered to select executives in Hong Kong and are reviewed on an annual basis to ensure compensation in Hong Kong remains market competitive.
For 2022, amount includes foreign tax preparation taxable benefit amount grossed up for taxes for Ms. Manning in the amount of $4,968. Amount also includes professional dues paid by the Company on behalf of Ms. Manning for $1,674, Mr. Cheng for $3,062 and Mr. Herrmann of $355. Amount includes fees paid by the Company for club memberships including the use of a fitness facility for Mr. Cheng in the amount of $7,238.

Grants of Plan-Based Awards in 2022
This table provides the following information about equity and non-equity awards granted to the named executive officers in 2022: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the Annual Bonus Plan award granted in 2022 for the 2022 performance period; (3) estimated future payouts under equity incentive plan awards, which consist of potential payouts under the PCS grants in 2022 for the 2022-2024 performance period; (4) all other option awards, which consist of the SARs and RSU awards granted to the named executive officers in 2022; (5) the strike price of the SARs granted, which reflects the closing price of Company stock on the date of grant and (6) the grant date fair value of each equity grant calculated under ASC 718.

GRANTS OF PLAN-BASED AWARDS IN 2022
Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards¹			Estimated Future Payments Under Equity Incentive Plan Awards (Number of Shares)²			All Other Stock Awards: Number of Shares of Stock or Units[3]	All Other Option Awards: Number of Securities Underlying Options[4]	Exercise of Base Price of Option Awards[5]	Grant Date Fair Value of Stock and Option Awards[6]
		Threshold	Target	Maximum	Threshold	Target	Maximum
Anna Manning	3/22/2022	$1,030,000	$2,060,000	$4,120,000	---	---	---	---	---	---	---
		---	---	---	14,667	29,334	58,668	---	---	---	$3,124,951
		---	---	---	---	---	---	14,667	---	---	$1,562,476
		---	---	---	---	---	---	---	51,146	$106.53	$1,562,510
Todd C. Larson	3/22/2022	$438,750	$877,500	$1,755,000	---	---	---	---	---	---	---
		---	---	---	3,485	6,970	13,940	---	---	---	$742,514
		---	---	---	---	---	---	3,485	---	---	$371,257
		---	---	---	---	---	---	---	12,152	$106.53	$371,244
Tony Cheng	3/22/2022	$321,025	$642,050	$1,284,100	---	---	---	---	---	---	---
		---	---	---	1,808	3,617	7,234	---	---	---	$385,319
		---	---	---	---	---	---	1,808	---	---	$192,606
		---	---	---	---	---	---	---	6,306	$106.53	$192,648
Leslie Barbi	3/22/2022	$360,000	$720,000	$1,440,000	---	---	---	---	---	---	---
		---	---	---	2,816	5,632	11,264	---	---	---	$599,977
		---	---	---	---	---	---	2,816	---	---	$299,988
		---	---	---	---	---	---	---	9,820	$106.53	$300,001
Ronald Herrmann	3/22/2022	$315,000	$630,000	$1,260,000	---	---	---	---	---	---	---
		---	---	---	1,774	3,548	7,096	---	---	---	$377,968
		---	---	---	---	---	---	1,774	---	---	$188,984
		---	---	---	---	---	---	---	6,187	$106.53	$189,013

1.    These columns reflect the potential value of the payment for 2022 performance under the ABP for each named executive if the minimum, target or maximum goals are satisfied. The potential payments are performance-driven and are therefore completely at risk. The performance measures, salary and ABP multiples for determining the payments are described in the CD&A. The ABP payment amount for actual 2022 performance was determined in March 2023 based on the metrics described in the CD&A and is included in the "Summary Compensation Table" in the column titled "Non-Equity Incentive Plan Compensation."

2.    This column reflects the number of PCS units granted in March 2022, which may convert into shares of Company stock at the end of the three-year performance period if the specified performance levels are achieved. The performance period commenced January 1, 2022 and ends December 31, 2024. If the threshold level of performance is met, the award of shares starts at 50% (target is 100% and maximum is 200%).
3.    This column reflects the number of RSUs granted in March 2022, which vest over a three-year period beginning January 1, 2022 and ends on December 31, 2024.
4.    This column reflects the number of SARs granted in March 2022, which vest and become exercisable in four equal annual installments of 25%, beginning on December 31, 2022.
5.    This column reflects the strike price per share of common stock for the SARs granted, which is the closing price of the common stock on March 22, 2022, the date the Committee approved the grants.
6.    This column reflects the full grant date fair value of the performance contingent awards under ASC 718, the full grant date fair value of the RSUs and the SARs under ASC 718 granted to the named executive officers in 2022. See notes 3 and 4 of the "Summary Compensation Table" for a discussion of fair value calculation related to the performance contingent awards, RSUs and SARs respectively. For PCS awards with the grant date of March 22, 2022, the fair value is calculated using the closing price of Company stock of $106.53. For SARs with a grant date of March 22, 2022, fair value is calculated using the Black-Scholes value of $30.55. For additional information on the valuation assumptions, refer to note 18 of the Company's financial statements in the Form 10-K for the year ended December 31, 2022, as filed with the SEC. These amounts reflect the grant date fair value, and do not correspond to the actual value that will be recognized by the named executive officers. The PCS awards are subject to specified performance objectives over the applicable performance periods, the results of which will determine the amount of payouts, if any, under such awards.

Outstanding Equity Awards at 2022 Year-End
The following table provides information on the 2022 year-end holdings of SARs, RSUs, stock options and performance contingent awards by our named executive officers. This table includes vested and unvested SARs, RSUs and option awards and unvested performance contingent awards with performance conditions that have not yet been satisfied. The vesting schedule for each grant is described in the footnotes following this table, based on the grant date. The market value of the stock awards is based on the closing market price of Company stock as of December 31, 2022, which was $142.09. The performance contingent awards are subject to specified performance objectives over the performance period. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the CD&A.
OUTSTANDING EQUITY AWARDS AT 2022 YEAR-END

Option Awards						Stock Awards
Grant Date	Number of Securities of Underlying Unexercised Options (Exercisable)[1]	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2]	Market Value of Shares or Units or Stock That Have Not Vested[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3]	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3]
Anna Manning
3/7/2014	5,514			$78.48	3/7/2024
3/6/2015	8,340			$90.06	3/6/2025
12/1/2015	153,453			$93.21	12/1/2025
3/4/2016	26,681			$93.53	3/4/2026
3/3/2017	27,919			$129.72	3/3/2027
3/2/2018	28,016			$150.87	3/2/2028
3/1/2019	37,215			$145.25	3/1/2029
3/6/2020	71,541	23,847		$117.85	3/6/2030
3/11/2021	20,577	20,577		$129.01	3/11/2031	11,143	$1,583,309	22,285	$3,166,476
3/22/2022	12,787	38,360		$106.53	3/22/2032	14,667	$2,084,034	29,334	$4,168,068
Todd C. Larson
3/7/2014	3,848			$78.48	3/7/2024
3/6/2015	3,926			$90.06	3/6/2025
3/4/2016	9,669			$93.53	3/4/2026
3/3/2017	5,369			$129.72	3/3/2027
3/2/2018	6,444			$150.87	3/2/2028
3/1/2019	8,187			$145.25	3/1/2029
3/6/2020	15,247	5,083		$117.85	3/6/2030
3/11/2021	4,385	4,386		$129.01	3/11/2031	2,375	$337,464	4,750	$674,927
3/22/2022	3,038	9,114		$106.53	3/22/2032	3,485	$495,184	6,970	$990,367

Tony Cheng
3/6/2015	3,411		$90.06	3/6/2025
3/4/2016	4,152		$93.53	3/4/2026
3/3/2017	3,280		$129.72	3/3/2027
3/2/2018	3,384		$150.87	3/2/2028
3/1/2019	3,882		$145.25	3/1/2029
3/6/2020	6,095	2,032	$117.85	3/6/2030
3/11/2021	1,745	1,746	$129.01	3/11/2031	945	$134,275	1,890	$268,550
3/22/2022	1,576	4,730	$106.53	3/22/2032	1,808	$256,899	3,617	$513,940
Leslie Barbi
3/6/2020	10,015	3,339	$117.85	3/6/2030
3/11/2021	2,881	2,881	$129.01	3/11/2031	1,560	$221,660	3,120	$443,321
3/22/2022	2,455	7,365	$106.53	3/22/2032	2,816	$400,125	5,632	$800,251
Ronald Herrmann
12/1/2020			$121.33	12/1/2030	7,006	$995,483
3/11/2021	2,576	2,577	$129.01	3/11/2031	1,395	$198,216	2,790	$396,431
3/22/2022	1,546	4,641	$106.53	3/22/2032	1,774	$252,068	3,548	$504,135
1.    SARs vest over four years (25% of which vests at the end of each of the four years).
2.    These columns reflect the number of RSUs granted in March 2021, which fully vest on December 31, 2023, and the RSUs granted in March 2022, which fully vest on December 31, 2024.
3.    These columns reflect the number of shares and estimated market value of PCS and PSU grants. Rather than measuring the 2021 - 2023 PCS grant performance metrics on a cumulative basis over a three-year period as done with previous grants, specific financial performance metrics were established for each of 2021 and 2022. Like previous grants, the awards will be subject to a three-year vesting period, with 2023 serving as an additional time vesting period. The 2021 one-time PSU awards fully vested on December 31, 2022, upon achievement of certain pre-determined measures during 2021 and 2022. The Company resumed measuring financial performance over a three-year period for the 2022 PCS awards. Targets established for the 2022 grant will be adjusted for impacts of Long-Duration Targeted Improvements ("LDTI") under new GAAP accounting rules effective January 1, 2023. The 2022 PCS are disclosed assuming they are awarded at the target (100%) level. The 2021 PCS and 2021 one-time PSU grants are disclosed assuming they are awarded at the target (100%) level. The market or payout value is estimated using the closing price, $142.09, of our common stock on December 31, 2022.

SARs and Option Exercises and Stock Vested in 2022
2022 SARs and Option Exercises. The following table provides information for the named executive officers regarding SARs and stock option exercises during 2022, including the number of shares acquired upon exercise and the value realized.
2022 SARS AND OPTION EXERCISES

	Option and SARs Awards[1]		Stock Awards[2]
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Anna Manning	—	—	—	—
Todd C. Larson	7,799	$513,798	—	—
Tony Cheng	—	—	—	—
Leslie Barbi	—	—	—	—
Ronald Herrmann	—	—	—	—
1.    Mr. Larson exercised 7,799 options on August 09, 2022 with an average market price for the shares of $124.65.
2.    These columns represent amounts paid for the settlement of our PCS awards for the 2019-2021 performance period, paid in 2022.
2019-2021 Performance Contingent Share Payout. In February 2019, the Committee established the target and range for the following PCS performance measures: (i) three-year adjusted operating ROE; (ii) three year adjusted operating income and (iii) three-year book value per share, excluding AOCI. These measures were set for the period beginning in 2019 at levels that were consistent with our intermediate-term goals for those measures. The performance period for the 2019 PCS grant began on January 1, 2019 and ended on December 31, 2021.
In February 2022, the Committee reviewed the results for the 2019-2021 performance period and determined that none of the metrics met the threshold level, resulting in no payouts under these awards.

Pension Benefits in 2022

RETIREMENT PLAN ACCUMULATED BENEFITS

Name*	Plan Names	Years of Service Credited	Present Value of Accumulated Benefit[1]	Payments During Last Fiscal Year
Anna Manning	Performance Pension Plan	6	$185,472	---
	Augmented Benefit Plan	6	$1,788,750	---
	RGA Canada Defined Benefit Plan SERP	9	$1,478,141	---
	Supplemental Payment	16	$1,350,000	---
Todd C. Larson	Performance Pension Plan	27	$533,232	---
	Augmented Benefit Plan	27	$2,092,022	---
Tony Cheng	Performance Pension Plan	3	$18,560	---
*Ms. Barbi and Mr. Herrmann are not eligible for the Performance Pension Plan or the pension element of the Augmented Benefit Plan.
1.The accumulated benefit for the U.S. plans is based on service and compensation (as described above) considered by the plans for the period through December 31, 2022. The present value has been calculated assuming the earliest retirement age at which the participant can elect an unreduced benefit. For additional discussion of the assumptions, see note 10 of the Company's financial statements in the Form 10-K for the year ended December 31, 2022, as filed with the SEC. As described in such note, the interest assumptions for the qualified pension plan and the augmented benefit plan are 4.98% and 4.92%, respectively.
For Mr. Cheng, the Performance Pension Plan represents his accrued benefit in the U.S. pension plan prior to his transfer outside of the country in 2002. Mr. Cheng is vested in a Performance Pension Account Benefit from his prior service in the U.S that continues to increase with interest each year. He will accrue additional benefits under the plan when he relocates to the U.S.
The accumulated benefit for the Supplemental Payment to Ms. Manning is calculated based on the actual retirement benefits accumulated by Ms. Manning to date, as well as a projection of her employer-provided retirement benefits had she been employed in the U.S. since her original hire date with the Company. The calculation of the accumulated value of the benefit is based on her actual earnings up through December 31, 2022, currency exchange rates effective for each year to convert her Canadian earnings to U.S. dollars, and assumed annual return on her defined contribution benefits of 4% before 2016, 4.5% for the Executive Deferred Savings Plan in 2016 and later, and 6% in the Augmented Savings and Savings Plan benefits in 2016 and later.
Ms. Manning's RGA Canada Defined Benefit SERP accumulated benefit is based on credited service and pensionable earnings effective as of her transfer to the U.S. in 2016. The present value of the accumulated benefit is calculated using an interest rate of 4.1% for the first 10 years and 4.5% thereafter.
Performance Pension Account Benefits
The Performance Pension Account Benefit payable to eligible employees, including certain executives, upon termination of employment is the sum of (1) and (2) as follows:

(1) Participants earn base credits for each Year of Accrual Service (as defined below) completed under the plan. The credit is a percentage of the employee's Final Average Annual Compensation (as defined below) based on the participant's age on January 1 of the Pension Plan year.

(2) Additional excess compensation credits are earned on Final Average Annual Compensation that is greater than 60% of the prevailing Social Security Wage Base (as defined below), rounded to the next $100.

See table below for detail on base and excess compensation credits:

EXCESS COMPENSATION CREDITS
Age on January 1 of the Plan Year in which the Year of Accrual Service is Earned	Base Credits - Percentage of Final Average Annual Compensation Credited	Excess Compensation Credits - Percentage of Final Average Annual Compensation Credited
Up to 35	2%	1%
35 – 44	4%	2%
45 – 54	6%	3%
55 or over	8%	4%
For certain Company employees who were employees prior to January 1, 1996, the Pension Plan provides a "Traditional Benefit" paid exclusively in the form of an annuity. None of our named executive officers have accrued a Traditional Benefit annuity in the Pension Plan.
Pension Plan participants with a Performance Pension Account Benefit may elect to receive their Performance Pension Account Benefit as a lump sum or an annuity at any time after termination of employment, subject to the three-year vesting requirement of the plan.

PERFORMANCE PENSION ACCOUNT DEFINITIONS
Definition
Final Average Annual Compensation	The average of compensation received (base salary and ABP award) during the 5 consecutive years of accrual service within the last 10 calendar year period immediately preceding termination of employment which produces the highest average amount (or during all the years of accrual service if less than 5).
Year of Accrual Service	A year is credited for each plan year after an employee becomes a plan participant in which the participant is credited with at least 1,000 hours of service.
Social Security Wage Base	For any year the maximum amount of compensation which may be considered wages for such year for purposes of assessing Federal Insurance Contributions Act (FICA) taxes.

Nonqualified Deferred Compensation in 2022

2022 NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY1	Registrant Contributions in Last FY2	Aggregate Earnings in Last FY3	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE[4]
Anna Manning	$201,932	$149,135	$65,562	$—	$1,596,805
Todd C. Larson	$65,151	$65,485	$(17,758)	$—	$1,275,351
Leslie Barbi	$161,655	$73,733	$(20,433)	$—	$335,464
Ronald Herrmann	$64,347	$31,000	$(6,746)	$—	$119,594
1.    The amounts in this column are also included in the Summary Compensation Table in the "Salary" column (i.e., contributions to the Executive Deferred Savings Plan).
2.    The amounts in this column reflect 2021 contributions credited to the participant's account during 2022. For reasons related to the timing of the contributions, the amounts will not match the amounts in the Summary Compensation Table's "All Other Compensation" column, which are contributions for 2022 which are actually made in 2023.
3.    Reflects earnings credited to the participant's account during 2022 in connection with the investment selections chosen from time to time by the participant.
4.    The aggregate balance at last fiscal year-end column reflects the following amounts that were reported in the Summary Compensation Table in 2021 for Ms. Manning in the amount of $1,180,176, Mr. Larson in the amount of $1,162,473, Ms. Barbi in the amount of $120,509, and Mr. Herrmann in the amount of $30,993.

ITEM 2 – FREQUENCY OF THE SHAREHOLDERS' ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") enables the Company's shareholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company's named executive officers. The frequency vote must be held at least once every six years. The Dodd-Frank Act requires companies to allow shareholders to consider whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years.

The Board of Directors believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for the Company and its shareholders and recommends that you vote for a one-year interval for the advisory vote on named executive officer compensation. The Board believes that shareholders should vote on named executive officer compensation every year so that they may annually provide us with their direct input. Setting a one-year period for holding this vote will enhance shareholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy, policies, and practices. In addition, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation program.

While we believe than an annual vote is the best choice for us, you are not voting to approve or disapprove the Board's recommendation, but rather to make your own choice on preferred frequency by choosing the option of one year, two years, or three years or you may abstain from voting on this proposal. Our Human Capital and Compensation Committee values the views of our shareholders and understands that our shareholders may have different views as to the best approach for the Company. As required by the Dodd-Frank Act, this is an advisory vote, which means that this proposal is not binding on the Company. Our Board and Human Capital and Compensation Committee may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by shareholders.

Vote Required

If a quorum is present, the vote required to approve this Item 2 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders approve an ANNUAL advisory vote on the compensation of the Company's named executive officers.

ITEM 3 – SHAREHOLDERS' ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory basis (i.e., non-binding), the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, compensation tables and accompanying narrative disclosures).

The Company has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of the named executive officers. This compensation philosophy, and the program structure approved by the Committee, is central to our ability to attract, retain and motivate individuals who achieve superior financial results. Please refer to "Compensation Discussion and Analysis – Overview of Compensation Practices" for an overview of the compensation of the named executive officers.
A primary focus of the Committee is whether the Company's executive compensation program serves the best interests of the Company's shareholders. At the Company's 2022 Annual Meeting, 62% of our shareholders approved the compensation program described in the proxy statement for that meeting. As a result, the Company engaged in shareholder outreach efforts to obtain further feedback from our shareholders. Please see "Corporate Governance - Shareholder Engagement and Board Responsiveness" for a description of these outreach efforts. Prior to 2022, shareholder feedback at our previous annual meetings was uniformly positive as reflected in the following table:

SAY ON PAY VOTES
Annual Meeting Year	Percentage of Votes Cast in Favor of "Say on Pay"
2021	95%
2020	98%
2019	98%
2018	98%
2017	98%
2016	98%
2015	98%
2014	97%
2013	99%
2012	96%
Ten Year Average (excluding 2022)	97.5%
As part of its ongoing review of our executive compensation program, the Committee took the votes into consideration together with the feedback we received from our shareholder outreach efforts. This feedback was incorporated into the Committee's annual review of the compensation program, when making compensation decisions for 2023. Input from our shareholders and actions taken by the Company as a result thereof are summarized in the following table:

SHAREHOLDER FEEDBACK AND BOARD RESPONSIVENESS
Shareholder Feedback ("What We Heard")		Our Action ("What We Did")	Impact of Action ("Why This is Important")
2021 One-time Grants
While expressing a preference for avoidance of one-time grants, shareholders understood the rationale for the one-time grants we made in 2021, and wanted to understand the Committee's approach to future extraordinary circumstances.

The Compensation Committee affirmed its commitment to not make discretionary, one-time awards to our named executive officers like those made in 2021 in response to the COVID-19 pandemic, absent extraordinary circumstances as determined by the Board.
Aligns with our Executive Compensation Philosophy, and clarifies our approach to extraordinary circumstances.
Pay-for-Performance	Shareholders expressed preference for emphasis on performance-based equity.	Increased performance contingent ("PCS") awards as a percentage of long-term incentive ("LTI") awards. For 2023:	Ensures that executives’ long-term interests as well as equity payouts earned are closely aligned with long-term Company performance.
Ms. Manning – 100% of LTI awards in PCS; Mr. Cheng – 75% of LTI awards in PCS; and Other NEOs – 60% of LTI awards in PCS.
	Shareholders expressed preference for multi-year performance periods.	Returned to our historical practice of 3-year performance metrics for 2022-2024 and 2023-2025 PCS Plans in line with our commitment in 2022; we intend to retain this structure.	Extends performance periods to 3 years, and focuses executives on long-term shareholder value creation.
	Shareholders expressed preference for incorporating peer-relative performance metrics.	Adopted a relative total shareholder return modifier for our 2022-2024 PCS; we retained this modifier for the 2023-2025 PCS awards.	Enhances performance equity design to better align outcomes with outperformance relative to peers.
Disclosure	Shareholders encouraged additional transparency regarding award metrics.	Updated disclosure of award metrics to provide additional transparency; Enhanced disclosure of the Strategic Scorecard metrics and evaluation methodology.	Increases transparency of disclosure.
We are asking our shareholders to approve the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis" and "Compensation Tables and Proposals" discussions. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on the Company, the Committee or the Board of Directors. However, the Board and the Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will carefully consider those shareholders' concerns when making future compensation decisions for the named executive officers and will evaluate whether any actions are necessary to address those concerns.
Vote Required
If a quorum is present, the vote required to approve this Item 3 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors
The Board of Directors recommends that shareholders vote FOR the proposal to approve the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

AUDIT MATTERS

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed our 2022 audited financial statements with Company executives. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed as required by auditing standards of the Public Company Accounting Oversight Board ("PCAOB"), SEC Rule 2-07 of Regulation S-X, Statement of Auditing Standards ("SAS") No. 114, "The Auditor's Communication With Those Charged With Governance." The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB Rule 3526, and has discussed with those accountants their independence. Based on those reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Patricia L. Guinn, Chair
John J. Gauthier
Khanh T. Tran
Steven C. Van Wyk

ITEM 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
The final item to be acted upon at the Annual Meeting is the ratification of the appointment of Deloitte & Touche LLP and their related entities (collectively, "Deloitte") as the Company's independent auditor for the year ending December 31, 2023. The Audit Committee has appointed Deloitte subject to shareholder ratification. Deloitte has served as independent auditor of the Company since 2000. Its long-term knowledge of the Company and its subsidiaries, combined with its insurance industry expertise, has enabled it to carry out its audits of the Company's financial statements with effectiveness and efficiency.
In considering Deloitte's appointment, the Audit Committee reviewed the firm's qualifications and competencies, including the following factors:
•Deloitte's status as a registered public accounting firm with the PCAOB, as required by Sarbanes-Oxley and the Rules of the PCAOB;
•Deloitte's independence and its processes for maintaining its independence;
•the results of the independent review of the firm's quality control system;
•the key members of the engagement team for the audit of the Company's financial statements;
•Deloitte's approach to resolving significant accounting and auditing matters including consultation with the firm's national office; and
•Deloitte's reputation for integrity and competence in the fields of accounting and auditing.
The Audit Committee assures the regular rotation of the audit engagement team partners as required by law. The Audit Committee approves Deloitte's audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Under procedures adopted by the Audit Committee, the Audit Committee reviews, on an annual basis, a schedule of particular audit services that the Company expects to be performed and an estimated amount of fees for each particular audit service. The Audit Committee also reviews a schedule of audit-related, tax and other permitted non-audit services that the

Company may engage the independent auditor to perform and an estimated amount of fees for each of those services.
All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee has adopted a Pre-Approval Policy which provides for pre-approval of audit, audit-related and tax services on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
Representatives of Deloitte will attend the 2023 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and they will be available to respond to appropriate questions.
The aggregate fees billed to us for the years ending December 31, 2022 and 2021 by Deloitte are set forth below. These fees have been approved by the Company's Audit Committee in accordance with its Pre-Approval Policy.
AUDITOR FEES

Fee	Fiscal Year
	2022	2021
Audit Fees[1]	$14,195,133	$11,610,406
Audit Related Fees[2]	716,181	566,315
Total Audit and Audit-related Fees	$14,911,314	$12,176,721
Tax Fees[3]	149,562	83,094
Other	—	—
Total Fees	$15,060,876	$12,259,815

1.    Includes fees for the audit of our Company's and its subsidiaries' annual financial statements, reviews of our quarterly financial statements, Sarbanes-Oxley Section 404 attestation. Approximately $1.8 million of the total 2022 Audit Fees are related to the Company's adoption of the Long-Duration Targeted Improvement accounting changes.
2.    Includes fees for services rendered by Deloitte for matters such as assistance with internal control reporting requirements, certain accounting consultations on potential acquisition, reinsurance transactions, and services associated with SEC registration statements, periodic reports and securities offerings.
3.    Includes fees for tax services rendered by Deloitte such as consultation related to tax planning and compliance.

Vote Required
If a quorum is present, the vote required to approve this Item 4 is a majority of the common stock represented in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors
The Board of Directors has approved the proposal regarding the appointment of Deloitte and recommends that shareholders vote FOR the proposal.

STOCK OWNERSHIP

BENEFICIAL OWNERSHIP TABLE
The following table sets forth, as of December 31, 2022, certain information with respect to: (1) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock and (2) the ownership of common stock by (i) each of our directors and nominees, (ii) each of our named executive officers and (iii) all directors, nominees and executive officers as a group.
BENEFICIAL OWNERSHIP AS OF DECEMBER 31, 2022

Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Significant Shareholders
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,249,614[3]	10.85%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	6,909,687[4]	10.30%
FMR LLC 245 Summer Street Boston, MA 02210	6,005,612[5]	8.99%
Directors, Nominees and Named Executive Officers:
Non-Employee Directors
Pina Albo	—	*
J. Cliff Eason	18,356	*
John J. Gauthier	7,687[6]	*
Patricia L. Guinn	8,120	*
Hazel M. McNeilage	527	*
Ng Keng Hooi	—	*
George Nichols III	1,280	*
Stephen O'Hearn (Chair)	—	*
Shundrawn Thomas	2,382	*
Khanh T. Tran	—	*
Steven C. Van Wyk	989	*
Named Executive Officers
Anna Manning	474,180[7]	*
Todd C. Larson	102,679[8]	*
Tony Cheng	44,931[9]	*
Leslie Barbi	16,921[10]	*
Ronald Herrmann	4,122[11]	*
All directors and executive officers as a group (23 persons)	872,221[12]	1.31%
*Less than 1%.

1.    For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days. For computing the percentage of the class of securities held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested stock options or SARs) are deemed to be outstanding for the purposes of computing the percentage ownership of such person or group but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or group. No director, nominee or named executive officer owns more than 1% of our outstanding common stock.
2.    Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned and none of the shares listed are pledged as security.
3.     As reported on Schedule 13G/A filed February 9, 2023, The Vanguard Group, Inc. and its affiliates have shared voting power over 31,555 shares, shared dispositive power over 97,230 shares, and sole dispositive power over 7,152,384 shares.
4.    As reported on Schedule 13G/A filed January 23, 2023, Blackrock, Inc. and funds and accounts managed by Blackrock, Inc. and its subsidiaries have sole voting power over 6,614,703 shares and sole dispositive power over 6,909,687 shares.
5.    As reported on Schedule 13G/A filed February 9, 2023, FMR LLC and its affiliates have sole voting power over 5,889,196 shares and dispositive power over 6,005,612 shares.
6.    Mr. Gauthier has joint ownership and shares voting and investment power with his spouse over all shares of common stock.
7.    Includes for Ms. Manning 419,172 shares of common stock subject to stock options, restricted share units and/or SARs that are exercisable within 60 days.
8.    Includes for Mr. Larson 66,043 shares of common stock subject to stock options, restricted share units and/or SARs that are exercisable within 60 days. Mr. Larson shares voting and investment power for 4,928 shares with his spouse.
9.    Includes for Mr. Cheng 30,257 shares of common stock subject to stock options, restricted share units and/or SARs that are exercisable within 60 days.
10.    Includes for Ms. Barbi 16,921 shares of common stock subject to stock options, restricted share units and/or SARs that are exercisable within 60 days.
11.    Includes for Mr. Herrmann 4,122 shares of common stock subject to stock options, and/or SARs that are exercisable within 60 days.
12.    Includes 667,013 shares of common stock subject to stock options, restricted share units and/or SARs that are exercisable within 60 days.

OTHER SECURITIES OWNERSHIP INFORMATION
Director Stock Retention Policy
Our director stock retention policy provides that, subject to certain exceptions for tax obligations and estate planning purposes, a non-employee member of the Board of Directors may not transfer any shares of the Company's common stock which he or she received as compensation for service on the Board of Directors until the value of the total shares held by the director equals or exceeds five times the amount of the annual cash retainer paid to such director.
Directors' Phantom Shares
Non-employee directors may elect to receive phantom shares by deferring all or a portion of their annual compensation (including the stock portion). A phantom share is a hypothetical share of our common stock based upon the fair market value of the common stock at the time of the grant. Phantom shares granted prior to January 1, 2016 are not distributed until the director ceases to serve on the Board, at which time the Company will issue cash or shares of common stock in an amount equal to the value of the phantom shares. Effective January 1, 2016, directors may elect to receive distributions of deferred shares after five or seven years or at retirement pursuant to a post-deferral election. Distributions can be either via shares or cash and may be paid as a single payment or in five substantially similar annual installments.
Directors with phantom shares will earn dividend equivalents on each performance unit credited to and accumulated under their account. "Dividend Equivalents" means a dollar amount equal to the cash dividend that such director would have been entitled to receive if the director had been the owner, on the record date for a dividend paid on the Company's common stock, of a number of shares of common stock equal to the number of performance units then properly credited to and accumulated under the director's phantom share account.
Since phantom shares can be distributed in cash instead of stock, they are not included as shares beneficially owned by the directors under the Beneficial Ownership Table (page 79). Several directors have elected to participate in the deferral option and the following table illustrates their accumulated phantom share balance as of December 31, 2022:
PHANTOM SHARE OWNERSHIP

Name	Phantom Shares
Pina Albo	6,967
J. Cliff Eason	31,436[1]
Patricia L. Guinn	1,918
Hazel M. McNeilage	5,266
Ng Keng Hooi	2,230
Stephen O'Hearn	2,515
Steven C. Van Wyk	7,164
[1]The balance for Mr. Eason was distributed in January 2023.
Executive Stock Ownership Guidelines
To further align the interests of our management and our shareholders, our executive stock ownership guidelines provide that our senior executives should hold a specified number of shares of Company stock, expressed as a multiple of such executives' base salary. For 2022, these guidelines were as follows:

OWNERSHIP GUIDELINES
Position	Share Ownership Requirement
President and Chief Executive Officer	8x Base Salary
Senior Executive Vice President	5x Base Salary
Executive Vice President	2x - 4x Base Salary
Senior Vice President	1x - 2x Base Salary
The number of shares includes only those shares of common stock that are directly or beneficially owned by the executive plus unvested RSUs discounted by a notional tax rate. Executives who are subject to the guidelines must retain the net shares (net of applicable taxes for PCS and RSU awards and, for SARs and stock options, net of exercise cost and taxes) from any SARs and stock option exercise or award of PCS or RSU until they satisfy the applicable stock ownership requirement.

As of December 31, 2022, Ms. Manning and Mr. Larson met their respective ownership requirements. Mr. Cheng's ownership requirement increased in 2022 and he does not currently meet the requirement. Ms. Barbi and Mr. Herrmann joined RGA in January 2020 and November 2020, respectively, and have not had sufficient time to meet their stock ownership requirement.

Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging
The Company's Insider Trading Policy (the "Policy") prohibits directors, executive officers, employees, and others from engaging in short sale transactions in Company securities and prohibits the purchase or use, directly or indirectly, of financial instruments that are designed to hedge or offset any decrease in the market value of the Company's securities (including prepaid variable forward contracts, equity swaps, collars, and exchange funds). In addition, the Policy strongly discourages holding the Company's securities in margin accounts or pledging Company securities as collateral. These restrictions are intended to prevent a misalignment of interests with the Company's shareholders or the appearance of such a misalignment. An exception to the general ban on hedging may be sought from the General Counsel on a case-by-case basis, subject to pre-clearance procedures.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received or that were filed with the SEC, or written representations from certain reporting persons, we believe that all our directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2022.

ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
1. Who is entitled to vote and how many votes do I have?

If you were a holder of record of Company common stock at the close of business on March 31, 2023, you are eligible to vote at the 2023 Annual Meeting. For each matter presented for vote, you have one vote for each share you own.

2. How do I vote?

Your vote is important. Please cast your vote as soon as possible using one of the following methods.

By Telephone or Internet. All shareholders of record also can vote by touchtone telephone within the U.S., U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly. You can vote via the Internet (www.proxyvote.com) or via telephone by calling 1-800-690-6903 by 11:59 p.m., Eastern Time, on May 23, 2023.

By Written Proxy. All shareholders of record can vote by written proxy card. If you received a proxy card or voting instruction form in the mail, you may vote by completing, signing, dating and returning your proxy card in the return envelope provided to you in accordance with the instructions provided with the proxy card. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

At the Meeting. All shareholders of record may vote at the meeting. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible. The proxy committee will vote your shares according to your directions.

3. Can I change my vote?

There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting:

•Vote again by telephone or at the Internet website.
•Mail a revised proxy card or voting instruction form that is dated later than the prior one.
•Vote at the Annual Meeting.
•Notify the Company's Corporate Secretary in writing that a prior proxy is revoked or voting instructions are changed.

Please note that for your vote to be counted, the revocation or change must be received by 11:59 p.m., Eastern Time, on May 23, 2023.

4. What is a Broker Non-Vote?

A "broker non-vote" occurs when a broker submits a proxy for the meeting with respect to a discretionary matter but does not vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of independent auditors is considered a "discretionary" item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the Annual Meeting. In contrast, all of the other proposals set forth in this Proxy Statement are "non-discretionary" items—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

5. Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone and other electronic means or in person.

6. How do I comment on Company business?

We collect comments from the proxy card if you vote by mailing the proxy card. You may also mail comments to our Corporate Secretary at our corporate headquarters. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.

7. Where can I find additional information about the Company?

The Company's website, www.rgare.com, contains additional information about the Company, including:

•This Proxy Statement and our 2022 Annual Report to Shareholders;
•Our Code of Conduct, the Directors' Code of Business Conduct and Ethics and our Financial Management Code of Professional Conduct (see page 12);
•Our Board's Corporate Governance Guidelines and charters for the Audit, Human Capital and Compensation, Investment, Nominating and Governance and Risk Committees.  The committee charters include a detailed description of the roles and responsibilities of each committee (see page 17);
•The process by which interested parties and shareholders can communicate with our directors and the Board; and
•Additional financial information can be found in the Quarterly Financial Supplements on the Investor Relations portion of our website.

Information on our website does not constitute part of this Proxy Statement.

You may also write us at our corporate headquarters, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017, to receive the following information, without charge:

ADDITIONAL INFORMATION
Shareholder Request	RGA Contact
A copy of any of the codes of conduct or governance documents described above	Investor Relations
A copy of our Articles of Incorporation, Bylaws, this Proxy Statement, form of proxy card and our Annual Report to Shareholders	Corporate Secretary
Interested parties and shareholders may communicate directly with our Chair of the Board	General Counsel

VOTING

Each share of common stock outstanding at the close of business on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Under Missouri corporate law, the approval of any action taken at the Annual Meeting is based on votes cast. If a quorum is present, the votes necessary to approve the proposals are as follows:

VOTING MATTERS
Item	Proposal	Vote Required to Adopt the Proposal
1.	Election of Directors	The vote required to elect each director is the affirmative votes of the holders of a majority of the common stock entitled to vote which are present in person or represented by proxy at the Annual Meeting.
2.	Shareholders' Advisory Vote on Frequency of Shareholders' Advisory Vote on Executive Compensation	The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote which are present in person or represented by proxy at the Annual Meeting.
3.	Shareholders' Advisory Vote on Executive Compensation	The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote which are present in person or represented by proxy at the Annual Meeting.
4.	Ratification of Appointment of Independent Auditor	The vote required to pass this proposal is the affirmative votes of the holders of a majority of the common stock entitled to vote which are present in person or represented by proxy at the Annual Meeting.

Shareholder approval occurs if the votes cast in favor of the proposal exceed the votes cast against the proposal. "Votes cast" on these proposals means votes "for" or "against" a particular proposal. Abstentions and broker non-votes are not considered votes cast on these proposals and therefore have no effect on the outcome of these proposals. In uncontested elections, directors are elected by a majority of votes cast. Shares represented by proxies which are marked or voted "withhold authority" with respect to the election of any one or more nominees for election as Directors (Item 1), proxies which are marked or voted "abstain" on the other proposals, and proxies which are marked or voted to deny discretionary authority on any other matters will be counted for the purpose of determining the number of shares represented by proxy at the Annual Meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the proposals and against any such other matters.

If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the outcome of the vote with regard to such matters. Please note that brokers cannot vote uninstructed shares on your behalf in director elections or with regard to executive compensation matters. For your vote to be counted, you must submit your voting instruction form to your broker.

We know of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies. Voting results will be disclosed in our Current Report on Form 8-K filed with the SEC within four business days following the 2023 Annual Meeting.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if your household currently receives multiple copies and would like to participate in householding in the future, please notify your broker.
SHAREHOLDER PROPOSALS AND UNIVERSAL PROXY NOMINATIONS
Shareholder proposals submitted under the process prescribed by the SEC (in Rule 14a-8 of the Securities Exchange Act of 1934) for presentation at the 2024 Annual Meeting must be received by us by December 15, 2023, for inclusion in our Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies. We currently anticipate that the 2024 Annual Meeting will be held in-person on May 22, 2024.
For a shareholder to bring business before a shareholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, any material interest of the shareholder proponent or beneficial owner (or their respective affiliates, associates and those with whom they are acting in concert) in the proposed business; the text of the proposal or business (including the text of any resolutions proposed); and a description of all agreements and arrangements between or among such shareholder, beneficial owner and their respective affiliates, associates and those with whom they are acting in concert, and any other person in connection with the proposal. Required disclosures should be updated and supplemented, if necessary, so that they are accurate as of the record date for a meeting and as of ten business days prior to the meeting. The shareholder proposing business or making a nomination (or a qualified representative of the shareholder) must appear at the applicable meeting of shareholders to present such business or nomination for it to be considered.
The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our Proxy Statement. In each case, the notice must be given to our Secretary at our corporate headquarters.

To comply with the SEC's universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must comply with our Bylaws and provide notice that sets forth the information required by Rule 14a-9 under the Securities Exchange Act of 1934 no later than April 4, 2024.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws including, among others, statements relating to projections of the future operations, strategies, earnings, revenues, income or loss, ratios, financial performance and growth potential of the Company. Forward-looking statements often contain words and phrases such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "if," "intend," "likely," "may," "plan," "potential," "pro forma," "project," "should," "will," "would," and other words and terms of similar meaning or that are otherwise tied to future periods or future performance, in each case in all derivative forms. Forward-looking statements are based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements are not a guarantee of future performance and are subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance, and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Factors that could also cause results or events to differ, possibly materially, from those expressed or implied by forward-looking statements, include, among others: (1) adverse changes in mortality (whether related to COVID-19 or otherwise), morbidity, lapsation or claims experience, (2) inadequate risk analysis and underwriting, (3) adverse capital and credit market conditions and their impact on the Company's liquidity, access to capital and cost of capital, (4) changes in the Company's financial strength and credit ratings and the effect of such changes on the Company's future results of operations and financial condition, (5) the availability and cost of collateral necessary for regulatory reserves and capital, (6) requirements to post collateral or make payments due to declines in the market value of assets subject to the Company's collateral arrangements, (7) action by regulators who have authority over the Company's reinsurance operations in the jurisdictions in which it operates, (8) the effect of the Company parent's status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, (9) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company's current and planned markets, (10) the impairment of other financial institutions and its effect on the Company's business, (11) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (12) market or economic conditions that adversely affect the value of the Company's investment securities or result in the impairment of all or a portion of the value of certain of the Company's investment securities that in turn could affect regulatory capital, (13) market or economic conditions that adversely affect the Company's ability to make timely sales of investment securities, (14) risks inherent in the Company's risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (15) the fact that the determination of allowances and impairments taken on the Company's investments is highly subjective, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of U.S. sovereign debt and the credit ratings thereof, (17) the Company's dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (18) financial performance of the Company's clients, (19) the threat of natural disasters, catastrophes, terrorist attacks, pandemics, epidemics or other major public health issues anywhere in the world where the Company or its clients do business, (20) competitive factors and competitors’ responses to the Company's initiatives, (21) development and introduction of new products and distribution opportunities, (22) execution of the Company's entry into new markets, (23) integration of acquired blocks of business and entities, (24) interruption or failure of the Company's telecommunication, information technology or other operational systems, or the Company's failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data and intellectual property stored on such systems, (25) adverse developments with respect to litigation, arbitration or regulatory investigations or actions, (26) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (27) changes in laws, regulations, and accounting standards applicable to the Company or its business, including Long-Duration Targeted Improvement accounting changes and (28) other risks and uncertainties described in this document and in the Company's other filings with the Securities and Exchange Commission ("SEC").

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect the Company's business, including those mentioned in this document and described in the periodic reports the Company files with the SEC. These forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update these forward-looking statements, even though the Company's situation may change in the future, except as required under applicable securities law. For a discussion of these risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to see Item 1A – "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, as may be supplemented by Item 1A – "Risk Factors" in the Company's subsequent Quarterly Reports on Form 10-Q and in our other periodic and current reports filed with the SEC.

USE OF NON-GAAP FINANCIAL MEASURES

RGA uses a non-GAAP financial measure called adjusted operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA's management incentive programs. Management believes that adjusted operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the Company's continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the Company's underlying businesses. Additionally, adjusted operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, tax reform and other items that management believes are not indicative of the Company's ongoing operations. The definition of adjusted operating income can vary by company and is not considered a substitute for GAAP net income.

Book value per share excluding the impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Adjusted operating income per diluted share is a non-GAAP financial measure calculated as adjusted operating income divided by weighted average diluted shares outstanding. Adjusted operating return on equity is a non-GAAP financial measure calculated as adjusted operating income divided by average stockholders' equity excluding AOCI. Similar to adjusted operating income, management believes these non-GAAP financial measures better reflect the ongoing profitability and underlying trends of the Company's continuing operations, they also serve as a basis for establishing target levels and awards under RGA's management incentive programs.

Reconciliations from GAAP net income, book value per share, net income per diluted share and average stockholders' equity are provided in the following tables.

Reinsurance Group of America, Incorporated and Subsidiaries
Reconciliation of Non-GAAP Measures
(Dollars in millions)
(Unaudited)

Net income to adjusted operating income	Twelve Months Ended December 31
	2022	2021	2020
Net income available to RGA shareholders	$623	$617	$415
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	354	(338)	(6)
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	18	(4)	3
Embedded derivatives:
Included in investment related gains/losses, net	107	(79)	43
Included in interest credited	(42)	(36)	16
DAC offset, net	(21)	30	(6)
Investment (income) loss on unit-linked variable annuities	19	(3)	(9)
Interest credited on unit-linked variable annuities	(19)	3	9
Interest expense on uncertain tax provisions	1	(21)	9
Non-investment derivatives and other	(62)	(2)	1
Uncertain tax positions and other tax related items	(5)	(90)	21
Net income attributable to noncontrolling interest	4	—	—
Adjusted operating income	977	77	496
Excluded adjustments for ABP purposes[1]	60	158	—
Adjusted operating income for ABP purposes	$917	$(81)	$496

Earnings per share	Twelve Months Ended December 31
	2022	2021	2020
Diluted earnings per share from adjusted operating income	$14.43	$1.13	$7.54
Diluted earnings per share adjustments for ABP purposes[1]	$0.70	$2.31	—
Diluted earnings per share from adjusted operating income for ABP purposes	$13.73	$(1.18)	$7.54
Earnings per share from net income:
Basic earnings per share	$9.31	$9.10	$6.35
Diluted earnings per share	$9.21	$9.04	$6.31
Weighted average number of common and common
equivalent shares outstanding (diluted)	67,703	68,286	65,835
[1]Adjusted operating income per share for 2022 ABP purposes excludes variable investment income that is outside of a range of -50% to +50% from that assumed in our annual financial plan. In the aggregate for 2022, we reported variable investment income of $363.6 million, of which $60 million was excluded because of this adjustment, which equates to a reduction in earnings of $0.70 per diluted share. Adjusted operating income per share for 2021 ABP purposes excludes approximately $158 million of unrealized gains, net of tax, associated with the Company's investments in limited partnerships and private equity funds for which it utilizes the equity method of accounting, which equates to a reduction in earnings of $2.31 per diluted share. Unrealized gains on these types of investments were not contemplated when the 2021 ABP performance goals were established and therefore the Committee determined that it is more appropriate to exclude them from actual 2021 performance.

Book value per share outstanding
	2022	2021	2020	2019
Common shares outstanding	66,676	67,171	67,957	62,656

Book value per share outstanding	$62.16	$193.75	$211.19	$185.17
Less effect of AOCI:
Accumulated currency translation adjustments	$(2.56)	$(0.13)	$(1.02)	$(1.46)
Unrealized appreciation (depreciation) of securities	$(81.10)	$55.09	$80.94	$52.65
Pension and postretirement benefits	$(0.40)	$(0.74)	$(1.06)	$(1.12)
Book value per share outstanding, before impact of AOCI	$146.22	$139.53	$132.33	$135.10

REINSURANCE GROUP OF AMERICA, INCORPORATED
16600 SWINGLEY RIDGE ROAD
CHESTERFIELD, MO 63017-1706
ATTN: WILLIAM L. HUTTON

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 23, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 23, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Pina Albo	☐	☐	☐
1b. Tony Cheng	☐	☐	☐
1c. John J. Gauthier	☐	☐	☐
1d. Patricia L. Guinn	☐	☐	☐
1e. Anna Manning	☐	☐	☐
1f. Hazel M. McNeilage	☐	☐	☐
1g. George Nichols III	☐	☐	☐
1h. Stephen O'Hearn	☐	☐	☐
1i. Shundrawn Thomas	☐	☐	☐
1j. Khanh T. Tran	☐	☐	☐
1k. Steven C. Van Wyk	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
2. Vote on the frequency of the shareholders' vote to approve named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3 and 4.

	For	Against	Abstain
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐
4. Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for the year ending December 31, 2023.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

REINSURANCE GROUP OF AMERICA, INCORPORATED
Annual Meeting of Shareholders
May 24, 2023 2:00 PM (CDT)
This proxy is solicited by the Board of Directors

The undersigned does hereby appoint Todd C. Larson, John W. Hayden and William L. Hutton, or any of them, the true and lawful attorneys in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of REINSURANCE GROUP OF AMERICA, INCORPORATED (the "Company") to be held May 24, 2023, commencing at 2:00 p.m., St. Louis time, at Reinsurance Group of America, Incorporated, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017-1706 and at any and all adjournments or postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion of such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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